As Filed with the Securities and Exchange Commission on November 19, 2012.

Registration Statement No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

EXPRESS SCRIPTS HOLDING COMPANY

*And the Guarantors listed below

(Exact name of registrant as specified in its charter)

DELAWARE	5912	45-2884094
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

ONE EXPRESS WAY

ST. LOUIS, MO 63121

(314) 996-0900

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Keith J. Ebling, Esq.

Executive Vice President, General Counsel and Corporate Secretary

Express Scripts Holding Company

One Express Way

St. Louis, MO 63121

(314) 996-0900

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications to:

Stacy J. Kanter, Esq.

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, New York 10036

(212) 735-3000

(212) 735-2000 (facsimile)

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒		Accelerated filer	☐
Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to Be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
2.750% Senior Notes due 2014	$900,000,000	100%	$900,000,000	$122,760
Guarantees related to the 2.750% Senior Notes due 2014(1)	N/A	N/A	N/A	N/A(1)
2.100% Senior Notes due 2015	$1,000,000,000	100%	$1,000,000,000	$136,400
Guarantees related to the 2.100% Senior Notes due 2015(1)	N/A	N/A	N/A	N/A(1)
3.500% Senior Notes due 2016	$1,250,000,000	100%	$1,250,000,000	$170,500
Guarantees related to the 3.500% Senior Notes due 2016(1)	N/A	N/A	N/A	N/A(1)
2.650% Senior Notes due 2017	$1,500,000,000	100%	$1,500,000,000	$204,600
Guarantees related to the 2.650% Senior Notes due 2017(1)	N/A	N/A	N/A	N/A(1)
4.750% Senior Notes due 2021	$1,250,000,000	100%	$1,250,000,000	$170,500
Guarantees related to the 4.750% Senior Notes due 2021(1)	N/A	N/A	N/A	N/A(1)
3.900% Senior Notes due 2022	$1,000,000,000	100%	$1,000,000,000	$136,400
Guarantees related to the 3.900% Senior Notes due 2022(1)	N/A	N/A	N/A	N/A(1)
6.125% Senior Notes due 2041	$700,000,000	100%	$700,000,000	$95,480
Guarantees related to the 6.125% Senior Notes due 2041(1)	N/A	N/A	N/A	N/A(1)
Total	$7,600,000,000			$1,036,640

(1)	No separate consideration is received for the guarantees, and, therefore, no additional fee is required.

The registrants hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until the registrants shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

TABLE OF GUARANTOR REGISTRANTS

	Name of Guarantor Registrant*	State or Other Jurisdiction of Incorporation or Formation	Primary Standard Industrial Classification Code Number	I.R.S. Employer Identification Number
1.	EXPRESS SCRIPTS, INC.	Delaware	5912	43-1420563
2.	AIRPORT HOLDINGS, LLC	New Jersey	6324	75-3040465
3.	ESI REALTY, LLC	New Jersey	5912	75-3040456
4.	BYFIELD DRUG, INC.	Massachusetts	5912	01-0705518
5.	CARE CONTINUUM, INC.	Kentucky	5912	61-1162797
6.	CFI OF NEW JERSEY, INC.	New Jersey	5912	22-3114423
7.	CHESAPEAKE INFUSION, INC.	Florida	5912	22-3835126
8.	ESI HRA, LLC	Delaware	5912	20-2996995
9.	CURASCRIPT PBM SERVICES, INC.	Delaware	5912	36-4374570
10.	DIVERSIFIED PHARMACEUTICAL SERVICES, INC.	Minnesota	5912	41-1627938
11.	ESI ACQUISITION, INC.	New York	5912	16-1279199
12.	ESI CLAIMS, INC.	Delaware	5912	43-1869691
13.	ESI ENTERPRISES, LLC	Delaware	5912	56-2356810
14.	ESI MAIL ORDER PROCESSING, INC.	Delaware	5912	74-2974964
15.	EXPRESS SCRIPTS CANADA HOLDING, CO.	Delaware	5912	43-1942542
16.	EXPRESS SCRIPTS CANADA HOLDING, LLC	Delaware	5912	27-1490640
17.	EXPRESS SCRIPTS PHARMACEUTICAL PROCUREMENT, LLC	Delaware	5912	20-5826948
18.	EXPRESS SCRIPTS SERVICES COMPANY	Delaware	5912	43-1832983
19.	FRECO, INC.	Florida	5912	02-0523249
20.	FREEDOM SERVICE COMPANY, LLC	Florida	5912	20-3229217
21.	HEALTHBRIDGE, INC.	Delaware	5912	26-2159005
22.	HEALTHBRIDGE REIMBURSEMENT AND PRODUCT SUPPORT, INC.	Massachusetts	5912	04-2992335
23.	iBIOLOGIC, INC.	Delaware	5912	20-0325621
24.	IVTX, INC.	Delaware	5912	43-1794690
25.	LYNNFIELD COMPOUNDING CENTER, INC.	Florida	5912	58-2593075
26.	LYNNFIELD DRUG, INC.	Florida	5912	04-3546044
27.	MATRIX GPO LLC	Indiana	5912	51-0500147
28.	NATIONAL PRESCRIPTION ADMINISTRATORS, INC.	New Jersey	5912	22-2230703
29.	PRIORITY HEALTHCARE CORPORATION	Indiana	5122	35-1927379
30.	PRIORITY HEALTHCARE CORPORATION WEST	Nevada	5912	88-0445494
31.	PRIORITY HEALTHCARE DISTRIBUTION, INC.	Florida	5912	59-3761140
32.	PRIORITY HEALTHCARE PHARMACY, INC.	Florida	5912	59-3099905
33.	PRIORITYHEALTHCARE.COM, INC.	Florida	5912	59-3573515
34.	SINUSPHARMACY, INC.	Florida	5912	56-2394216
35.	SPECIALTY INFUSION PHARMACY, INC.	Florida	5912	74-3105470
36.	SPECTRACARE, INC.	Kentucky	5912	61-1147068
37.	SPECTRACARE HEALTH CARE VENTURES, INC.	Kentucky	5912	61-1317695
38.	SPECTRACARE INFUSION PHARMACY, INC.	Kentucky	5912	61-1147067
39.	VALUE HEALTH, INC.	Delaware	6324	06-1194838
40.	YOURPHARMACY.COM, INC.	Delaware	5912	43-1842584
41.	MEDCO HEALTH SOLUTIONS, INC.	Delaware	5912	22-3461740
42.	ACCREDO HEALTH, INCORPORATED	Delaware	8090	55-0894449
43.	ACCREDO HEALTH GROUP, INC.	Delaware	5912	11-3358535
44.	MEDCO HEALTH SERVICES, INC.	Delaware	5912	26-3544786
45.	CURASCRIPT, INC.	Delaware	5912	36-4369972

	Name of Guarantor Registrant*	State or Other Jurisdiction of Incorporation or Formation	Primary Standard Industrial Classification Code Number	I.R.S. Employer Identification Number
46.	EXPRESS SCRIPTS UTILIZATION MANAGEMENT CO.	Delaware	5912	43-1869714
47.	EXPRESS SCRIPTS SENIOR CARE, INC.	Delaware	5912	20-3126075
48.	EXPRESS SCRIPTS SENIOR CARE HOLDINGS, INC.	Delaware	5912	20-3126104
49.	EXPRESS SCRIPTS WC, INC.	Florida	5912	59-2997634
50.	ESI MAIL PHARMACY SERVICE, INC.	Delaware	5912	43-1867735
51.	EXPRESS SCRIPTS SPECIALTY DISTRIBUTION SERVICES, INC.	Delaware	5912	43-1869712
52.	MOORESVILLE ON-SITE PHARMACY, LLC	Delaware	5912	26-1102625
53.	ESI-GP HOLDINGS, INC.	Delaware	5912	43-1925556
54.	ESI RESOURCES, INC.	Minnesota	5912	41-2006555
55.	ESI PARTNERSHIP	Delaware	5912	43-1925562
56.	SPECTRACARE OF INDIANA	Indiana	5912	35-1807559
57.	ACCREDO CARE NETWORK, INC.	Delaware	5912	26-3591774
58.	AHG OF NEW YORK, INC.	New York	5912	13-3888838
59.	BIOPARTNERS IN CARE, INC.	Missouri	5912	43-1815573
60.	BRACKET GLOBAL LLC	Delaware	5912	04-3559429
61.	CCS INFUSION MANAGEMENT, LLC	Delaware	5912	61-1516378
62.	CCSI HOLDING 3, LLC	Delaware	5912	65-1310056
63.	CRITICAL CARE SYSTEMS OF NEW YORK, INC.	New York	5912	02-0646252
64.	CRITICAL CARE SYSTEMS, INC.	Delaware	5912	04-3115329
65.	DNA DIRECT, INC.	Delaware	5912	71-0958489
66.	ENVISION PHARMA INC.	Connecticut	5912	06-1633253
67.	EVIDENCE SCIENTIFIC SOLUTIONS, INC.	Delaware	5912	26-3434149
68.	HIDDEN RIVER, L.L.C.	Delaware	5912	45-2893398
69.	HOME HEALTHCARE RESOURCES, INC.	Pennsylvania	5912	52-1498155
70.	INFINITY INFUSION II, LLC	Delaware	5912	04-3673742
71.	INFINITY INFUSION, LLC	Delaware	5912	41-2043158
72.	INSTITUTE FOR MEDICAL EDUCATION & RESEARCH, INC.	Florida	5912	22-3858266
73.	LIBERTY HEALTHCARE GROUP, INC.	Delaware	5912	86-1056555
74.	LIBERTY HEALTHCARE PHARMACY OF NEVADA, LLC	Nevada	5912	65-1289809
75.	LIBERTY LANE DEVELOPMENT COMPANY, INC.	Florida	5912	65-1071974
76.	LIBERTY MARKETPLACE, INC.	Delaware	5912	37-1588500
77.	LIBERTY MEDICAL SUPPLY, INC.	Florida	5912	65-0193983
78.	MAH PHARMACY, L.L.C.	Delaware	5912	27-1506930
79.	MAH PROCESSING, INC.	Delaware	5912	45-2822362
80.	MEDCO AT HOME, L.L.C.	Delaware	5912	05-0619053
81.	MEDCO CDUR, L.L.C.	Delaware	5912	N/A
82.	MEDCO CHP, L.L.C.	Delaware	5912	27-5133672
83.	MEDCO CONTINUATION HEALTH, L.L.C.	Delaware	5912	N/A
84.	MEDCO EUROPE, L.L.C.	Delaware	5912	N/A
85.	MEDCO EUROPE II, L.L.C.	Delaware	5912	27-3709630
86.	MEDCO HEALTH, L.L.C.	Delaware	5912	41-2063830
87.	MEDCO HEALTH NEW YORK INDEPENDENT PRACTICE ASSOCIATION, L.L.C.	New York	5912	22-3572956
88.	MEDCO HEALTH PUERTO RICO, L.L.C.	Delaware	5912	81-0616525
89.	MEDCO HEALTH SOLUTIONS OF COLUMBUS NORTH, LTD.	Ohio	5912	22-3478893

	Name of Guarantor Registrant*	State or Other Jurisdiction of Incorporation or Formation	Primary Standard Industrial Classification Code Number	I.R.S. Employer Identification Number
90.	MEDCO HEALTH SOLUTIONS OF COLUMBUS WEST, LTD.	Ohio	5912	22-3478895
91.	MEDCO HEALTH SOLUTIONS OF FAIRFIELD, L.L.C.	Pennsylvania	5912	22-3478953
92.	MEDCO HEALTH SOLUTIONS OF FRANKLIN LAKES, L.L.C.	New Jersey	5912	22-3478889
93.	MEDCO HEALTH SOLUTIONS OF HENDERSON, NEVADA, L.L.C.	Delaware	5912	51-0447039
94.	MEDCO HEALTH SOLUTIONS OF HIDDEN RIVER, L.C.	Florida	5912	59-3736512
95.	MEDCO HEALTH SOLUTIONS OF ILLINOIS, L.L.C.	Delaware	5912	N/A
96.	MEDCO HEALTH SOLUTIONS OF INDIANA, L.L.C.	Delaware	5912	26-1955207
97.	MEDCO HEALTH SOLUTIONS OF IRVING, L.L.C.	Delaware	5912	27-1809723
98.	MEDCO HEALTH SOLUTIONS OF LAS VEGAS, L.L.C.	Nevada	5912	22-2675929
99.	MEDCO HEALTH SOLUTIONS OF NETPARK, L.L.C.	Delaware	5912	22-3474891
100.	MEDCO HEALTH SOLUTIONS OF NORTH VERSAILLES, L.L.C.	Pennsylvania	5912	22-3478898
101.	MEDCO HEALTH SOLUTIONS OF RICHMOND, L.L.C.	Virginia	5912	22-3478958
102.	MEDCO HEALTH SOLUTIONS OF SPOKANE, L.L.C.	Delaware	5912	22-3046530
103.	MEDCO HEALTH SOLUTIONS OF TEXAS, L.L.C.	Texas	5912	22-3478955
104.	MEDCO HEALTH SOLUTIONS OF WILLINGBORO, L.L.C.	New Jersey	5912	22-3474877
105.	MEDCOHEALTH.COM, L.L.C.	New Jersey	5912	22-3732483
106.	MEDCO OF WILLINGBORO URBAN RENEWAL, L.L.C.	New Jersey	5912	22-3811751
107.	MEDCO RESEARCH INSTITUTE, L.L.C.	Delaware	5912	45-3631137
108.	NATIONAL DIABETIC MEDICAL SUPPLY, L.L.C.	Delaware	5912	45-3860748
109.	NATIONAL RX SERVICES NO. 3, INC. OF OHIO	Ohio	5912	34-1666699
110.	P-STAR ACQUISITION CO., INC.	Delaware	5912	20-1968476
111.	POLYMEDICA CORPORATION	Massachusetts	2834	04-3033368
112.	SYSTEMED, L.L.C.	Delaware	5912	22-3474888
113.	THE VACCINE CONSORTIUM, LLC	Maryland	5912	20-5454871
114.	THERAPEASE CUISINE, INC.	Wisconsin	5912	26-0759966
115.	TVC ACQUISITION CO., INC.	Delaware	5912	45-4509922
116.	UBC HEALTH CARE ANALYTICS, INC.	Delaware	5912	54-1759539
117.	UBC LATE STAGE, INC.	Missouri	5912	43-1083790
118.	UBC SCIENTIFIC SOLUTIONS, INC.	Delaware	5912	26-3434243
119.	UNITED BIOSOURCE CORPORATION	Delaware	5912	80-0077029
120.	UNITED BIOSOURCE PATIENT SOLUTIONS, INC.	Delaware	5912	20-3419132
121.	INFINITY INFUSION CARE, LTD.	Texas	5912	76-0391439

*	Addresses and telephone numbers of principal executive offices are the same as those of Express Scripts Holding Company.

The information in this prospectus is not complete and may be changes. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer is not permitted.

Subject to Completion, Dated November 19, 2012

PROSPECTUS

EXPRESS SCRIPTS HOLDING COMPANY

Offer to exchange $900.0 million aggregate principal amount of 2.750% Senior Notes due 2014 (the “old 2014 notes”) for $900 million aggregate principal amount of 2.750% Senior Notes due 2014 (the “new 2014 notes”);

Offer to exchange $1.0 billion aggregate principal amount of 2.100% Senior Notes due 2015 (the “old 2015 notes”) for $1.0 billion aggregate principal amount of 2.100% Senior Notes due 2015 (the “new 2015 notes”);

Offer to exchange $1.25 billion aggregate principal amount of 3.500% Senior Notes due 2016 (the “old 2016 notes”) for $1.25 billion aggregate principal amount of 3.500% Senior Notes due 2016 (the “new 2016 notes”);

Offer to exchange $1.5 billion aggregate principal amount of 2.650% Senior Notes due 2017 (the “old 2017 notes”) for $1.5 billion aggregate principal amount of 2.650% Senior Notes due 2017 (the “new 2017 notes”);

Offer to exchange $1.25 billion aggregate principal amount of 4.750% Senior Notes due 2021 (the “old 2021 notes”) for $1.25 billion aggregate principal amount of 4.750% Senior Notes due 2021 (the “new 2021 notes”);

Offer to exchange $1.0 billion aggregate principal amount of 3.900% Senior Notes due 2022 (the “old 2022 notes”) for $1.0 billion aggregate principal amount of 3.900% Senior Notes due 2022 (the “new 2022 notes”); and

Offer to exchange $700.0 million aggregate principal amount of 6.125% Senior Notes due 2041 (the “old 2041 notes”, and collectively with the old 2014 notes, the old 2015 notes, the old 2016 notes, the old 2017 notes, the old 2021 notes and the old 2022 notes, the “old notes”) for $700 million aggregate principal amount of 6.125% Senior Notes due 2041 (the “new 2041 notes”, and collectively with the new 2014 notes, the new 2015 notes, the new 2016 notes, the new 2017 notes, the new 2021 notes and the new 2022 notes, the “new notes”)

The new notes have been registered under the Securities Act of 1933, as amended (the “Securities Act”), and are fully and unconditionally guaranteed by the guarantors listed on page ii of this prospectus.

The exchange offer will expire at 5:00 p.m., New York City time, on                     , 2012 (the “expiration date”), unless we extend the exchange offer in our sole and absolute discretion.

Terms of the exchange offer:

•	We will exchange the applicable series of new notes for all outstanding old notes that are validly tendered and not withdrawn prior to the expiration or termination of the exchange offer.

•	You may withdraw tenders of old notes at any time prior to the expiration or termination of the exchange offer.

•

The terms of the new notes are substantially identical to those of the outstanding old notes, except that the special mandatory redemption provisions, transfer restrictions and registration rights relating to the old notes do not apply to the new notes.

•

The exchange of old notes for new notes will not be a taxable transaction for U.S. federal income tax purposes. You should see the discussion under the caption “Certain U.S. Federal Income Tax Consequences” for more information.

•	We will not receive any proceeds from the exchange offer.

We issued the old notes in a transaction not requiring registration under the Securities Act, and as a result, their transfer is restricted. We are making the exchange offer to satisfy your registration rights as a holder of the old notes.

There is no established trading market for the new notes.

Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. The accompanying letter of transmittal relating to the exchange offer states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of up to 180 days after the expiration date, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

See “Risk Factors” beginning on page 15 of this prospectus, page 17 of Express Scripts, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2011, page 21 of Medco Health Solutions, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2011, page 39 of our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2012, page 51 of our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2012 and page 66 of our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2012 for a discussion of risks you should consider prior to tendering your outstanding old notes for exchange.

Neither the Securities and Exchange Commission (the “SEC”), nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2012.

This prospectus incorporates by reference important business and financial information about us that is not included in or delivered with this document. Copies of this information are available without charge to any person to whom this prospectus is delivered, upon written or oral request. Written requests should be sent to:

Express Scripts Holding Company

One Express Way

St. Louis, MO 63121

Attention: Investor Relations

Oral requests should be made by telephoning (314) 810-3115.

In order to obtain timely delivery, you must request the information no later than                     , 2012, which is five business days before the expiration date of the exchange offer.

i

Guarantors
EXPRESS SCRIPTS, INC.	CCS INFUSION MANAGEMENT, LLC

AIRPORT HOLDINGS, LLC	CCSI HOLDING 3, LLC

ESI REALTY, LLC	CRITICAL CARE SYSTEMS OF NEW YORK, INC.

BYFIELD DRUG, INC.	CRITICAL CARE SYSTEMS, INC.

CARE CONTINUUM, INC.	DNA DIRECT, INC.

CFI OF NEW JERSEY, INC.	ENVISION PHARMA INC.

CHESAPEAKE INFUSION, INC.	EVIDENCE SCIENTIFIC SOLUTIONS, INC.

ESI HRA, LLC	HIDDEN RIVER, L.L.C.

CURASCRIPT PBM SERVICES, INC.	HOME HEALTHCARE RESOURCES, INC.

DIVERSIFIED PHARMACEUTICAL SERVICES, INC.	INFINITY INFUSION II, LLC

ESI ACQUISITION, INC.	INFINITY INFUSION, LLC

ESI CLAIMS, INC.	INSTITUTE FOR MEDICAL EDUCATION & RESEARCH, INC.

ESI ENTERPRISES, LLC	LIBERTY HEALTHCARE GROUP, INC.

ESI MAIL ORDER PROCESSING, INC.	LIBERTY HEALTHCARE PHARMACY OF NEVADA, LLC

EXPRESS SCRIPTS CANADA HOLDING, CO.	LIBERTY LANE DEVELOPMENT COMPANY, INC.

EXPRESS SCRIPTS CANADA HOLDING, LLC	LIBERTY MARKETPLACE, INC.

EXPRESS SCRIPTS PHARMACEUTICAL PROCUREMENT, LLC	LIBERTY MEDICAL SUPPLY, INC.

EXPRESS SCRIPTS SERVICES COMPANY	MAH PHARMACY, L.L.C.

FRECO, INC.	MAH PROCESSING, INC.

FREEDOM SERVICE COMPANY, LLC	MEDCO AT HOME, L.L.C.

HEALTHBRIDGE, INC.	MEDCO CDUR, L.L.C.

HEALTHBRIDGE REIMBURSEMENT AND PRODUCT SUPPORT, INC.	MEDCO CHP, L.L.C.

iBIOLOGIC, INC.	MEDCO CONTINUATION HEALTH, L.L.C.

IVTX, INC.	MEDCO EUROPE, L.L.C.

LYNNFIELD COMPUNDING CENTER, INC.	MEDCO EUROPE II, L.L.C.

LYNNFIELD DRUG, INC.	MEDCO HEALTH, L.L.C.

MATRIX GPO LLC	MEDCO HEALTH NEW YORK INDEPENDENT PRACTICE ASSOCIATION, L.L.C.

NATIONAL PRESCRIPTION ADMINISTRATORS, INC.	MEDCO HEALTH PUERTO RICO, L.L.C.

PRIORITY HEALTHCARE CORPORATION	MEDCO HEALTH SOLUTIONS OF COLUMBUS NORTH, LTD.

PRIORITY HEALTHCARE CORPORATION WEST	MEDCO HEALTH SOLUTIONS OF COLUMBUS WEST, LTD.

PRIORITY HEALTHCARE DISTRIBUTION, INC.	MEDCO HEALTH SOLUTIONS OF FAIRFIELD, L.L.C.

PRIORITY HEALTHCARE PHARMACY, INC.	MEDCO HEALTH SOLUTIONS OF FRANKLIN LAKES, L.L.C.

PRIORITYHEALTHCARE.COM, INC.	MEDCO HEALTH SOLUTIONS OF HENDERSON, NEVADA, L.L.C.

SINUSPHARMACY, INC.	MEDCO HEALTH SOLUTIONS OF HIDDEN RIVER, L.C.

SPECIALTY INFUSION PHARMACY, INC.	MEDCO HEALTH SOLUTIONS OF ILLINOIS, L.L.C.

SPECTRACARE, INC.	MEDCO HEALTH SOLUTIONS OF INDIANA, L.L.C.

SPECTRACARE HEALTH CARE VENTURES, INC.	MEDCO HEALTH SOLUTIONS OF IRVING, L.L.C.

SPECTRACARE INFUSION PHARMACY, INC.	MEDCO HEALTH SOLUTIONS OF LAS VEGAS, L.L.C.

VALUE HEALTH, INC.	MEDCO HEALTH SOLUTIONS OF NETPARK, L.L.C.

YOURPHARMACY.COM, INC.	MEDCO HEALTH SOLUTIONS OF NORTH VERSAILLES, L.L.C.

MEDCO HEALTH SOLUTIONS, INC.	MEDCO HEALTH SOLUTIONS OF RICHMOND, L.L.C.

ACCREDO HEALTH, INCORPORATED	MEDCO HEALTH SOLUTIONS OF SPOKANE, L.L.C.

ACCREDO HEALTH GROUP, INC.	MEDCO HEALTH SOLUTIONS OF TEXAS, L.L.C.

MEDCO HEALTH SERVICES, INC.	MEDCO HEALTH SOLUTIONS OF WILLINGBORO, L.L.C.

CURASCRIPT, INC.	MEDCOHEALTH.COM, L.L.C.

EXPRESS SCRIPTS UTILIZATION MANAGEMENT CO.	MEDCO OF WILLINGBORO URBAN RENEWAL, L.L.C.

EXPRESS SCRIPTS SENIOR CARE, INC.	MEDCO RESEARCH INSTITUTE, L.L.C.

EXPRESS SCRIPTS SENIOR CARE HOLDINGS, INC.	NATIONAL DIABETIC MEDICAL SUPPLY, L.L.C.

EXPRESS SCRIPTS WC, INC.	NATIONAL RX SERVICES NO. 3, INC. OF OHIO

ESI MAIL PHARMACY SERVICE, INC.	P-STAR ACQUISITION CO., INC.

EXPRESS SCRIPTS SPECIALTY DISTRIBUTION SERVICES, INC.	POLYMEDICA CORPORATION

MOORESVILLE ON-SITE PHARMACY, LLC	SYSTEMED, L.L.C.

ESI-GP HOLDINGS, INC.	THE VACCINE CONSORTIUM, LLC

ESI RESOURCES, INC.	THERAPEASE CUISINE, INC.

ESI PARTNERSHIP	TVC ACQUISITION CO., INC.

SPECTRACARE OF INDIANA	UBC HEALTH CARE ANALYTICS, INC.

ACCREDO CARE NETWORK, INC.	UBC LATE STAGE, INC.

AHG OF NEW YORK, INC.	UBC SCIENTIFIC SOLUTIONS, INC.

BIOPARTNERS IN CARE, INC.	UNITED BIOSOURCE CORPORATION

BRACKET GLOBAL LLC	UNITED BIOSOURCE PATIENT SOLUTIONS, INC.

SUMMARY

This summary does not contain all of the information that you should consider before investing in the new notes. You should read the entire prospectus and the documents incorporated herein carefully, including the matters discussed in the section entitled “Risk Factors”.

In this prospectus, except as otherwise indicated, “Express Scripts,” “the Company,” “we,” “our,” and “us” refer to Express Scripts Holding Company and its consolidated subsidiaries at all times following the consummation of the Mergers (as defined below), and refer to Express Scripts, Inc. and its consolidated subsidiaries at all times prior to the consummation of the Mergers. References to “ESI” refer to Express Scripts, Inc. and its consolidated subsidiaries at all times prior to the mergers. References to “Medco” refer to Medco Health Solutions, Inc. and its consolidated subsidiaries at all times prior to the consummation of the Mergers. All references to the “notes” refer to both the old notes and the new notes, except as otherwise indicated.

Our Company

We are the largest Pharmacy Benefit Management (“PBM”) company in North America, offering a full range of services to our clients, which include health maintenance organizations, health insurers, third-party administrators, employers, union-sponsored benefit plans, workers’ compensation plans and government health programs. We help health benefit providers address access and affordability concerns resulting from rising drug costs while helping to improve healthcare outcomes. We manage the cost of the drug benefit by performing the following functions:

•	evaluating drugs for price, value and efficacy in order to assist clients in selecting a cost-effective formulary;

•	leveraging purchasing volume to deliver discounts to health benefit providers;

•	promoting the use of generics and low-cost brands; and

•	offering cost-effective home delivery pharmacy and specialty services which result in drug cost savings for plan sponsors and co-payment savings for members.

We work with clients, manufacturers, pharmacists and physicians to increase efficiency in the drug distribution chain, to manage costs in the pharmacy benefit and to improve members’ health outcomes and satisfaction. In an effort to deliver a superior clinical offering which targets the reduction of waste and the improvement of health outcomes, we apply a unique behavior-centric approach to changing consumer behavior, which we call Consumerology®.

Plan sponsors who are more aggressive in taking advantage of our effective tools to manage drug spend have seen an actual reduction in their prescription drug trend while preserving healthcare outcomes. Greater use of generic drugs and lower-cost brand drugs has resulted in significant reductions in spending for commercially insured consumers and their employers.

We have organized our operations into two business segments based on products and services offered: PBM and Other Business Operations.

Our PBM segment primarily consists of the following services:

•	Domestic and Canadian retail network pharmacy management;

•	home delivery pharmacy services;

•	benefit design consultation;

•	drug utilization review;

•	drug formulary management programs;

•	compliance and therapy management programs for our clients;

•	a flexible array of Medicare Part D Prescription Drug Program products to support clients’ benefits;

•	specialty pharmacy, including the distribution of fertility pharmaceuticals requiring special handling or packaging; and

•	guidance and decision support for genomic medicine to patients, providers, payors and employees and comprehensive clinical programs.

The Other Business Operations segment primarily consists of the following services:

•	distribution of pharmaceuticals and medical supplies to providers and clinics;

•	other international retail network pharmacy management;

•	home delivery pharmacy services in Germany;

•	scientific evidence to guide the safe, effective and affordable use of medicines; and

•	diabetes prescriptions and testing supplies.

Our revenues are generated primarily from the delivery of prescription drugs through our contracted network of retail pharmacies, home delivery and specialty pharmacy services and Other Business Operations services.

Prescription drugs are dispensed to members of the health plans we serve primarily through networks of retail pharmacies that are under non-exclusive contracts with us and through the home delivery fulfillment pharmacies, specialty drug pharmacies and fertility pharmacies we operated as of September 30, 2012. More than 60,000 retail pharmacies, which represent over 95% of all United States retail pharmacies, participated in one or more of our networks at September 30, 2012. The top ten retail pharmacy chains represent approximately 60% of the total number of stores in our largest network.

We were incorporated in Delaware as Aristotle Holding, Inc. in July 2011. On April 2, 2012, we completed a series of transactions (the “Mergers”) through which ESI and Medco became our 100% owned subsidiaries. Our principal executive offices are located at One Express Way, Saint Louis, Missouri, 63121. Our telephone number is (314) 996-0900 and our web site is www.express-scripts.com. The information on, or accessible through, our website is not part of this prospectus and should not be relied upon in connection with making any investment decision with respect to the securities offered by this prospectus.

SUMMARY DESCRIPTION OF THE EXCHANGE OFFER

On November 21, 2011, we completed the private placement of $900 million aggregate principal amount of 2.750% Senior Notes due 2014, $1.25 billion aggregate principal amount of 3.500% Senior Notes due 2016, $1.25 billion aggregate principal amount of 4.750% Senior Notes due 2021 and $700 million aggregate principal amount of 6.125% Senior Notes due 2041. On February 9, 2012, we completed the private placement of $1.0 billion aggregate principal amount of 2.100% Senior Notes due 2015, $1.5 billion aggregate principal amount of 2.650% Senior Notes due 2017 and $1.0 billion aggregate principal amount of 3.900% Senior Notes due 2022. As part of each offering, we entered into registration rights agreements with the initial purchasers of each series of the old notes. Pursuant to these registration rights agreements, we agreed, among other things, to deliver this prospectus to you and to use commercially reasonable efforts to complete an exchange offer for the old notes. Below is a summary of the exchange offer.

Old 2014 Notes	2.750% Senior Notes due 2014, which were issued on November 21, 2011

Old 2015 Notes	2.100% Senior Notes due 2015, which were issued on February 9, 2012

Old 2016 Notes	3.500% Senior Notes due 2016, which were issued on November 21, 2011

Old 2017 Notes	2.650% Senior Notes due 2017, which were issued on February 9, 2012

Old 2021 Notes	4.750% Senior Notes due 2021, which were issued on November 21, 2011

Old 2022 Notes	3.900% Senior Notes due 2022, which were issued on February 9, 2012

Old 2041 Notes	6.125% Senior Notes due 2041, which were issued on November 21, 2011

New 2014 Notes	2.750% Senior Notes due 2014, the issuance of which has been registered under the Securities Act. The form and terms of the new 2014 notes are identical in all material respects to those of the old 2014 notes, except that the special mandatory redemption provisions, transfer restrictions and registration rights relating to the old 2014 notes do not apply to the new 2014 notes.

New 2015 Notes	2.100% Senior Notes due 2015, the issuance of which has been registered under the Securities Act. The form and terms of the new 2015 notes are identical in all material respects to those of the old 2015 notes, except that the special mandatory redemption provisions, transfer restrictions and registration rights relating to the old 2015 notes do not apply to the new 2015 notes.

New 2016 Notes	3.500% Senior Notes due 2016, the issuance of which has been registered under the Securities Act. The form and terms of the new 2016 notes are identical in all material respects to those of the old

2016 notes, except that the special mandatory redemption provisions, transfer restrictions and registration rights relating to the old 2016 notes do not apply to the new 2016 notes.

New 2017 Notes	2.650% Senior Notes due 2017, the issuance of which has been registered under the Securities Act. The form and terms of the new 2017 notes are identical in all material respects to those of the old 2017 notes, except that the special mandatory redemption provisions, transfer restrictions and registration rights relating to the old 2017 notes do not apply to the new 2017 notes.

New 2021 Notes	4.750% Senior Notes due 2021, the issuance of which has been registered under the Securities Act. The form and terms of the new 2021 notes are identical in all material respects to those of the old 2021 notes, except that the special mandatory redemption provisions, transfer restrictions and registration rights relating to the old 2021 notes do not apply to the new 2021 notes.

New 2022 Notes	3.900% Senior Notes due 2022, the issuance of which has been registered under the Securities Act. The form and terms of the new 2022 notes are identical in all material respects to those of the old 2022 notes, except that the special mandatory redemption provisions, transfer restrictions and registration rights relating to the old 2022 notes do not apply to the new 2022 notes.

New 2041 Notes	6.125% Senior Notes due 2041, the issuance of which has been registered under the Securities Act. The form and terms of the new 2041 notes are identical in all material respects to those of the old 2041 notes, except that the special mandatory redemption provisions, transfer restrictions and registration rights relating to the old 2041 notes do not apply to the new 2041 notes.

Exchange Offer for 2014 Notes	We are offering to issue up to $900.0 million aggregate principal amount of new 2014 notes in exchange for a like principal amount of old 2014 notes to satisfy our obligations under the registration rights agreement that was executed when the old 2014 notes were issued in a transaction in reliance upon the exemptions from registration provided by Rule 144A and Regulation S of the Securities Act.

Exchange Offer for 2015 Notes	We are offering to issue up to $1.0 billion aggregate principal amount of new 2015 notes in exchange for a like principal amount of old 2015 notes to satisfy our obligations under the registration rights agreement that was executed when the old 2015 notes were issued in a transaction in reliance upon the exemptions from registration provided by Rule 144A and Regulation S of the Securities Act.

Exchange Offer for 2016 Notes

We are offering to issue up to $1.25 billion aggregate principal amount of new 2016 notes in exchange for a like principal amount of old 2016 notes to satisfy our obligations under the registration rights agreement that was executed when the old 2016 notes were issued in a transaction in reliance upon the exemptions from registration provided by Rule 144A and Regulation S of the Securities Act.

Exchange Offer for 2017 Notes	We are offering to issue up to $1.5 billion aggregate principal amount of new 2017 notes in exchange for a like principal amount of old 2017 notes to satisfy our obligations under the registration rights agreement that was executed when the old 2017 notes were issued in a transaction in reliance upon the exemptions from registration provided by Rule 144A and Regulation S of the Securities Act.

Exchange Offer for 2021 Notes	We are offering to issue up to $1.25 billion aggregate principal amount of new 2021 notes in exchange for a like principal amount of old 2021 notes to satisfy our obligations under the registration rights agreement that was executed when the old 2021 notes were issued in a transaction in reliance upon the exemptions from registration provided by Rule 144A and Regulation S of the Securities Act.

Exchange Offer for 2022 Notes	We are offering to issue up to $1.0 billion aggregate principal amount of new 2022 notes in exchange for a like principal amount of old 2022 notes to satisfy our obligations under the registration rights agreement that was executed when the old 2022 notes were issued in a transaction in reliance upon the exemptions from registration provided by Rule 144A and Regulation S of the Securities Act.

Exchange Offer for 2041 Notes	We are offering to issue up to $700.0 million aggregate principal amount of new 2041 notes in exchange for a like principal amount of old 2041 notes to satisfy our obligations under the registration rights agreement that was executed when the old 2041 notes were issued in a transaction in reliance upon the exemptions from registration provided by Rule 144A and Regulation S of the Securities Act.

Expiration Date; Tenders	The exchange offer will expire at 5:00 p.m., New York City time, on , 2012, unless extended in our sole and absolute discretion. By tendering your old notes, you represent to us that:

•	you are not our “affiliate,” as defined in Rule 405 under the Securities Act;

•	any new notes you receive in the exchange offer are being acquired by you in the ordinary course of your business;

•	neither you nor anyone receiving new notes from you has any arrangement or understanding with any person to participate in a distribution, as defined in the Securities Act, of the new notes;

•	you are not holding old notes that have, or are reasonably likely to have, the status of an unsold allotment in the initial offering; and

•	if you are a broker-dealer that will receive new notes for your own account in exchange for old notes that were acquired by you as a result of your market-making or other trading activities, you will deliver a prospectus in connection with any resale of the new notes you receive. For further information regarding resales of the new notes by participating broker-dealers, see the discussion under the caption “Plan of Distribution.”

Withdrawal; Non-Acceptance	You may withdraw any old notes tendered in the exchange offer at any time prior to 5:00 p.m., New York City time, on , 2012. If we decide for any reason not to accept any old notes tendered for exchange, the old notes will be returned to the registered holder at our expense promptly after the expiration or termination of the exchange offer. In the case of the old notes tendered by book-entry transfer into the exchange agent’s account at The Depository Trust Company (“DTC”) any withdrawn or unaccepted old notes will be credited to the tendering holder’s account at DTC. For further information regarding the withdrawal of tendered old notes, see “The Exchange Offer—Terms of the Exchange Offer; Period for Tendering Old Notes” and “The Exchange Offer—Withdrawal Rights.”

Conditions to the Exchange Offer	The exchange offer is subject to customary conditions, which we may waive. See the discussion below under the caption “The Exchange Offer—Conditions to the Exchange Offer” for more information regarding the conditions to the exchange offer.

Procedures for Tendering the Old Notes	You must do one of the following on or prior to the expiration of the exchange offer to participate in the exchange offer:

•

tender your old notes by sending the certificates for your old notes, in proper form for transfer, a properly completed and duly executed letter of transmittal, with any required signature guarantees, and all other documents required by the letter of transmittal, to Wells Fargo Bank, National Association, as exchange agent, at one of the addresses listed below under the caption “The Exchange Offer— Exchange Agent;” or

•

tender your old notes by using the book-entry transfer procedures described below and transmitting a properly completed and duly executed letter of transmittal, with any required signature guarantees, or an agent’s message instead of the letter of transmittal, to the exchange agent. In order for a book-entry transfer to constitute a valid tender of your old notes in the exchange offer, Wells Fargo Bank, National Association, as exchange agent, must receive a confirmation of book-entry transfer of your old notes into the exchange agent’s account at DTC prior to the expiration of the exchange offer. For more information regarding the use of book-entry transfer procedures, including a description of the required agent’s message, see the discussion below under the caption “The Exchange Offer—Book-Entry Transfers.”

Special Procedures for Beneficial Owners	If you are a beneficial owner whose old notes are registered in the name of the broker, dealer, commercial bank, trust company or other nominee and you wish to tender your old notes in the exchange offer, you should promptly contact the person in whose name the old notes are registered and instruct that person to tender on your behalf. If you wish to tender in the exchange offer on your own behalf, prior to completing and executing the letter of transmittal and delivering your old notes, you must either make appropriate arrangements to register ownership of the old notes in your name or obtain a properly completed bond power from the person in whose name the old notes are registered.

Certain U.S. Federal Income Tax Consequences	The exchange of the old notes for new notes in the exchange offer will not be a taxable transaction for United States federal income tax purposes. See the discussion under the caption “Certain U.S. Federal Income Tax Consequences” for more information regarding the tax consequences to you of the exchange offer.

Use of Proceeds	We will not receive any proceeds from the exchange offer.

Exchange Agent	Wells Fargo Bank, National Association is the exchange agent for the exchange offer. You can find the address and telephone number of the exchange agent below under the caption “The Exchange Offer— Exchange Agent.”

Resales	Based on interpretations by the staff of the SEC, as set forth in no-action letters issued to the third parties, we believe that the new notes you receive in the exchange offer may be offered for resale, resold or otherwise transferred without compliance with the registration and prospectus delivery provisions of the Securities Act. However, you will not be able to freely transfer the new notes if:

•	you are our “affiliate,” as defined in Rule 405 under the Securities Act;

•	you are not acquiring the new notes in the exchange offer in the ordinary course of your business;

•

you are engaged in or intend to engage in or have an arrangement or understanding with any person to participate in the distribution, as defined in the Securities Act, of the new notes you will receive in the exchange offer; or

•	you are holding old notes that have or are reasonably likely to have the status of an unsold allotment in the initial offering.

If you are an affiliate of ours, are engaged in or intend to engage in or have any arrangement or understanding with any person to participate in the distribution of the new notes:

•	you cannot rely on the applicable interpretations of the staff of the SEC; and

•	you must comply with the registration requirements of the Securities Act in connection with any resale transaction.

Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. The accompanying letter of transmittal relating to the exchange offer states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of up to 180 days after the expiration date, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution” for more information.

As a condition to participation in the exchange offer, each holder will be required to represent that it is not our affiliate or a broker-dealer that acquired the old notes directly from us.

Registration Rights Agreements	When the old notes were issued, we entered into registration rights agreements with the initial purchasers of each series of the old notes. Under the terms of these registration rights agreements, we agreed to use our commercially reasonable efforts to file with the SEC and cause to become effective, a registration statement relating to an offer to exchange the old notes for the new notes.

If the registration statement, of which this prospectus forms a part, does not become effective by November 15, 2012 or we do not complete the exchange offer for a series of old notes within 60 days of the date of effectiveness of the registration statement, the interest rate borne by such series of old notes will be increased by 0.25% per annum for the first 90-day period immediately following such default and will increase by an additional 0.25% per annum on the 91st day following such default to a total of an additional 0.50% per annum, until all registration defaults are cured with respect to such series of old notes or until such old notes are freely transferable under Rule 144 under the Securities Act.

Under some circumstances set forth in the registration rights agreements, holders of old notes, including holders whose old notes are or were ineligible to be exchanged in the exchange offer, may require us to file and cause to become effective a shelf registration statement covering resales of the old notes by these holders.

A copy of each of the registration rights agreements is filed as an exhibit to the registration statement of which this prospectus is a part. See “Description of the New Notes—Registration Rights.”

CONSEQUENCES OF NOT EXCHANGING OLD NOTES

If you do not exchange your old notes in the exchange offer, your old notes will continue to be subject to the restrictions on transfer described in the legend on the certificate for your old notes. In general, you may offer or sell your old notes only:

•	if they are registered under the Securities Act and applicable state securities laws;

•	if they are offered or sold under an exemption from registration under the Securities Act and applicable state securities laws; or

•	if they are offered or sold in a transaction not subject to the Securities Act and applicable state securities laws.

We do not currently intend to register the old notes under the Securities Act. Under some circumstances, however, holders of the old notes, including holders whose old notes are or were ineligible to be exchanged in the exchange offer, may require us to file and cause to become effective, a shelf registration statement covering resales of old notes by these holders. For more information regarding the consequences of not tendering your old notes and our obligation to file a shelf registration statement, see “The Exchange Offer—Consequences of Exchanging or Failing to Exchange Old Notes.”

SUMMARY DESCRIPTION OF THE NEW NOTES

The terms of the new notes and those of the outstanding old notes are substantially identical, except that the special mandatory redemption provisions, transfer restrictions and registration rights relating to the old notes do not apply to the new notes. For a more complete understanding of the new notes, see “Description of the New Notes.”

Issuer	Express Scripts Holding Company

Notes offered	Up to $900.0 million aggregate principal amount of 2.750% Senior Notes due 2014

Up to $1.0 billion aggregate principal amount of 2.100% Senior Notes due 2015

Up to $1.25 billion aggregate principal amount of 3.500% Senior Notes due 2016

Up to $1.5 billion aggregate principal amount of 2.650% Senior Notes due 2017

Up to $1.25 billion aggregate principal amount of 4.750% Senior Notes due 2021

Up to $1.0 billion aggregate principal amount of 3.900% Senior Notes due 2022

Up to $700.0 million aggregate principal amount of 6.125% Senior Notes due 2041

Maturity dates	November 21, 2014 for the new 2014 notes.

February 12, 2015 for the new 2015 notes.

November 15, 2016 for the new 2016 notes.

February 15, 2017 for the new 2017 notes.

November 15, 2021 for the new 2021 notes.

February 15, 2022 for the new 2022 notes.

November 15, 2041 for the new 2041 notes.

Interest payment dates	May 21 and November 21 of each year, beginning on November 21, 2012, for the new 2014 notes.

May 15 and November 15 of each year, beginning on November 15, 2012, for the new 2016 notes, the new 2021 notes and the new 2041 notes.

February 12 and August 12 of each year, beginning on February 12, 2013, for the new 2015 notes.

February 15 and August 15 of each year, beginning on February 15, 2013, for the new 2017 notes and the new 2022 notes.

Interest rates	The new 2014 notes will bear interest at 2.750% per year.

The new 2015 notes will bear interest at 2.100% per year.

The new 2016 notes will bear interest at 3.500% per year.

The new 2017 notes will bear interest at 2.650% per year.

The new 2021 notes will bear interest at 4.750% per year.

The new 2022 notes will bear interest at 3.900% per year.

The new 2041 notes will bear interest at 6.125% per year.

Guarantees	All payments with respect to the new notes, including principal and interest, will be jointly and severally and fully and unconditionally guaranteed on a senior unsecured basis by certain of our 100% owned domestic subsidiaries, subject to certain customary automatic release provisions. See “Description of the New Notes—Guarantees.”

Ranking	The new notes:

•	will be our general unsecured obligations;

•

will rank equally in right of payment with all our future senior indebtedness, but will be effectively subordinated to all of our future secured indebtedness to the extent of the value of the collateral that secures such indebtedness;

•	will be senior in right of payment to all our future subordinated indebtedness;

•	will be fully and unconditionally guaranteed on a senior unsecured basis by the Guarantors; and

•	will be structurally subordinated to the obligations (including trade account payables) of our subsidiaries that are not Guarantors.

The guarantee of each Guarantor:

•	will be a general unsecured obligation of such Guarantor;

•

will rank equally in right of payment with all existing and future senior indebtedness of such Guarantor, but will be effectively subordinated to all of such Guarantor’s future secured indebtedness to the extent of the value of the collateral that secures such indebtedness; and

•	will be senior in right of payment to all existing and future subordinated indebtedness of such Guarantor.

Other than capital leases, we and the Guarantors do not currently have any secured indebtedness.

Optional redemption	The new notes will be redeemable, at our option, in whole or in part at any time and from time to time, at the “make-whole” redemption prices described under “Description of the New Notes—Optional Redemption.”

Offer to repurchase upon change of control triggering event	Upon the occurrence of a change of control triggering event with respect to any series of notes, we will be required to offer to repurchase such series of notes for cash at a price of 101% of the aggregate principal amount of the notes repurchased, plus accrued and unpaid interest.

Covenants	The indenture governing the notes contains covenants that, among other matters, limit:

•	our ability to consolidate with or merge with or into, or convey, transfer or lease all or substantially all of our properties and assets to, another person;

•	our ability and the ability of certain of our subsidiaries to create or assume liens; and

•	our ability and the ability of certain of our subsidiaries to engage in sale and leaseback transactions.

These covenants are subject to important exceptions and qualifications, which are described under the heading “Description of the New Notes—Covenants.”

Use of proceeds	We will not receive any proceeds from the exchange offer. Any old notes that are properly tendered and exchanged pursuant to the exchange offer will be retired and cancelled.

No Prior Market	The new notes generally will be freely transferable but will also be new securities for which there is no established market. Accordingly, a liquid market for the new notes may not develop or be maintained. We have not applied, and do not intend to apply, for the listing of the new notes on any exchange or automated dealer quotation system.

Risk Factors

Tendering your old notes in the exchange offer involves risks. You should carefully consider the information set forth in this prospectus and, in particular, should evaluate the specific factors set forth in the section entitled “Risk Factors” for an explanation of certain risks of investing in the new notes before tendering any old notes. For a description of risks related to our industry and business, you should also evaluate the specific risk factors set forth in the section entitled

“Risk Factors” in: (a) our Quarterly Reports on Form 10-Q for the quarters ended September 30, 2012, June 30, 2012 and March 31, 2012; (b) ESI’s Annual Report on Form 10-K for the year ended December 31, 2011; (c) Medco’s Annual Report on Form 10-K for the year ended December 31, 2011; and (d) other documents that we subsequently file with the SEC.

RISK FACTORS

Participating in the exchange offer is subject to a number of risks. You should carefully consider the risks and uncertainties set forth below and the risks and uncertainties incorporated by reference in this prospectus, including the information included under “Risk Factors” in: (a) our Quarterly Reports on Form 10-Q for the quarters ended September 30, 2012, June 30, 2012 and March 31, 2012; (b) ESI’s Annual Report on Form 10-K for the year ended December 31, 2011; (c) Medco’s Annual Report on Form 10-K for the year ended December 31, 2011; and (d) other documents that we subsequently file with the SEC.

Risks Related to the Exchange Offer and Holding the New Notes

Holders who fail to exchange their old notes will continue to be subject to restrictions on transfer.

If you do not exchange your old notes for new notes in the exchange offer, you will continue to be subject to the restrictions on transfer of your old notes described in the legend on the certificates for your old notes. The restrictions on transfer of your old notes arise because we issued the old notes under exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, you may only offer or sell the old notes if they are registered under the Securities Act and applicable state securities laws, or offered and sold under an exemption from these requirements. We do not plan to register the old notes under the Securities Act. For further information regarding the consequences of not tendering your old notes in the exchange offer, see the discussion below under the caption “The Exchange Offer—Consequences of Exchanging or Failing to Exchange Old Notes.”

You must comply with the exchange offer procedures in order to receive freely tradable new notes.

Delivery of new notes in exchange for old notes tendered and accepted for exchange pursuant to the exchange offer will be made only after timely receipt by the exchange agent of the following:

•	certificates for old notes or a book-entry confirmation of a book-entry transfer of old notes into the Exchange Agent’s account at DTC, New York, New York, as depository;

•	a completed and signed letter of transmittal (or facsimile thereof), with any required signature guarantees, or an agent’s message (as defined herein) in lieu of the letter of transmittal; and

•	any other documents required by the letter of transmittal.

Therefore, holders of old notes who would like to tender old notes in exchange for new notes should be sure to allow enough time for the old notes to be delivered on time. We are not required to notify you of defects or irregularities in tenders of old notes for exchange. Old notes that are not tendered or that are tendered but we do not accept for exchange will, following consummation of the exchange offer, continue to be subject to the existing transfer restrictions under the Securities Act and, upon consummation of the exchange offer, certain registration and other rights under the registration rights agreement will terminate. See “The Exchange Offer—Exchange Offer Procedures” and “The Exchange Offer—Consequences of Exchanging or Failing to Exchange Old Notes.”

Some holders who exchange their old notes may be deemed to be underwriters and these holders will be required to comply with the registration and prospectus delivery requirements in connection with any resale transaction.

If you exchange your old notes in the exchange offer for the purpose of participating in a distribution of the new notes, you may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

As a holding company, we will require cash from our subsidiaries to make payments on the notes.

We are a holding company and, as such our cash flow and our consequent ability to service our indebtedness, including the notes, will be dependent upon the earnings of our subsidiaries and the distribution of those earnings to us or upon the payment of funds to us by those subsidiaries. Moreover, our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the notes (other than in respect of the guarantees of the notes by the Guarantors) or to make funds available to us. The payment of dividends and the making of loans and advances to us by our subsidiaries may be subject to contractual or statutory restrictions, will be contingent upon the earnings of those subsidiaries and will be subject to various business considerations. As a holding company, if we are unable to obtain cash from our subsidiaries, we may be unable to fund required payments in respect of the notes.

Upon a change of control triggering event with respect to a particular series of notes, we may not be able to repurchase all of such notes, which would result in a default under the notes.

Upon the occurrence of a change of control triggering event in respect of a particular series of notes, we will be required to offer to repurchase the notes of such series at a price of 101% of the aggregate principal amount of the notes repurchased plus accrued and unpaid interest. See “Description of the New Notes—Purchase of Notes Upon a Change of Control Triggering Event.” However, we may not have sufficient funds to repurchase such notes. In addition, our repurchase of notes may be limited by law or the terms of other agreements relating to our indebtedness. The failure to make such repurchase would result in a default under the notes. A change of control may also require us to make an offer to repurchase certain of our other indebtedness and may give rise to an event of default under our credit facilities. We may not have sufficient funds to repurchase all of the affected indebtedness and repay the amounts owing under our credit facilities.

The limited covenants in the indenture governing the notes and the terms of the notes will not provide protection against significant events that could adversely impact your investment in the notes.

The indenture governing the notes does not:

•

require that we maintain any financial ratios or specific levels of net worth, revenues, income, cash flow or liquidity and, accordingly, does not protect holders of the notes in the event that we experience significant adverse changes in our financial condition or results of operations;

•	restrict the ability of our subsidiaries to issue securities or otherwise incur indebtedness that would be senior to our equity interests in such subsidiaries;

•	restrict our ability to repurchase or prepay our securities; or

•	restrict our ability to make investments or to repurchase or pay dividends or make other payments in respect of our common stock or other securities ranking junior to the notes.

Furthermore, the definition of “change of control triggering event” in the indenture governing the notes contains only limited protections. We could engage in many types of transactions, such as certain acquisitions, refinancings or recapitalizations, that could substantially affect our capital structure and the value of the notes. The indenture also permits us to incur additional indebtedness, including secured indebtedness, that could effectively rank senior to the notes, and to engage in sale-leaseback arrangements, subject to certain limits.

As a result of the foregoing, when evaluating the terms of the notes, you should be aware that the terms of the indenture and the notes will not restrict our ability to engage in, or otherwise be a party to, a variety of corporate transactions, circumstances and events that could have an adverse impact on your investment in the notes.

The notes are unsecured.

The notes are unsecured. The indenture governing the notes does not restrict our ability to incur additional indebtedness, including secured indebtedness generally. Holders of any secured indebtedness will have claims that are prior to your claims as holders of the notes, to the extent of the value of the assets securing such indebtedness, in the event of any bankruptcy, liquidation or similar proceeding involving us.

The notes are structurally subordinated to all liabilities of our subsidiaries that do not guarantee the notes.

The notes will not be guaranteed by certain of our current and future subsidiaries, and under certain circumstances subsidiaries guaranteeing the notes may be released from their guarantees. See “Description of the New Notes—Guarantees.” Accordingly, claims of holders of the notes will be structurally subordinated to the claims of creditors of such non-Guarantor subsidiaries, including trade creditors. All obligations of such non-Guarantor subsidiaries will have to be satisfied before any of the assets of such subsidiaries would be available for distribution, upon a liquidation or otherwise, to us or a Guarantor of the notes. As of September 30, 2012, our non-Guarantor subsidiaries had an aggregate of approximately $739.1 million of liabilities outstanding.

Federal and state fraudulent transfer laws may permit a court to void the guarantees, and, if that occurs, you may not receive any payments on the new notes or in respect of such guarantees.

Federal and state fraudulent transfer and conveyance statutes may apply to the issuance of the new notes and the incurrence of the guarantees. Under federal bankruptcy law and comparable provisions of state fraudulent transfer or conveyance laws, which may vary from state to state, the new notes or guarantees could be voided as a fraudulent transfer or conveyance if (1) we or any of the Guarantors, as applicable, issued the new notes or incurred the guarantees with the intent of hindering, delaying or defrauding creditors or (2) we or any of the Guarantors, as applicable, received less than reasonably equivalent value or fair consideration in return for either issuing the new notes or incurring the guarantees and, in the case of (2) only, one of the following is also true at the time thereof:

•	we or any of the Guarantors, as applicable, were insolvent or were rendered insolvent by reason of the issuance of the new notes or the incurrence of the guarantees;

•	the issuance of the new notes or the incurrence of the guarantees left us or any of the Guarantors, as applicable, with an unreasonably small amount of capital to carry on the business;

•	we or any of the Guarantors intended to, or believed that we or it would, incur debts beyond our or its ability to pay as they mature; or

•

we or any of the Guarantors were a defendant in an action for money damages, or had a judgment for money damages docketed against us or it if, in either case, after final judgment, the judgment is unsatisfied.

If a court were to find that the issuance of the new notes or the incurrence of a guarantee was a fraudulent transfer or conveyance, the court could void the payment obligations under the new notes or such guarantee or further subordinate the new notes or such guarantee to our or the applicable Guarantors’ presently existing and future indebtedness, or require the holders of the new notes to repay any amounts received with respect to any such guarantee. If it is found that a fraudulent transfer or conveyance has occurred, you may not receive any repayment on the new notes or in respect of the applicable guarantee. Further, if the new notes are voided, it could result in an event of default with respect to our other debt that could result in acceleration of such debt.

We cannot be certain of the standards that a court would use to determine whether or not we or the Guarantors were solvent at the relevant time or, regardless of the standard that a court uses, that the issuance of the new notes and the guarantees would not be further subordinated to our or the applicable Guarantors’ other debt. Generally, however, an entity would be considered insolvent if, at the time it incurred indebtedness:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all its assets;

•

the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

Although each guarantee will contain a provision that the obligations of the applicable Guarantor under its note guarantee will be limited so as not to constitute a fraudulent conveyance or fraudulent transfer under applicable law, this provision may not be effective to protect the guarantee from being voided under fraudulent transfer law. In a recent Florida bankruptcy case unrelated to us, the enforceability of this provision was called into question.

There is no established trading market for the new notes and there is no guarantee that an active trading market for the new notes will develop. You may not be able to sell the new notes readily or at all.

The new notes are a new issue of securities and there is no established trading market for them. We do not intend to apply for the new notes to be listed on any securities exchange or to arrange for quotation on any automated dealer quotation system. You may not be able to sell your new notes at a particular time or at favorable prices. As a result, we cannot assure you as to the liquidity of any trading market for the new notes. Accordingly, you may be required to bear the financial risk of your investment in the new notes indefinitely. If a trading market were to develop, future trading prices of the new notes may be volatile and will depend on many factors, including:

•	our operating performance and financial condition;

•	the interest of securities dealers in making a market for the new notes; and

•	the market for similar securities.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Information we have included or incorporated by reference in this prospectus contains or may contain forward-looking statements. These forward-looking statements include, among others, statements of our plans, objectives, expectations (financial or otherwise) or intentions. Statements that include the words “expect,” “intend,” “plan,” “believe,” “project,” “anticipate,” “will,” “may,” “would” and similar statements of a future or forward-looking nature may be used to identify forward-looking statements.

Our forward-looking statements involve risks and uncertainties. Our actual results may differ significantly from those projected or suggested in any forward-looking statements. We do not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events. Any number of factors could cause our actual results to differ materially from those contemplated by any forward-looking statements, including, but not limited to the factors listed below:

•

our ability to remain profitable in a very competitive marketplace is dependent upon our ability to attract and retain clients while maintaining our margins, to differentiate our products and services from others in the marketplace, and to develop and cross-sell new products and services to our existing clients;

•	our failure to anticipate and appropriately adapt to changes in the rapidly changing healthcare industry;

•

changes in applicable laws or regulations, or their interpretation or enforcement, or the enactment of new laws or regulations, which apply to our business practices (past, present or future) or require us to spend significant resources in order to comply;

•

unfavorable or uncertain economic conditions, including high rates of unemployment, diminished healthcare benefits, lower levels of consumer expenditures on healthcare related expenses, increased client demands with respect to pricing or service levels and disruptions in the credit markets;

•	changes to the healthcare industry designed to manage healthcare costs or alter healthcare financing practices;

•	the termination, or an unfavorable modification, of our relationship with one or more key pharmacy providers, or significant changes within the pharmacy provider marketplace;

•	our failure to execute on, or other issues arising under, certain key client contracts;

•	changes relating to our participation in Medicare Part D, the loss of Medicare Part D eligible members, or our failure to otherwise execute on our strategies related to Medicare Part D;

•	our failure to effectively execute on strategic transactions, or to integrate or achieve anticipated benefits from any acquired businesses;

•	the impact of our debt service obligations on the availability of funds for other business purposes, and the terms and our required compliance with covenants relating to our indebtedness;

•

a failure in the security or stability of our technology infrastructure, or the infrastructure of one or more of our key vendors, or a significant failure or disruption in service within our operations or the operations of such vendors;

•

the termination, or an unfavorable modification, of our relationship with one or more key pharmaceutical manufacturers, or the significant reduction in payments made or discounts provided by pharmaceutical manufacturers;

•	changes in industry pricing benchmarks;

•

results in pending and future litigation or other proceedings which would subject us to significant monetary damages or penalties and/or require us to change our business practices, or the costs incurred in connection with such proceedings;

•	our failure to attract and retain talented employees, or to manage succession and retention for our Chief Executive Officer or other key executives;

•

uncertainty around realization of the anticipated benefits of the Mergers, including the expected amount and timing of cost savings and operating synergies and a delay or difficulty in integrating the businesses of ESI and Medco or in retaining clients of the respective companies;

•	the impact of transaction and Merger-related costs on our financial results;

•	uncertainty as to the long-term value of our common shares; and

•	other risks described from time to time in our filings with the SEC.

These and other relevant factors and any other information included or incorporated by reference in this prospectus should be carefully considered when reviewing any forward-looking statement. Investors should understand that it is impossible to predict or identify all such factors or risks. As such, you should not consider either the foregoing list, or the risks identified in this prospectus and our other SEC filings, to be a complete discussion of all potential risks or uncertainties. See “Incorporation of Certain Documents by Reference.”

USE OF PROCEEDS

We will not receive any proceeds from the exchange offer. Any old notes that are properly tendered and exchanged pursuant to the exchange offer will be retired and cancelled.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for the nine months ended September 30, 2012 and the years ended December 31, 2011, 2010, 2009, 2008 and 2007, respectively:

	Nine Months Ended September 30,	Year Ended December 31,
	2012	2011	2010	2009	2008	2007
	(Dollars in millions)
Ratio of Earnings to Fixed Charges(1)	3.9	7.5	11.6	7.4	14.8	9.0

(1)	For purposes of determining the ratio of earnings to fixed charges, earnings represent income before income taxes and equity earnings from affiliates plus fixed charges. Fixed charges include interest expense and our estimate of the interest component of rent expense.

SELECTED HISTORICAL AND UNAUDITED PRO FORMA CONDENSED COMBINED

FINANCIAL DATA

On July 20, 2011, ESI entered into a definitive merger agreement (the “Merger Agreement”) with Medco, which was amended by Amendment No. 1 thereto on November 7, 2011, providing for the combination of ESI and Medco under a new holding company, Express Scripts Holding Company. The transactions contemplated by the Merger Agreement were consummated on April 2, 2012. For financial reporting and accounting purposes, ESI was the acquirer of Medco. Our consolidated financial statements reflect the results of operations and financial position of ESI for all prior periods and through April 1, 2012. Accordingly, operating results for the historical periods prior to the Mergers may not be comparable to the historical periods following the Mergers and may not be predictive of future results.

The following historical statement of operations data and cash flows data for the years ended December 31, 2011, 2010, 2009, 2008 and 2007 and the historical balance sheet data as at December 31, 2011, 2010, 2009, 2008 and 2007 has been derived from the audited consolidated financial statements of ESI. The following historical statement of operations data and cash flows data for the nine months ended September 30, 2012 and 2011 and the historical balance sheet data as of September 30, 2012 has been derived from the unaudited condensed consolidated financial statements of Express Scripts Holding Company, for periods subsequent to the Mergers, and ESI, for periods prior to the Mergers. In our opinion, the interim financial data provided herein reflects all adjustments (consisting of normal and recurring adjustments) necessary for a fair statement of the data for the periods presented. Interim results are not necessarily indicative of the results to be expected for the entire fiscal year.

On December 1, 2009, ESI acquired the PBM business of WellPoint, Inc. See Note 3 in “Notes to Consolidated Financial Statements” in the audited consolidated financial statements of ESI for the fiscal year ended December 31, 2011, incorporated by reference in this prospectus. Results for the years ended December 31, 2009, 2008 and 2007 have been adjusted for the discontinued operations of our Phoenix Marketing Group line of business.

The following unaudited pro forma statement of operations data for the year ended December 31, 2011 and the nine months ended September 30, 2012 reflects the Mergers as if they had occurred on the first day of the earliest period presented. The unaudited pro forma condensed combined financial data presented below includes historical consolidated financial information of Medco that has been derived from Medco’s historical consolidated financial statements for the fiscal year ended December 31, 2011 and for the period beginning January 1, 2012 through March 31, 2012. As a result, the pro forma condensed combined financial data is based on certain assumptions and adjustments as discussed in the unaudited pro forma condensed combined financial statements and the accompanying notes incorporated by reference into this prospectus, including assumptions relating to the allocation of the consideration paid for the assets acquired and liabilities assumed, based on preliminary estimates of their fair value.

You should read the selected historical and unaudited pro forma condensed combined financial data in conjunction with the consolidated financial statements and related management’s discussion and analysis of Express Scripts Holding Company, ESI and Medco incorporated by reference into this prospectus, as well as the unaudited pro forma condensed combined financial statements incorporated by reference into this prospectus. See “Documents Incorporated by Reference”.

	Pro Forma	Historical
	Nine Months Ended September 30,	Nine Months Ended September 30,
	2012	2012	2011
	(in millions)
Statement of operations data:
Revenues(1)	$82,804.0	$66,824.5	$34,026.9
Cost of revenues(1)	76,680.1	61,745.1	31,661.5

Gross profit	6,123.9	5,079.4	2,365.4
Selling, general and administrative	4,102.2	3,220.7	628.6

Operating income	2,021.7	1,858.7	1,736.8
Other income (expense):
Undistributed gain from joint venture	9.4	9.4	—
Interest income and other income	7.6	6.0	7.8
Interest expense	(564.3)	(463.1)	(184.3)

Income before income taxes	1,474.4	1,411.0	1,560.3
Provision for income taxes	618.6	602.2	574.9

Net income	$855.8	$808.8	$985.4

	Pro Forma	Historical
	Year Ended December 31,	Year Ended December 31,
	2011	2011	2010	2009(2)	2008(3)	2007(4)
	(in millions)
Statement of operations data:
Revenues(1)	$116,048.1	$46,128.3	$44,973.2	$24,722.3	$21,941.2	$21,788.9
Cost of revenues(1)	108,047.4	42,918.4	42,015.0	22,298.3	19,910.6	20,039.2

Gross profit	8,000.7	3,209.9	2,958.2	2,424.0	2,030.6	1,749.7
Selling, general and administrative	4,770.9	898.2	887.3	926.5	756.3	693.4

Operating income	3,229.8	2,311.7	2,070.9	1,497.5	1,274.3	1,056.3
Other income (expense):
Non-operating charges, net	—	—	—	—	(2.0)	(18.6)
Undistributed loss from joint venture	—	—	—	—	(0.3)	(1.3)
Interest income and other income	11.1	12.4	4.9	5.3	13.0	12.2
Interest expense	(877.2)	(299.7)	(167.1)	(194.4)	(77.6)	(108.4)

Income before income taxes	2,363.7	2,024.4	1,908.7	1,308.4	1,207.4	940.2
Provision for income taxes	896.4	748.6	704.1	481.8	431.5	342.2

Net income from continuing operations	1,467.3	1,275.8	1,204.6	826.6	775.9	598.0

Net (loss) income from discontinued operations, net of tax	—	—	(23.4)	1.0	0.2	(30.2)

Net income	$1,467.3	$1,275.8	$1,181.2	$827.6	$776.1	$567.8

	Historical
	September 30, 2012	December 31,
		2011	2010	2009(2)	2008(3)	2007(4)
	(in millions)
Balance sheet data:
Cash and cash equivalents	$1,248.4	$5,620.1	$523.7	$1,070.4	$530.7	$434.7
Receivables, net	5,720.3	1,915.7	1,720.9	2,516.4	1,155.9	1,184.6
Total current assets	9,432.5	8,058.0	2,941.3	4,143.5	2,043.8	1,967.8
Total assets	57,307.7	15,607.0	10,557.8	11,931.2	5,509.2	5,256.4
Total liabilities	34,562.8	13,133.3	6,951.2	8,379.4	4,431.0	4,560.0
Total stockholders’ equity	22,744.9	2,473.7	3,606.6	3,551.8	1,078.2	696.4

	Historical
	Nine Months Ended September 30,		Year Ended December 31,
	2012	2011	2011	2010	2009(2)	2008(3)	2007(4)
	(in millions)
Cash flow data:(5)
Net cash provided by operating activities	$2,049.4	$1,659.9	$2,192.0	$2,105.1	$1,752.0	$1,091.1	$841.4
Net cash used in investing activities	(10,374.3)	(89.6)	(123.9)	(145.1)	(4,820.5)	(318.6)	(52.6)
Net cash provided by (used in) financing activities	3,950.7	(1,028.3)	3,030.5	(2,523.0)	3,587.0	(680.4)	(469.7)

	Historical
	Nine Months Ended September 30,		Year Ended December 31,
	2012	2011	2011	2010	2009(2)	2008(3)	2007(4)
	(in millions, except ratios, percentages and per claim data)
Other data:
Adjusted EBITDA from continuing operations(6)	$3,770.5	$1,944.6	$2,657.6	$2,408.2	$1,692.8	$1,368.4	$1,178.1
Adjusted EBITDA from continuing operations per adjusted claim(6)(7)	3.79	3.49	3.54	3.19	3.19	2.70	2.32
Total adjusted claims(7)(8)	996.0	556.6	751.5	753.9	530.6	506.3	507.0
ROIC(9)	—	—	18.3%	20.5%	18.9%	27.5%	23.7%

(1)	Includes retail pharmacy co-payments.
(2)	Includes the acquisition of the PBM business from WellPoint, Inc., effective December 1, 2009.
(3)	Includes the acquisition of Medical Services Company, effective July 22, 2008.
(4)	Includes the acquisition of ESI HRA, LLC (formerly known as ConnectYourCare), effective October 10, 2007.
(5)	Cash flow amounts are from continuing operations.
(6)

Adjusted EBITDA from continuing operations is earnings before other income (expense), interest, taxes, depreciation and amortization, or is alternatively calculated as operating income plus depreciation and amortization adjusted for the items set forth below. Adjusted EBITDA from continuing operations is presented because it is a widely accepted indicator of a company’s ability to service indebtedness and is frequently used to evaluate a company’s performance. We calculate and use Adjusted EBITDA from continuing operations as an indicator of our ability to generate cash from our reported operating results. This measurement is used in concert with net income and cash flows from operations, which measure actual cash generated in the period. In addition, Adjusted EBITDA from continuing operations is a supplemental measurement used by analysts and investors to help evaluate overall operating performance and our ability to incur and service debt and make capital expenditures. We have calculated Adjusted EBITDA from continuing operations excluding certain charges recorded each year, as these charges are not considered an indicator of ongoing company performance. Adjusted EBITDA from continuing operations per adjusted claim is calculated by dividing Adjusted EBITDA from continuing operations by the adjusted claim volume for the period. This measure is used as an indicator of Adjusted EBITDA from continuing operations performance on a per-unit basis, providing insight into the cash-generating potential of each claim. Adjusted EBITDA from continuing operations, and as a result, Adjusted EBITDA from continuing operations per adjusted claim, are affected by the changes in claim volumes between retail and mail-order, the relative representation of brand-name, generic and specialty pharmacy drugs, as well as the level of efficiency in the business.

Adjusted EBITDA from continuing operations and Adjusted EBITDA from continuing operations per adjusted claim should not be considered as alternatives to net income, as measures of operating performance, as alternatives to cash flow, as measures of liquidity, or as substitutes for any other measure computed in accordance with accounting principles generally accepted in the United States (“GAAP”). In addition, our definitions and calculations of EBITDA from continuing operations, Adjusted EBITDA from continuing operations and Adjusted EBITDA from continuing operations per adjusted claim may not be comparable to that used by other companies.

The following is a reconciliation of net income from continuing operations to Adjusted EBITDA from continuing operations. We believe net income from continuing operations is the most directly comparable measure calculated under GAAP.

	Historical
	Nine Months Ended September 30,		Year Ended December 31,
	2012	2011	2011	2010	2009	2008	2007
	(in millions)
Net income from continuing operations	$808.8	$985.4	$1,275.8	$1,204.6	$826.6	$775.9	$598.0
Income taxes	602.2	574.9	748.6	704.1	481.8	431.5	342.2
Depreciation and amortization	1,292.0	187.5	253.4	244.7	106.7	94.1	94.2
Interest expense, net	457.1	176.5	287.3	162.2	189.1	64.6	96.2
Undistributed (gain) loss from joint venture	(9.4)	—	—	—	—	0.3	1.3
Non-operating charges, net	—	—	—	—	—	2.0	18.6

EBITDA from continuing operations	3,150.7	1,924.3	2,565.1	2,315.6	1,604.2	1,368.4	1,150.5
Adjustments to EBITDA from continuing operations
Transaction and integration costs	619.8	20.3	62.5	122.6	68.6	—	—
Accrual related to client contractual dispute	—	—	30.0	—	—	—	—
Benefit related to client contract amendment	—	—	—	(30.0)	—	—	—
Legal settlement	—	—	—	—	35.0	—	6.0
Benefit from insurance recovery	—	—	—	—	(15.0)	—	—
Bad debt charges in specialty distribution line of business	—	—	—	—	—	—	21.5
Inventory charges in specialty distribution line of business	—	—	—	—	—	—	9.1
Settlement of contractual item with supply chain vendor	—	—	—	—	—	—	(9.0)

Adjusted EBITDA from continuing operations	$3,770.5	$1,944.6	$2,657.6	$2,408.2	$1,692.8	$1,368.4	$1,178.1

(7)	Total adjusted claims represent network claims plus home delivery claims, which are multiplied by three, as home delivery claims are typically 90-day claims and network claims are generally 30-day claims.
(8)	Prior to the Merger, ESI and Medco had historically used slightly different methodologies to report claims; however, we believe the differences between the claims reported by ESI and Medco would not be material had the same methodology applied. We have since combined these two approaches into one methodology that we will use going forward. This change was made prospectively beginning April 2, 2012. We have not restated the number of claims in prior periods, because the differences are not material.
(9)	ROIC, or return on invested capital, is after-tax operating income, as adjusted by certain non-recurring items, as a percentage of average invested capital. We present ROIC on an annual basis only. ROIC is presented because we believe it is a widely accepted indicator of a company’s historical performance and is frequently used to measure the profitability of a company as a proportion of the total capital invested in the business. ROIC, however, should not be considered as an alternative to net income, as a measure of operating performance, as an alternative to cash flow, as a measure of liquidity or as a substitute for any other measure computed in accordance with GAAP. In addition, our definition and calculation of ROIC may not be comparable to that used by other companies. Our calculation of ROIC is set forth in the following table.

	Historical
	Year Ended December 31,
	2011	2010	2009	2008	2007
	(in millions)
Calculation of adjusted after-tax operating income:
Operating income as reported	$2,311.7	$2,070.9	$1,497.5	$1,274.3	$1,056.3
Adjustment for non-recurring items(i)	247.2	247.3	132.8	40.4	32.1
Income tax(ii)	(946.8)	(855.4)	(600.0)	(469.3)	(396.6)

Adjusted after-tax operating income	$1,612.1	$1,462.8	$1,030.3	$845.4	$691.8

Calculation of average invested capital—end of period:
Stockholders’ equity	$2,473.7	$3,606.6	$3,551.8	$1,078.2	$696.4
Interest bearing liabilities	8,076.3	2,493.8	3,832.6	1,760.3	2,020.4
Long-term deferred income taxes, net	546.5	448.9	368.8	313.8	278.6

Invested capital	$11,096.5	$6,549.3	$7,753.2	$3,152.3	$2,995.4

Average invested capital(iii)	$8,822.9	$7,151.3	$5,452.8	$3,073.9	$2,914.0
ROIC	18.3%	20.5%	18.9%	27.5%	23.7%

(i)	Operating income is adjusted for non-recurring items and amortization of intangible assets, as these items are not considered an indicator of ongoing company performance.
(ii)	The tax rate applied is the effective tax rate on adjusted operating income, which was 37.0%, 36.9%, 36.8%, 35.7% and 36.4% in fiscal years 2011, 2010, 2009, 2008 and 2007, respectively.
(iii)	Average invested capital for each respective period is the average of the invested capital at the end of the period and the invested capital at the beginning of the period. Invested capital at the beginning of the 2007 fiscal year was $2,832.5 and consisted of $1,124.9 of stockholders’ equity, $1,450.5 of interest bearing liabilities and $257.1 of long-term deferred income taxes, net.

THE EXCHANGE OFFER

Terms of the Exchange Offer; Period for Tendering Old Notes

Subject to terms and conditions detailed in this prospectus, we will accept for exchange old notes which are properly tendered on or prior to the expiration date and not withdrawn as permitted below. As used herein, the term “expiration date” means 5:00 p.m., New York City time, on                     , 2012. We may, however, in our sole discretion, extend the period of time during which the exchange offer is open. The term “expiration date” means the latest time and date to which the exchange offer is extended.

As of the date of this prospectus, $900 million aggregate principal amount of old 2014 notes, $1.0 billion aggregate principal amount of old 2015 notes, $1.25 billion aggregate principal amount of old 2016 notes, $1.5 billion aggregate principal amount of old 2017 notes, $1.25 billion aggregate principal amount of old 2021 notes, $1.0 billion aggregate principal amount of old 2022 notes and $700 million aggregate principal amount of the old 2041 notes are outstanding.

We expressly reserve the right, at any time, to extend the period of time during which the exchange offer is open, and delay acceptance for exchange of any old notes, by giving oral or written notice of such extension to the holders thereof as described below. During any such extension, all old notes previously tendered will remain subject to the exchange offer and may be accepted for exchange by us. Any old notes not accepted for exchange for any reason will be returned without expense to the tendering holder as promptly as practicable after the expiration or termination of the exchange offer.

Old notes tendered in the exchange offer must be in denominations of principal amount of $2,000 and integral multiples of $1,000 in excess of $2,000.

We expressly reserve the right to amend or terminate the exchange offer, and not to accept for exchange any old notes, upon the occurrence of any of the events specified under “—Conditions to the Exchange Offer.” We will give oral or written notice of any extension, amendment, non-acceptance or termination to the holders of the old notes as promptly as practicable. Such notice, in the case of any extension, will be issued by means of a press release or other public announcement no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

Exchange Offer Procedures

The tender to us of old notes by you as set forth below and our acceptance of the old notes will constitute a binding agreement between us and you upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal. Except as set forth below, to tender old notes for exchange pursuant to the exchange offer, you must transmit a properly completed and duly executed letter of transmittal, including all other documents required by such letter of transmittal or, in the case of a book-entry transfer, an agent’s message in lieu of such letter of transmittal, to Wells Fargo Bank, National Association, as exchange agent, at the address set forth below under “—Exchange Agent” on or prior to the expiration date. In addition, either:

•	certificates for such old notes must be received by the exchange agent along with the letter of transmittal; or

•

a timely confirmation of a book-entry transfer, which we refer to as a book-entry confirmation, of such old notes, if such procedure is available, into the exchange agent’s account at DTC pursuant to the procedure for book-entry transfer must be received by the exchange agent, prior to the expiration date, with the letter of transmittal or an agent’s message in lieu of such letter of transmittal.

The term “agent’s message” means a message, transmitted by DTC to and received by the exchange agent and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the tendering participant stating that such participant has received and agrees to be bound by the letter of transmittal and that we may enforce such letter of transmittal against such participant. The method of delivery of old notes, letters of transmittal and all other required documents is at your election and risk. If such delivery is by mail, it is recommended that you use registered mail, properly insured, with return receipt requested. In all cases, you should allow sufficient time to assure timely delivery. No letter of transmittal or old notes should be sent to us.

Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the old notes surrendered for exchange are tendered:

•	by a holder of the old notes who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal, or

•	for the account of an eligible institution (as defined below).

In the event that signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, such guarantees must be by a firm which is a member of the Securities Transfer Agent Medallion Program, the Stock Exchanges Medallion Program or the New York Stock Exchange Medallion Program (each such entity being hereinafter referred to as an eligible institution). If old notes are registered in the name of a person other than the signer of the letter of transmittal, the old notes surrendered for exchange must be endorsed by, or be accompanied by a written instrument or instruments of transfer or exchange, in satisfactory form as we or the exchange agent determine in our sole discretion, duly executed by the registered holders with the signature thereon guaranteed by an eligible institution.

We or the exchange agent in our or its sole discretion will make a final and binding determination on all questions as to the validity, form, eligibility (including time of receipt) and acceptance of old notes tendered for exchange. We reserve the absolute right to reject any and all tenders of any particular old note not properly tendered or to not accept any particular old note which acceptance might, in our judgment or our counsel’s, be unlawful. We also reserve the absolute right to waive any defects or irregularities or conditions of the exchange offer as to any particular old note either before or after the expiration date (including the right to waive the ineligibility of any holder who seeks to tender old notes in the exchange offer). Our or the exchange agent’s interpretation of the terms and conditions of the exchange offer as to any particular old note either before or after the expiration date (including the letter of transmittal and the instructions thereto) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of old notes for exchange must be cured within a reasonable period of time, as we determine. We are not, nor is the exchange agent or any other person, under any duty to notify you of any defect or irregularity with respect to your tender of old notes for exchange, and no one will be liable for failing to provide such notification.

If the letter of transmittal is signed by a person or persons other than the registered holder or holders of old notes, such old notes must be endorsed or accompanied by powers of attorney signed exactly as the name(s) of the registered holder(s) that appear on the old notes and the signatures must be guaranteed by an eligible institution.

If the letter of transmittal or any old notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing. Unless waived by us or the exchange agent, proper evidence satisfactory to us of their authority to so act must be submitted with the letter of transmittal.

By tendering old notes, you represent to us, among other things, that you are not our “affiliate,” as defined under Rule 405 under the Securities Act, that the new notes acquired pursuant to the exchange offer are being obtained in the ordinary course of business of the person receiving such new notes, whether or not such person is the holder, that neither the holder nor such other person has any arrangement or understanding with any person to participate in the distribution of the new notes, and that you are not holding old notes that have, or are reasonably likely to have, the status of an unsold allotment in the initial offering. In the case of a holder that is not a broker-dealer, that holder, by tendering, will also represent to us that the holder is not engaged in, and does not intend to engage in, a distribution of the new notes. However, any purchaser of old notes who is our affiliate who intends to participate in the exchange offer for the purpose of distributing the new notes or a broker-dealer that acquired old notes in a transaction other than as part of its trading or market-making activities and who has arranged or has an understanding with any person to participate in the distribution of the old notes:

•	cannot rely on the applicable interpretations of the staff of the SEC;

•	will not be entitled to participate in the exchange offer; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

Each broker-dealer that receives new notes for its own account in exchange for old notes, where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. See “Plan of Distribution.” The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

Acceptance of Old Notes for Exchange; Delivery of New Notes

Upon satisfaction or waiver of all of the conditions to the exchange offer, we will accept, promptly after the expiration date, all old notes properly tendered and will issue the new notes promptly after acceptance of the old notes. See “—Conditions to the Exchange Offer.” For purposes of the exchange offer, we will be deemed to have accepted properly tendered old notes for exchange if and when we give oral (confirmed in writing) or written notice to the exchange agent.

The holder of each old note accepted for exchange will receive a new note in the amount equal to the surrendered old note. Holders of new notes on the relevant record date for the first interest payment date following the consummation of the exchange offer will receive interest accruing from the most recent date to which interest has been paid on the old notes. Holders of new notes will not receive any payment in respect of accrued interest on old notes otherwise payable on any interest payment date, the record date for which occurs on or prior to the consummation of the exchange offer.

In all cases, issuance of new notes for old notes that are accepted for exchange will be made only after timely receipt by the exchange agent of:

•	certificates for such old notes or a timely book-entry confirmation of such old notes into the exchange agent’s account at DTC;

•	a properly completed and duly executed letter of transmittal or an agent’s message in lieu thereof; and

•	all other required documents.

If any tendered old notes are not accepted for any reason set forth in the terms and conditions of the exchange offer or if old notes are submitted for a greater principal amount than the holder desires to exchange, such unaccepted or non-exchanged old notes will be returned without expense to the tendering holder (or, in the case of old notes tendered by book entry transfer into the exchange agent’s account at DTC pursuant to the book-entry procedures described below, such non-exchanged old notes will be credited to an account maintained with DTC as promptly as practicable after the expiration or termination of the exchange offer).

Book-Entry Transfers

For purposes of the exchange offer, the exchange agent will request that an account be established with respect to the old notes at DTC within two business days after the date of this prospectus, unless the exchange agent has already established an account with DTC suitable for the exchange offer. Any financial institution that is a participant in DTC may make book-entry delivery of old notes by causing DTC to transfer such old notes into the exchange agent’s account at DTC in accordance with DTC’s procedures for transfer. Although delivery of old notes may be effected through book-entry transfer at DTC, the letter of transmittal or facsimile thereof or an agent’s message in lieu thereof, with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received by the exchange agent at one of the addresses set forth under “—Exchange Agent” on or prior to the expiration date.

Withdrawal Rights

You may withdraw your tender of old notes at any time prior to the expiration date. To be effective, a written notice of withdrawal must be received by the exchange agent at one of the addresses set forth under “—Exchange Agent.” This notice must specify:

•	the name of the person having tendered the old notes to be withdrawn;

•	the old notes to be withdrawn (including the principal amount of such old notes); and

•	where certificates for old notes have been transmitted, the name in which such old notes are registered, if different from that of the withdrawing holder.

If certificates for old notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of such certificates, the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an eligible institution, unless such holder is an eligible institution. If old notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn old notes and otherwise comply with the procedures of DTC.

We or the exchange agent will make a final and binding determination on all questions as to the validity, form and eligibility (including time of receipt) of such notices. Any old notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any old notes tendered for exchange but not exchanged for any reason will be returned to the holder without cost to such holder (or, in the case of old notes tendered by book-entry transfer into the exchange agent’s account at DTC pursuant to the book-entry transfer procedures described above, such old notes will be credited to an account maintained with DTC for the old notes as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer). Properly withdrawn old notes may be retendered by following one of the procedures described under “—Exchange Offer Procedures” above at any time on or prior to the expiration date.

Conditions to the Exchange Offer

Notwithstanding any other provision of the exchange offer, we are not required to accept for exchange, or to issue new notes in exchange for, any old notes and may terminate or amend the exchange offer, if any of the following events occur prior to acceptance of such old notes:

(1)	the exchange offer violates any applicable law or applicable interpretation of the staff of the SEC;

(2)	there is threatened, instituted or pending any action or proceeding before, or any injunction, order or decree has been issued by, any court or governmental agency or other governmental regulatory or administrative agency or commission,

•

seeking to restrain or prohibit the making or consummation of the exchange offer or any other transaction contemplated by the exchange offer, or assessing or seeking any damages as a result thereof, or

•	resulting in a material delay in our ability to accept for exchange or exchange some or all of the old notes pursuant to the exchange offer;

(3)	any statute, rule, regulation, order or injunction has been sought, proposed, introduced, enacted, promulgated or deemed applicable to the exchange offer or any of the transactions contemplated by the exchange offer by any government or governmental authority, domestic or foreign, or any action has been taken, proposed or threatened, by any government, governmental authority, agency or court, domestic or foreign, that in our sole judgment might, directly or indirectly, result in any of the consequences referred to in clauses (1) or (2) above or, in our reasonable judgment, might result in the holders of new notes having obligations with respect to resales and transfers of new notes which are greater than those described in the interpretation of the SEC referred to on the cover page of this prospectus, or would otherwise make it inadvisable to proceed with the exchange offer; or

(4)	there has occurred:

•	any general suspension of or general limitation on prices for, or trading in, our securities on any national securities exchange or in the over-the-counter market,

•	any limitation by a governmental agency or authority which may adversely affect our ability to complete the transactions contemplated by the exchange offer,

•

a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or any limitation by any governmental agency or authority which adversely affects the extension of credit, or

•

a commencement of a war, armed hostilities or other similar international calamity directly or indirectly involving the United States, or, in the case of any of the foregoing existing at the time of the commencement of the exchange offer, a material acceleration or worsening thereof;

which in our reasonable judgment in any case, and regardless of the circumstances (including any action by us) giving rise to any such condition, makes it inadvisable to proceed with the exchange offer and/or with such acceptance for exchange or with such exchange.

The foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any condition or may be waived by us in whole or in part at any time in our reasonable discretion. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right and each such right will be deemed an ongoing right which may be asserted at any time.

In addition, we will not accept for exchange any old notes tendered, and no new notes will be issued in exchange for any such old notes, if at such time any stop order is threatened or in effect with respect to the registration statement, of which this prospectus constitutes a part, or the qualification of the indenture under the Trust Indenture Act.

Exchange Agent

We have appointed Wells Fargo Bank, National Association as the exchange agent for the exchange offer. All executed letters of transmittal should be directed to the exchange agent at the addresses set forth below. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal should be directed to the exchange agent addressed as follows:

Wells Fargo Bank, National Association, Exchange Agent

By Registered or Certified Mail: Wells Fargo Bank, National Association Corporate Trust Operations MAC N9303-121 PO Box 1517 Minneapolis, MN 55480	By Regular Mail or Overnight Courier: Wells Fargo Bank, National Association Corporate Trust Operations MAC N9303-121 Sixth & Marquette Avenue Minneapolis, MN 55479

By Facsimile: (612) 667-6282	In Person by Hand Only: Wells Fargo Bank, National Association 12th Floor—Northstar East Building Corporate Trust Operations 680 Second Avenue South Minneapolis, MN 55479

For Information or Confirmation by Telephone:

(800) 344-5128

DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION OF SUCH LETTER OF TRANSMITTAL VIA FACSIMILE OTHER THAN AS SET FORTH ABOVE DOES NOT CONSTITUTE A VALID DELIVERY OF THE LETTER OF TRANSMITTAL.

Fees and Expenses

The principal solicitation is being made by mail by Wells Fargo Bank, National Association, as exchange agent. We will pay the exchange agent customary fees for its services, reimburse the exchange agent for its reasonable out-of-pocket expenses incurred in connection with the provision of these services and pay other registration expenses, including fees and expenses of the trustee under the indenture relating to the new notes, filing fees, blue sky fees and printing and distribution expenses. We will not make any payment to brokers, dealers or others soliciting acceptances of the exchange offer.

Additional solicitation may be made by telephone, facsimile or in person by our and our affiliates’ officers and regular employees and by persons so engaged by the exchange agent.

Accounting Treatment

We will record the new notes at the same carrying value as the old notes, as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes. The expenses of the exchange offer will be expensed as incurred.

Transfer Taxes

Holders who tender their old notes for exchange will not be obligated to pay any related transfer taxes, except that holders who instruct us to register new notes in the name of, or request that old notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer taxes.

Consequences of Exchanging or Failing to Exchange Old Notes

If you do not exchange your old notes for new notes in the exchange offer, your old notes will continue to be subject to the provisions of the indenture relating to the old notes regarding transfer and exchange of the old notes and the restrictions on transfer of the old notes described in the legend on your certificates. These transfer restrictions are required because the old notes were issued under an exemption from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the old notes may not be offered or sold unless registered under the Securities Act, except under an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not plan to register the old notes under the Securities Act. Based on interpretations by the staff of the SEC, as set forth in no-action letters issued to third parties, we believe that the new notes you receive in the exchange offer may be offered for resale, resold or otherwise transferred without compliance with the registration and prospectus delivery provisions of the Securities Act. However, you will not be able to freely transfer the new notes, and, to the extent described below, you will not be entitled to participate in the exchange offer if:

•	you are our “affiliate,” as defined in Rule 405 under the Securities Act;

•	you are not acquiring the new notes in the exchange offer in the ordinary course of your business;

•	you have an arrangement or understanding with any person to participate in the distribution, as defined in the Securities Act, of the new notes you will receive in the exchange offer; or

•	you are holding old notes that have, or are reasonably likely to have, the status of an unsold allotment in the initial offering.

We do not intend to request the SEC to consider, and the SEC has not considered, the exchange offer in the context of a similar no-action letter. As a result, we cannot guarantee that the staff of the SEC would make a similar determination with respect to the exchange offer as in the circumstances described in the no action letters discussed above. Each holder, other than a broker-dealer, must acknowledge that it is not engaged in, and does not intend to engage in, a distribution of new notes and has no arrangement or understanding to participate in a distribution of new notes. If you are our affiliate, are engaged in or intend to engage in a distribution of the new notes or have any arrangement or understanding with respect to the distribution of the new notes you will receive in the exchange offer, you may not rely on the applicable interpretations of the staff of the SEC, you will not be entitled to participate in the exchange offer and you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. If you are a participating broker-dealer, you must acknowledge that you will deliver a prospectus in connection with any resale of the new notes. In addition, to comply with state securities laws, you may not offer or sell the new notes in any state unless they have been registered or qualified for sale in that state or an exemption from registration or qualification is available and is complied with. The offer and sale of the new notes to “qualified institutional buyers” (as defined in Rule 144A of the Securities Act) is generally exempt from registration or qualification under state securities laws. We do not plan to register or qualify the sale of the new notes in any state where an exemption from registration or qualification is required and not available.

DESCRIPTION OF THE NEW NOTES

The 2.750% Senior Notes due 2014 (the “new 2014 notes”), the 2.100% Senior Notes due 2015 (the “new 2015 notes”), the 3.500% Senior Notes due 2016 (the “new 2016 notes”), the 2.650% Senior Notes due 2017 (the “new 2017 notes”), the 4.750% Senior Notes due 2021 (the “new 2021 notes”), the 3.900% Senior Notes due 2022 (the “new 2022 notes”) and the 6.125% Senior Notes due 2041 (the “new 2041 notes” and, together with the new 2014 notes, the new 2015 notes, the new 2016 notes, the new 2017 notes, the new 2021 notes and the new 2022 notes, the “new notes”) will be issued under and governed by an indenture, among Express Scripts Holding Company, ESI, certain of our domestic wholly owned subsidiaries and Wells Fargo Bank, National Association, as trustee, dated as of November 21, 2011, and supplemented by supplemental indentures in respect of each series of notes (as so supplemented, the “indenture”). This is the same indenture under which the old notes were issued. References to the “old notes” refer to the notes in exchange for which the new notes are being offered. References to the “notes” refer to the new notes and the old notes, collectively. Any old notes of a series that remain outstanding after the completion of the exchange offer, together with the new notes of such series issued in the exchange offer, will be treated as a single class of securities under the indenture. The following description is subject to, and is qualified in its entirety by reference to, the indenture. Unless otherwise defined herein, capitalized terms used in the following description are defined in the indenture. As used in the following description, the terms “we,” “us,” “our” and “Express Scripts” refer to Express Scripts Holding Company and not to any of its subsidiaries, unless the context requires otherwise.

We urge you to read the indenture (including definitions of terms used therein) because it, and not this description, defines your rights as a beneficial holder of the new notes. The following description of material terms of the indenture and the new notes is a summary only and does not purport to be complete. This description is subject to, and qualified in its entirety by reference to, the actual provisions of the new notes and the indenture. For information about how to obtain copies of the indenture from us, see “Where You Can Find More Information.”

General

The new 2014 notes will be initially limited to $900.0 million aggregate principal amount and will mature on November 21, 2014. The new 2015 notes will be initially limited to $1.0 billion aggregate principal amount and will mature on February 12, 2015. The new 2016 notes will be initially limited to $1.25 billion aggregate principal amount and will mature on November 15, 2016. The new 2017 notes will be initially limited to $1.5 billion aggregate principal amount and will mature on February 15, 2017. The new 2021 notes will be initially limited to $1.25 billion aggregate principal amount and will mature on November 15, 2021. The new 2022 notes will be initially limited to $1.0 billion aggregate principal amount and will mature on February 15, 2022. The new 2041 notes will be initially limited to $700.0 million aggregate principal amount and will mature on November 15, 2041. We may, without the consent of the holders of the applicable series of notes, increase such principal amounts in the future, on the same terms and conditions as the notes of the applicable series (except for the issue date, issue price and, in some cases, the first interest payment date). All new notes will be issued only in fully registered form without coupons in minimum denominations of $2,000 and any integral multiple of $1,000.

The new notes will be our senior unsecured obligations and will rank equally with all of our other existing and future senior unsecured indebtedness. The new notes will be jointly and severally and fully and unconditionally guaranteed by certain of our domestic wholly owned subsidiaries, including ESI and Medco and certain of their respective domestic wholly owned subsidiaries. Our domestic wholly owned subsidiaries that will guarantee the new notes are collectively referred to herein as the “Guarantors.”

The new notes will be effectively subordinated to any secured indebtedness that we and the Guarantors may have or incur in the future to the extent of the collateral securing the same and will be structurally subordinated to the obligations (including trade accounts payable) of our subsidiaries that do not guarantee the new notes. At

September 30, 2012, we and our consolidated subsidiaries had approximately $17,124.9 million of senior unsecured indebtedness and no secured indebtedness. At September 30, 2012, our subsidiaries that will not guarantee the new notes had approximately $739.1 million of liabilities.

The indenture will not contain any covenants or provisions that would afford the holders of the new notes protection in the event of a highly leveraged or other transaction that is not in the best interests of noteholders, except to the limited extent described below under “—Covenants.”

Guarantees

The new notes will be jointly and severally and fully and unconditionally guaranteed by our domestic wholly owned subsidiaries that currently guarantee the old notes, subject to certain customary automatic release provisions.

In addition, the new notes will be guaranteed by certain of our subsidiaries under the circumstances described under “—Covenants—Additional Guarantors,” including any such subsidiary that becomes a guarantor of obligations under our $4.0 billion unsecured term loan facility (the “Term Loan Facility”) or our $1.5 billion revolving loan facility (the “Revolving Loan Facility” and together with the Term Loan Facility, the “Facilities”). Unless the context otherwise requires, for all purposes of the indenture and this “Description of the New Notes,” references to the Guarantors include any such additional guarantors.

Each Guarantor’s guarantee of the new notes:

•	will be a general unsecured obligation of that Guarantor;

•

will be pari passu in right of payment with all existing and future senior indebtedness of that Guarantor, but will be effectively subordinated to all of that Guarantor’s future secured indebtedness to the extent of the value of the collateral that secures such indebtedness; and

•	will be senior in right of payment to all existing and future subordinated indebtedness of that Guarantor.

Not all of our subsidiaries will guarantee the new notes. In the event of a bankruptcy, liquidation or reorganization of any of these non-guarantor subsidiaries, the non-guarantor subsidiaries will pay the holders of their debt and their trade creditors before they will be able to distribute any of their assets to us. As of September 30, 2012, our subsidiaries that will not guarantee the new notes had approximately $739.1 million of liabilities and held approximately 1.5% of our assets and those of our consolidated subsidiaries. For the nine months ended September 30, 2012, our subsidiaries that will not guarantee the new notes generated approximately 0.6% of our consolidated total revenues and approximately 5.9% of our consolidated operating income.

The obligations of each Guarantor will be limited as necessary to prevent the guarantees from constituting a fraudulent conveyance under applicable law. If a guarantee is rendered voidable, it could be subordinated by a court to all other indebtedness (including guarantees and other contingent liabilities) of the Guarantor, and, depending on the amount of such indebtedness, a Guarantor’s liability on its guarantee could be reduced to zero. See “Risk Factors—Risks Related to the Exchange Offer and Holding the New Notes—Federal and state fraudulent transfer laws may permit a court to void the guarantees, and, if that occurs, you may not receive any payments on the new notes or in respect of such guarantees.”

The indenture provides for the release of all or some of the guarantees of the Guarantors in certain circumstances, including:

•	all or substantially all of the equity interests or assets of such Guarantor are sold, transferred or otherwise disposed of, other than to us, one of our subsidiaries or one of our affiliates;

•

such Guarantor is not a borrower or guarantor under, and does not grant any lien to secure any obligations pursuant to, (1) either of the Facilities or, in each case, any refinancing or replacement thereof, or (2) any other indebtedness for borrowed money having an aggregate principal amount outstanding in excess of 15% of our consolidated net worth, and is released or discharged from each guarantee and lien granted by such Guarantor with respect to all of such indebtedness other than obligations arising under the indenture and any securities issued under the indenture, except discharges or releases by or as a result of payment under such guarantees; or

•	under the circumstances described under “—Covenants—Additional Guarantors.”

No Guarantor currently is an issuer, borrower or guarantor under, or has incurred or granted any lien to secure, debt of an amount that is in excess of 15% of our consolidated net worth, other than Medco and ESI, in each case, as issuer of its existing senior notes.

Principal and Interest

The new 2014 notes will mature on November 21, 2014, the new 2015 notes will mature on February 12, 2015, the new 2016 notes will mature on November 15, 2016, the new 2017 notes will mature on February 15, 2017, the new 2021 notes will mature on November 15, 2021, the new 2022 notes will mature on February 15, 2022, and the new 2041 notes will mature on November 15, 2041, unless, in each case, we redeem the notes prior to that date, as described below under “—Optional Redemption.” Interest on the new 2014 notes will accrue at the rate of 2.750% per year, interest on the new 2015 notes will accrue at the rate of 2.100% per year, interest on the new 2016 notes will accrue at the rate of 3.500% per year, interest on the new 2017 notes will accrue at the rate of 2.650% per year, interest on the new 2021 notes will accrue at the rate of 4.750% per year, interest on the new 2022 notes will accrue at the rate of 3.900% per year and interest on the new 2041 notes will accrue at the rate of 6.125% per year, and in each case will be paid on the basis of a 360-day year of twelve 30-day months. We will pay interest on the new 2014 notes semi-annually in arrears on May 21 and November 21 of each year, beginning on November 21, 2012, to the holder in whose name each such note is registered on the day that is 15 days prior to the relevant interest payment date, whether or not such day is a business day. We will pay interest on the new 2015 notes semi-annually in arrears on February 12 and August 12 of each year, beginning on February 12, 2013, to the holder in whose name each such note is registered on the day that is 15 days prior to the relevant interest payment date, whether or not such day is a business day. We will pay interest on the new 2016 notes, the new 2021 notes and the new 2041 notes semi-annually in arrears on May 15 and November 15 of each year, beginning on November 15, 2012, to the holder in whose name each such note is registered on the day that is 15 days prior to the relevant interest payment date, whether or not such day is a business day. We will pay interest on the new 2017 notes and the new 2022 notes semi-annually in arrears on February 15 and August 15 of each year, beginning on February 15, 2013, to the holder in whose name each such note is registered on the day that is 15 days prior to the relevant interest payment date, whether or not such day is a business day.

We will make payments in respect of the new notes represented by the global notes (as defined below) (including principal, premium, if any, and interest) by wire transfer of immediately available funds to the accounts specified by the note holder. We will make all payments of principal, interest and premium, if any, with respect to certificated notes (as defined below) by wire transfer of immediately available funds to the accounts specified by the holders of certificated notes or, if no such account is specified, by mailing a check to each such holder’s registered address. The new notes represented by the global notes are expected to be eligible to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. We expect that secondary trading in any certificated notes will also be settled in immediately available funds. See “—Book-Entry, Delivery and Form.”

Neither we nor the trustee will impose any service charge for any transfer or exchange of a note. However, we may ask you to pay any taxes or other governmental charges in connection with a transfer or exchange of notes.

If any interest payment date, stated maturity date or earlier redemption date falls on a day that is not a business day in the City of New York, we will make the required payment of principal, premium, if any, and/or interest on the next business day as if it were made on the date payment was due, and no interest will accrue on the amount so payable for the period from and after that interest payment date, the stated maturity date or earlier redemption date, as the case may be, to the next business day.

Optional Redemption

We may redeem some or all of the notes prior to maturity at a price equal to the greater of:

•	100% of the aggregate principal amount of any notes being redeemed, plus accrued and unpaid interest on such notes to the redemption date; or

•

the sum of the present values of the remaining scheduled payments of principal and interest on any such notes being redeemed, not including unpaid interest accrued to the redemption date, discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the treasury rate plus 35 basis points with respect to any 2014 notes being redeemed, 30 basis points with respect to any 2015 notes being redeemed, 40 basis points with respect to any 2016 notes being redeemed, 35 basis points with respect to any 2017 notes being redeemed, 40 basis points with respect to any 2022 notes being redeemed, 45 basis points with respect to any 2021 notes being redeemed and 50 basis points with respect to any 2041 notes being redeemed plus, in each case, unpaid interest on such notes being redeemed accrued to the redemption date.

We will, however, pay the interest installment due on any interest payment date that occurs on or before a redemption date to the holders of the affected series of notes as of the close of business on the applicable regular record date.

The term “comparable treasury issue” means the United States Treasury security or securities selected by an independent investment banker as having an actual or interpolated maturity comparable to the remaining term of the notes of the applicable series being redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a comparable maturity to the remaining term of such notes.

The term “comparable treasury price” means, with respect to any redemption date:

•	the average of five reference treasury dealer quotations for the redemption date, after excluding the highest and lowest such reference treasury dealer quotations, or

•	if the trustee obtains fewer than five reference treasury dealer quotations, the average of all reference treasury dealer quotations for the redemption date so obtained.

The term “independent investment banker” means one of the reference treasury dealers appointed by the trustee after consultation with us.

The term “reference treasury dealer” means each of Citigroup Global Markets Inc. and Credit Suisse Securities (USA) LLC (in each case, or their affiliates) and three other primary U.S. government securities dealers selected by us, and each of their respective successors; provided that if any of these reference treasury dealers resigns, then the respective successor will be a primary United States government securities dealer in the City of New York selected by us.

The term “reference treasury dealer quotations” means, with respect to each reference treasury dealer and any redemption date, the average, as determined by the trustee, of the bid and asked prices for the comparable treasury issue, expressed in each case as a percentage of its principal amount, quoted in writing to the trustee by such reference treasury dealer at approximately 3:30 p.m., New York City time, on the third business day preceding such redemption date.

The term “treasury rate” means, with respect to any redemption date, the rate per year equal to the semiannual equivalent yield to maturity or interpolated (on a day count basis) of the comparable treasury issue, assuming a price for the comparable treasury issue (expressed as a percentage of its principal amount) equal to the comparable treasury price for such redemption date.

We will give written notice of any redemption of any series of notes to holders of that series of notes to be redeemed at their addresses, as shown in the security register for the affected notes, not more than 60 nor less than 30 days prior to the date fixed for redemption. The notice of redemption will specify, among other items, the aggregate principal amount of the series of the notes to be redeemed, the redemption date and the redemption price.

If we choose to redeem less than all of any series of the notes, then we will notify the trustee at least 45 days before giving notice of redemption, or such shorter period as is satisfactory to the trustee, of the aggregate principal amount of that series of the notes to be redeemed and the redemption date. The trustee will select, in the manner it deems fair and appropriate, the notes of that series to be redeemed in part. See also “—Book-Entry, Delivery and Form” below.

If we have given notice as provided in the indenture and made funds irrevocably available for the redemption of any series of the notes called for redemption on the redemption date referred to in that notice, then those notes will cease to bear interest on that redemption date and the only remaining right of the holders of those notes will be to receive payment of the redemption price.

The new notes will not be subject to, or have the benefit of, a sinking fund.

Purchase of Notes Upon a Change of Control Triggering Event

If a change of control triggering event occurs with respect to a particular series of the notes, holders of notes of such series will have the right to require us to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of their notes of such series pursuant to the offer described below (the “change of control offer”) on the terms set forth in the notes. In the change of control offer, we will be required to offer payment in cash equal to 101% of the aggregate principal amount of the notes repurchased, plus accrued and unpaid interest, if any, on the notes repurchased, to the date of purchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date) (the “change of control payment”). Within 30 days following any change of control triggering event with respect to a particular series of the notes, or at our option, prior to any change of control but after the public announcement of the pending change of control, we will be required to mail a notice to holders of notes of the applicable series, with a copy to the trustee, describing the transaction or transactions that constitute the change of control triggering event and offering to repurchase the notes of such series on the date specified in the notice, which date shall be a business day no earlier than 30 days and no later than 60 days from the date such notice is mailed (the “change of control payment date”), pursuant to the procedures required by the notes and described in such notice. The notice will, if mailed prior to the date of the consummation of the change of control, state that the change of control offer is conditioned on the change of control triggering event occurring on or prior to the change of control payment date. We must comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a change of control triggering event. To the extent that the provisions of any securities laws or regulations conflict with the change of control provisions of the notes, we will be required to comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the change of control provisions of the notes by virtue of such conflicts.

On the change of control payment date, we will be required, to the extent lawful, to:

•	accept for payment all notes or portions of notes properly tendered pursuant to the change of control offer;

•	deposit with the paying agent an amount equal to the change of control payment in respect of all notes or portions of notes properly tendered; and

•

deliver or cause to be delivered to the trustee the notes properly accepted, together with an officers’ certificate stating the aggregate principal amount of notes or portions of notes being purchased and that all conditions precedent provided for in the indenture to the change of control offer and to the repurchase by us of notes pursuant to the change of control offer have been complied with.

The paying agent will promptly mail to each holder of notes properly tendered the purchase price for the notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each holder a note equal in principal amount to any unpurchased portion of any notes surrendered; provided that each note will be in a principal amount of $2,000 or an integral multiple of $1,000.

We will not be required to make an offer to repurchase the notes upon a change of control triggering event if (i) a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by us, and such third party purchases all notes properly tendered and not withdrawn under its offer, or (ii) we have given written notice of a redemption of the notes as provided under “Optional Redemption” above, unless we have failed to pay the redemption price on the redemption date. The provisions relating to a change in control triggering event may not be waived or modified for each series of the notes without the written consent of holders of at least a majority in principal amount of that series of the notes outstanding. For purposes of the foregoing discussion of a repurchase at the option of holders, the following definitions are applicable:

The term “below investment grade rating event” means the notes of the applicable series are not rated, or are rated below an investment grade rating by each of the rating agencies (as defined below) on any date during the period commencing 60 days prior to the public notice of an arrangement that could result in a change of control until the end of the 60-day period following public notice of the occurrence of the change of control (which 60-day period shall be extended so long as the rating of the notes of the applicable series is under publicly announced consideration for possible downgrade by either of the rating agencies), provided that a below investment grade rating event otherwise arising by virtue of a particular reduction in, or termination of, any rating shall not be deemed to have occurred in respect of a particular change of control (and thus shall not be deemed a below investment grade rating event for purposes of the definition of change of control triggering event hereunder) if the rating agency or rating agencies ceasing to rate the notes of the applicable series or making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the trustee in writing at its request that the termination or reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable change of control (whether or not the applicable change of control shall have occurred at the time of the below investment grade rating event).

The term “change of control” means the occurrence of any of the following: (a) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of our properties and assets and those of our subsidiaries taken as a whole to any person or group of related persons for purposes of Section 13(d) of the Exchange Act (a “group”) other than us or one of our subsidiaries; (b) the approval by the holders of our common stock of any plan or proposal for our liquidation or dissolution (whether or not otherwise in compliance with the provisions of the indenture); (c) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any person or group (other than one of our subsidiaries) becomes the beneficial owner (as defined in Rule 13(d) under the Exchange Act), directly or indirectly, of more than 50% of the then outstanding number of shares of our voting stock; (d) we consolidate with or merge with or into any person, or any person consolidates with, or merges with or into, us, pursuant to a transaction in which any of our outstanding voting stock or any of the outstanding voting stock of such other person is converted into or exchanged for cash, securities or other property (except when our voting stock is converted into, or exchanged for, at least a majority of the voting stock of the surviving person immediately after giving effect to the transaction); or (e) the first day on which a majority of the members of our board of directors are not continuing directors.

Holders may not be entitled to require us to purchase their notes in certain circumstances involving a significant change in the composition of our board of directors, including in connection with a proxy contest, where our board of directors initially publicly opposes the election of a dissident slate of directors, but subsequently approves such directors as continuing directors for purposes of the indenture. This may result in a change in the composition of our board of directors that, but for such subsequent approval, would have otherwise constituted a change of control requiring a repurchase offer under the terms of the indenture.

The definition of change of control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of our properties and assets and those of our subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require us to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of our properties and assets and those of our subsidiaries taken as a whole to another person or group may be uncertain.

The term “change of control triggering event” means the occurrence of both a change of control and a below investment grade rating event.

The term “continuing directors” means, as of any date of determination, any member of our board of directors who (1) was a member of our board of directors on the date of the consummation of the Mergers; or (2) was nominated for election or elected to our board of directors with the approval of at least a majority of the continuing directors who were members of our board of directors at the time of such nomination or election (either by a specific vote or by approval of a proxy statement in which such member was named as a nominee for election as a director, without objection to such nomination).

Under a Delaware Chancery Court interpretation of the foregoing definition of “continuing directors,” a board of directors may approve for purposes of such definition a slate of shareholder-nominated directors without endorsing them, while simultaneously recommending and endorsing its own slate. This interpretation permits our board to approve a slate of directors that includes a majority of dissident directors nominated pursuant to a proxy contest and the ultimate election of such dissident slate would not constitute a “Change of Control” that would trigger your right to require us to repurchase your notes as described above.

The term “investment grade rating” means a rating of Baa3 (or better) by Moody’s (or its equivalent under any successor rating category of Moody’s) and a rating of BBB-(or better) by S&P (or its equivalent under any successor rating category of S&P), respectively, and the equivalent investment grade credit rating from any replacement rating agency or rating agencies selected by us under the circumstances permitting us to select a replacement agency and in the manner for selecting a replacement agency, in each case as set forth in the definition of “rating agency.”

The term “Moody’s” means Moody’s Investors Service, Inc., a subsidiary of Moody’s Corporation, and its successors.

The term “person” includes any individual, corporation, partnership, limited partnership, general partnership, limited liability company, limited liability partnership, business trust, association, joint stock company, joint venture, trust, trust company, bank, association, land trusts, business trusts or other organizations, whether or not legal entities, incorporated or unincorporated organization or government or any agency or political subdivision thereof.

The term “rating agency” or “rating agencies” means each of Moody’s and S&P; provided that if any of Moody’s or S&P ceases to provide rating services to issuers or investors, we may appoint another “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act as a replacement for such rating agency that is reasonably acceptable to the trustee.

The term “S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.

The term “voting stock” of any specified person as of any date means the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

Covenants

Merger, Consolidation and Sale of Assets

We have agreed, with respect to each series of notes, not to consolidate with or merge with or into any other person, permit any other person to consolidate with or merge with and into us or convey, transfer or lease all or substantially all of our properties and assets to any other person, unless:

•	we are the surviving entity or our successor is an entity organized and existing under the laws of the United States of America, any state or the District of Columbia;

•

our successor will expressly assume, by a supplemental indenture, the due and punctual payment of the principal of and any premium and interest on the outstanding notes and the performance and observance of every covenant in the indenture that we would otherwise have to perform or observe;

•

immediately after giving effect to such transaction and treating any indebtedness that becomes an obligation of ours or any of our subsidiaries as a result of such transaction as having been incurred by us or any of our subsidiaries at the time of such transaction, there will not be any event of default or event which, after notice or lapse of time or both, would become an event of default;

•

if, as a result of any such transaction, our property or assets would become subject to a lien which would not be permitted under “—Limitations on Liens,” we or our successor shall take those steps that are necessary to secure all outstanding notes equally and ratably with the indebtedness secured by that lien; and

•

we will have delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that such consolidation or transfer and supplemental indenture, if applicable, comply with the indenture and that all conditions precedent to the consummation of the particular transaction under the indenture have been complied with.

Upon any consolidation or merger with or into any other person or any conveyance, transfer or lease of all or substantially all of our properties and assets to any other person, the successor person will succeed to, and be substituted for, us under the indenture, and we, except in the case of a lease, will be relieved of all obligations and covenants under the notes and the indenture to the extent we were the predecessor person.

For purposes of this covenant, the conveyance, transfer or lease of all or substantially all of the properties and assets of one or more our subsidiaries, which properties and assets, if held by us instead of such subsidiaries, would constitute all or substantially all of our properties and assets on a consolidated basis, shall be deemed to be the transfer of all or substantially all of our properties and assets.

Limitations on Liens

Neither we nor any restricted subsidiary may create or assume, except in our favor or in favor of one or more of our wholly owned subsidiaries, any mortgage, pledge, lien or encumbrance (as used in this paragraph, “liens”) on any property now owned or hereafter acquired by us or any such subsidiary, or permit any such subsidiary to do so, unless the outstanding notes of each series are secured equally and ratably with (or prior to) the obligations so secured by such lien, except that the foregoing restrictions do not apply to the following types of liens:

(1) liens in connection with workers’ compensation, unemployment insurance or other social security obligations (which phrase shall not be construed to refer to ERISA or the minimum funding obligations under Section 412 of the Internal Revenue Code of 1986, as amended (the “code”));

(2) liens to secure the performance of bids, tenders, letters of credit, contracts (other than contracts for the payment of indebtedness), leases, statutory obligations, surety, customs, appeal, performance and payment bonds and other obligations of like nature, in each such case arising in the ordinary course of business;

(3) mechanics’, workmen’s, carriers’, warehousemen’s, materialmen’s, landlords’, or other like liens arising in the ordinary course of business with respect to obligations that are not due or which are being contested in good faith and by appropriate action;

(4) liens for taxes, assessments, fees or governmental charges or levies that are not delinquent or which are payable without penalty, or which are being contested in good faith and by appropriate action, and in respect of which adequate reserves shall have been established in accordance with GAAP on our books or the books of any of our subsidiaries;

(5) liens consisting of attachments, judgments or awards against us or any of our subsidiaries, in each case with respect to which an appeal or proceeding for review shall be pending or a stay of execution shall have been obtained, or which are otherwise being contested in good faith and by appropriate action, and in respect of which adequate reserves shall have been established in accordance with GAAP on our books or the books of any of our subsidiaries;

(6) easements, rights of way, restrictions, leases of property to others, easements for installations of public utilities, title imperfections and restrictions, zoning ordinances and other similar encumbrances affecting property which in the aggregate do not materially adversely affect the value of such property or materially impair its use for the operations of our business or the business of any of our subsidiaries;

(7) liens existing on the date of the indenture and securing indebtedness or other obligations of ESI or any of its subsidiaries;

(8) statutory liens in favor of lessors arising in connection with property leased to us or any of our subsidiaries;

(9) liens on margin stock to the extent that a prohibition on such liens pursuant to this provision would violate Regulation U of the United States Federal Reserve Board, as amended;

(10) purchase money liens on property hereafter acquired by us or any of our subsidiaries created within 180 days of such acquisition (or in the case of real property, completion of construction including any improvements or the commencement of operation of the property, whichever occurs later) to secure or provide for the payment or financing of all or any part of the purchase price thereof, provided that the lien secured thereby shall attach only to the property so acquired and related assets (except that individual financings by one person (or an affiliate thereof) may be cross-collateralized to other financings provided by such person and its affiliates that are independently permitted by this clause (10));

(11) liens in respect of permitted sale-leaseback transactions;

(12) liens on the property of a person that becomes our subsidiary; provided that (i) such liens existed at the time such person becomes a subsidiary and were not created in anticipation thereof, (ii) any such lien does not by its terms cover any property after the time such person becomes a subsidiary that was not covered immediately prior thereto and (iii) any such lien does not by its terms secure any indebtedness other than indebtedness existing immediately prior to the time such person becomes a subsidiary; provided that such indebtedness was not incurred in anticipation of such person becoming a subsidiary;

(13) liens on property and proceeds thereof existing at the time of acquisition thereof and not created in contemplation thereof;

(14) liens (i) of a collection bank arising under Section 4-208 of the Uniform Commercial Code on the items in the course of collection, and (ii) in favor of a banking institution arising as a matter of law encumbering deposits (including the right of set off) and which are within the general parameters customary in the banking industry;

(15) liens granted in connection with asset securitization transactions in an aggregate principal amount not in excess of $1.5 billion at any one time outstanding upon the granting of such liens;

(16) liens imposed in respect of environmental laws;

(17) licenses of patents, trademarks and other intellectual property rights granted by us or any of our subsidiaries in the ordinary course of business and not interfering in any material respect with the ordinary conduct of our business of Express Scripts or the business of such subsidiary, as applicable;

(18) liens securing obligations (other than obligations representing indebtedness for borrowed money) under operating, reciprocal easement or similar agreements entered into by us or any of our subsidiaries in the ordinary course of business;

(19) any extension, renewal, refinancing, substitution or replacement (or successive extensions, renewals, refinancings, substitutions or replacements), as a whole or in part, of any of the liens referred to in paragraphs (7), (10), (12) and (13) of this covenant, provided that such extension, renewal, refinancing substitution or replacement lien shall be limited to all or any part of substantially the same property or assets that secured the lien extended, renewed, refinanced, substituted or replaced (plus improvements on such property) and the liability secured by such lien at such time is not increased;

(20) liens on proceeds of any of the assets permitted to be the subject of any lien or assignment permitted by this covenant; and

(21) other liens; provided that, without duplication, the aggregate sum of all obligations and Indebtedness secured by liens permitted under this clause (21), together with all property subject to the restriction on sale and leaseback transactions described below, would not exceed 15% of our consolidated net worth, measured upon granting of such liens based on the balance sheet for the end of the then most recent quarter for which financial statements are available.

Limitations on Sale and Leaseback Transactions

Neither we nor any restricted subsidiary may engage in sale and leaseback transactions except for permitted sale-leaseback transactions.

Our real property, improvements and fixtures and the real properties, improvements and fixtures of us and our subsidiaries are not subject to the limitations on sale and leaseback transactions described above or the limitations on liens described under “—Limitations on Liens.” As of September 30, 2012, our and our subsidiaries’ real property, improvements and fixtures had a book value of approximately $1,710.2 million, none of which were subject to capital leases.

SEC Reports

For so long as the notes are outstanding, we will file with the trustee and the SEC, and transmit to holders of the notes, such information, documents and reports, and such summaries thereof, as may be required pursuant to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”), at the times and in the manner provided pursuant to the Trust Indenture Act; provided that any such information, documents or reports required to be filed with the SEC pursuant to Section 13 or 15(d) of the Exchange Act must be filed with the trustee within 15 days after the same is so required to be filed with the SEC; provided further that any such information, documents or reports filed with the SEC pursuant to its Electronic Data Gathering, Analysis and Retrieval (or EDGAR) system will be deemed to be filed with the trustee.

Certain Definitions

The term “consolidated net worth” means, with respect to any entity, at any date, the sum of all amounts which would be included under stockholders’ equity on a consolidated balance sheet of such entity and its subsidiaries determined in accordance with GAAP on such date or, in the event such date is not a fiscal quarter end, as of the immediately preceding fiscal quarter end.

The term “environmental laws” means any and all current or future legally binding statutes, ordinances, orders, rules, regulations, judgments, permits, licenses, authorizations, plans, directives, consent orders or consent decrees of or from any federal, state or local governmental authority, agency or court, or any other binding requirements of governmental authorities relating to (i) the protection of the environment, (ii) any activity, event or occurrence involving hazardous materials, or (iii) occupational safety and health, industrial hygiene, land use or, as relating to the environment, the protection of human, plant or animal health or welfare, in any manner applicable to us or any of our subsidiaries or any of our or their respective properties or facilities.

The term “GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, as in effect on the date of the indenture.

The term “hazardous materials” means (i) any chemical, material or substance defined as or included in any environmental law in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous waste,” “acutely hazardous waste,” “radioactive waste,” “biohazardous waste,” “pollutant,” “toxic pollutant,” “contaminant,” “restricted hazardous waste,” “infectious waste,” “toxic substances,” or any other term or expression intended to define, list or classify substances by reason of properties harmful to health, safety or the indoor or outdoor environment (including harmful properties such as ignitability, corrosivity, reactivity, carcinogenicity, toxicity, reproductive toxicity, “TCLP toxicity” or “EP toxicity” or words of similar import under any applicable environmental laws); (ii) any oil, petroleum, petroleum fraction or petroleum derived substance; (iii) any drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources; (iv) any flammable substances or explosives; (v) any radioactive materials; (vi) any friable asbestos-containing materials; (vii) urea formaldehyde foam insulation; (viii) electrical equipment which contains any oil or dielectric fluid containing polychlorinated biphenyls; (ix) pesticide; and (x) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any governmental authority pursuant to environmental laws.

The term “permitted sale-leaseback transactions” means sales or transfers by us or any of our subsidiaries of any real property, improvements, fixtures, machinery and/or equipment with the intention of taking back a lease thereof; provided, however, that “permitted sale-leaseback transactions” shall not include such transactions involving machinery and/or equipment (excluding any lease for a temporary period of not more than 36 months with the intent that the use of the subject machinery and/or equipment will be discontinued at or before the expiration of such period) relating to facilities (a) in full operation for more than 180 days as of the date of the indenture and (b) that are material to the business of us and our subsidiaries taken as a whole, to the extent that the sum of the aggregate sale price of such machinery and/or equipment from time to time involved in such transactions (giving effect to payment in full under any such transaction and excluding the applied amounts, as defined in the following sentence), plus the amount of obligations and indebtedness from time to time secured by liens permitted under clause (21) in the lien covenant, exceeds 15% of our consolidated net worth. For purposes of this definition, “applied amounts” means an amount (which may be conclusively determined by our board of directors) equal to the greater of (i) capitalized rent with respect to the applicable machinery and/or equipment and (ii) the fair value of the applicable machinery and/or equipment that is applied within 180 days of the applicable transaction or transactions to repayment of the notes or to the repayment of any indebtedness for borrowed money which, in accordance with GAAP, is classified as long-term debt and that is on parity with the notes.

The term “property” means, with respect to any person, all types of real, personal or mixed property and all types of tangible or intangible property owned or leased by such person.

The term “restricted subsidiary” means any subsidiary of ours that is not an unrestricted subsidiary.

The term “subsidiary” of any person means (i) any corporation, association or other business entity of which more than 50% of the total voting power of shares of capital stock or other equity interests entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such person or one or more of the other subsidiaries of such person (or a combination thereof), (ii) any partnership, limited liability company or similar pass-through entity the sole general partner or the managing general partner or managing member of which is such person or a subsidiary of such person and (iii) any partnership, limited liability company or similar pass-through entity the only general partners, managing members or persons, however designated in corresponding roles, of which are such person or one or more subsidiaries of such person (or any combination thereof).

The term “unrestricted subsidiary” means any subsidiary of ours that from time to time is not a Guarantor or required to be a Guarantor.

The term “wholly owned subsidiary” of any person means (i) any corporation, association or other business entity of which 100% of the shares of capital stock or other equity interests is at the time owned or controlled, directly or indirectly, by such person or one or more of the other subsidiaries of such person (or a combination thereof) and (ii) any partnership, limited liability company or similar pass-through entity the sole partners, members or persons, however designated in corresponding roles, of which are such person or one or more subsidiaries of such person (or any combination thereof).

Additional Guarantors

If, after the date of the indenture, any of our subsidiaries that is not already a Guarantor guarantees, becomes a borrower or guarantor under, or grants any lien to secure any obligations pursuant to, (1) either of the Facilities or any refinancing or replacement thereof or (2) any other indebtedness for borrowed money having an aggregate principal amount outstanding in excess of 15% of our consolidated net worth as of the end of our most recent quarter for which financial statements are available (such consolidated net worth to be measured at the time of the incurrence of each such guarantee or borrowing or the granting of such lien), then in any such case such subsidiary will become a Guarantor by executing a supplemental indenture and delivering it to the trustee promptly (but in any event, within two business days of the date on which it guaranteed or incurred such indebtedness or granted such lien, as the case may be). Notwithstanding the preceding, any guarantee by a Guarantor that was issued pursuant to this paragraph solely as a result of its guarantee or incurrence of, or granting of a lien in respect of, any such indebtedness shall be automatically and unconditionally released upon the release or discharge of the guarantee that resulted in the creation of such subsidiary’s guarantee (or upon such subsidiary ceasing to be a borrower or release of liens granted by such subsidiary, as the case may be), except a discharge or release by, or as a result of payment under, such guarantee.

Events of Default

An “event of default” with respect to a series of notes occurs if:

•	we fail to pay interest on any of the notes of that series when due and payable and that failure continues for 30 calendar days;

•	we fail to pay the principal of or premium, if any, on, any of the notes of that series at its maturity or when otherwise due;

•

there is a default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by us or any restricted subsidiary (or the payment of which is guaranteed by any restricted subsidiary), if that default is caused by a failure to pay principal at its stated maturity after giving effect to any applicable grace period, or results in the acceleration of such indebtedness prior to its stated maturity and, in each case, the principal amount of any such indebtedness, together with the principal amount of any other indebtedness under which there has been a payment default after stated maturity or the maturity of which has been so accelerated, aggregates $100 million or more;

•	we fail to perform any covenant in the indenture and that failure continues for 60 calendar days after we receive written notice as provided in the indenture;

•

certain actions are taken relating to our bankruptcy, insolvency or reorganization or the bankruptcy, insolvency or reorganization of any restricted subsidiary that qualifies as a “significant subsidiary” within the meaning of Rule 405 under the Securities Act; or

•

a guarantee ceases to be in full force and effect or is declared to be null and void and unenforceable or the guarantee is found to be invalid or a Guarantor denies its liability under its guarantee (other than by reason of release of the Guarantor in accordance with the terms of the indenture).

If an event of default with respect to any series of notes occurs and continues, except for the bankruptcy, insolvency or reorganization actions referred to above, then the trustee or the holders of at least 25% in principal amount of the outstanding notes of the affected series may require us to repay immediately the principal of and any unpaid premium and interest on, all outstanding notes of the affected series. The holders of at least a majority in principal amount of the outstanding notes of the affected series may rescind and annul that acceleration if all events of default with respect to the notes of that series, other than the nonpayment of accelerated principal, have been cured or waived as provided in the indenture. An event of default arising from the bankruptcy, insolvency or reorganization actions referred to above shall cause the principal of, and any unpaid premium and interest on, all notes to become immediately due and payable without any declaration or other act by the trustee, the holders of the notes or any other party.

Other than its duties in the case of a default, the trustee is not obligated to exercise any of its rights or powers under the indenture at the request or direction of any holder of notes, unless the holders offer to the trustee indemnity reasonably satisfactory to the trustee. If the holders offer such indemnity to the trustee, then the holders of at least a majority in principal amount of the outstanding notes of the affected series will have the right, subject to some limitations, to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the notes of that series.

No holder of any note of any series will have any right to institute any proceeding with respect to the indenture or for any remedy under the indenture unless:

•	the holder has previously given to the trustee written notice of a continuing event of default with respect to the notes of that series;

•

the holders of at least 25% in principal amount of the outstanding notes of that series have made a written request, and offered indemnity reasonably satisfactory to the trustee, to the trustee to institute a proceeding as trustee;

•	the trustee has failed to institute the requested proceeding within 60 calendar days after receipt of such notice; and

•	the trustee has not received from the holders of at least a majority in principal amount of the outstanding notes of that series a direction inconsistent with the request during that 60-day period.

However, the holder of any note will have the absolute and unconditional right to receive payment of the principal of, and premium, if any, and interest on, that note as expressed therein, and to institute suit for the enforcement of any such payment.

We are required to furnish to the trustee annually within 120 days after the end of our fiscal year a statement as to the absence of any defaults under the indenture. Within 30 days after the occurrence of an event of default, the trustee shall give notice of such event of default or of any event which, after notice or lapse of time or both, would become an event of default, known to it, to the holders of the notes of the affected series, except that, in the case of a default other than a payment default, the trustee may withhold notice if the trustee determines that withholding notice is in the interest of the holders.

Modification, Amendment and Waiver

We, together with the trustee, may modify and amend the indenture and the terms of the notes with the consent of the holders of at least a majority in principal amount of the outstanding notes of the affected series; provided that no modification or amendment may, without the consent of each affected holder of the notes of the affected series:

•	change the stated maturity of the principal of, or any installment of interest on, any note;

•	reduce the principal of, or any premium, if any, or rate of interest on, any note;

•

reduce any amount payable upon the redemption of any note or, except as expressly provided elsewhere in the indenture, change the time at which any note may be redeemed as described under “—Optional Redemption;”

•	change any place of payment where, or the currency in which, any principal of, or premium, if any, or interest on, any note is payable;

•

impair the right of any holder of the notes to receive payment of principal of and interest on such holder’s notes on or after the stated maturity or redemption date or to institute suit for the enforcement of any payment on or with respect to any note on or after the stated maturity or redemption date;

•

reduce the percentage in principal amount of outstanding notes the consent of whose holders is required for modification or amendment of the indenture, for waiver of compliance with certain provisions of the indenture or for waiver of certain defaults;

•	release any Guarantor from any of its obligations under its guarantee or the indenture other than in accordance with the terms of the indenture; or

•	modify any of the above provisions.

The provisions relating to a change in control triggering event may not be waived or modified for any series of notes without the written consent of holders of at least a majority in principal amount of that series of notes outstanding. See “—Purchase of Notes Upon a Change of Control Triggering Event.”

The holders of at least a majority in principal amount of the outstanding notes of the affected series may, on behalf of the holders of all notes of that series, waive any past default under the indenture and its consequences, except a default in the payment of the principal of, or premium, if any, or interest on, any notes or in respect of a covenant or provision that under the indenture cannot be modified or amended without the consent of each holder of that series. In addition, the holders of at least a majority in principal amount of the outstanding notes of the affected series may, on behalf of the holders of all notes of that series, waive compliance with our covenants described above under “—Covenants—Limitations on Liens” and “—Covenants—Limitations on Sale and Leaseback Transactions.”

In addition, we, together with the trustee, may modify and amend the indenture and the terms of the notes without seeking the consent of any holders of the notes to:

•

allow our or any Guarantor’s successor to assume our or such Guarantor’s obligations under the indenture and the notes pursuant to the provisions described above under the heading “—Covenants—Merger, Consolidation and Sale of Assets;”

•	add to our covenants for the benefit of the holders of the notes or surrender any right or power we have under the indenture;

•	add any additional events of default;

•	secure the notes;

•	provide for a successor trustee with respect to the notes;

•	add or release a Guarantor as required or permitted by the indenture;

•	cure any ambiguity, defect or inconsistency;

•

amend the provisions of the indenture relating to the transfer and legending of the notes; provided that (i) compliance with the indenture as so amended would not result in notes being transferred in violation of the Securities Act or any other applicable securities law and (ii) such amendment does not adversely affect the interests of the holders of any notes or owners of beneficial interests in notes; or

•	make any other amendment or supplement to the indenture as long as that amendment or supplement does not adversely affect the interests of the holders of any notes in any material respect.

No amendment to cure any ambiguity, defect or inconsistency in the indenture made solely to conform the indenture to this description of the notes contained in this prospectus will be deemed to adversely affect the interests of the holders of the notes.

Satisfaction and Discharge

When (1) we deliver to the trustee all outstanding notes of a series (except lost, stolen or destroyed notes of that series that have been replaced or paid and notes of that series for which payment money has theretofore been deposited in trust and thereafter repaid to us) for cancelation or (2) all outstanding notes of a series have become due and payable or will become due and payable at their stated maturity within one year or are to be called for redemption within one year under arrangements satisfactory to the trustee, and, in the case of clause (2), we irrevocably deposit with the trustee sufficient money or United States government obligations, or both, to pay the entire indebtedness of such series of notes at maturity or upon redemption, for principal, premium, if any, and accrued interest thereon to the stated maturity or redemption date (and provide irrevocable instructions to the trustee to apply the deposited money toward the payment of the notes of such series at maturity or the redemption date, as the case may be), and if in either case we (x) pay or cause to be paid all other sums payable under the indenture by us and (y) deliver an officers’ certificate and an opinion of counsel to the trustee stating that we have satisfied all conditions precedent to satisfaction and discharge of the indenture with respect to such series of notes, then the indenture shall, subject to certain exceptions, cease to be of further effect as to the applicable series of notes.

Defeasance and Covenant Defeasance

At any time, we may terminate all our obligations under the notes and the indenture (and have each Guarantor’s obligation discharged with respect to its guarantee) (“legal defeasance”), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the notes, to replace mutilated, destroyed, lost or stolen notes and to maintain a registrar and paying agent in respect of the notes.

In addition, except as provided by the indenture, at any time we may be discharged from certain of our obligations with respect to the notes of a series, including those described under “—Purchase of Notes Upon a Change of Control Triggering Event,” “—Covenants—Merger, Consolidation and Sale of Assets,” “—Covenants—Limitations on Liens,” “—Covenants—Limitations on Sale and Leaseback Transactions,” and “—Covenants—Additional Guarantors,” or elect that our failure to comply with such restrictive covenants will not be deemed to be or result in an event of default under the notes (“covenant defeasance”).

In order to exercise either of our defeasance options, we must irrevocably deposit in trust (the “defeasance trust”) with the trustee money or United States government obligations, or both, to pay the principal of, and premium, if any, and interest on, the notes on the scheduled due dates therefor, and must comply with certain other conditions, including delivery to the trustee of an opinion of counsel to the effect that holders of the notes will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance and will be subject to federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such opinion of counsel must be based on a ruling of the Internal Revenue Service or other change in applicable federal income tax law).

Governing Law

The notes and the indenture will be governed by, and construed in accordance with, the laws of the State of New York.

Book-Entry, Delivery and Form

Depository Procedures

The following description of the operations and procedures of The Depository Trust Company (“DTC”), Euroclear System (“Euroclear”) and Clearstream Banking, société anonyme (“Clearstream”), Luxembourg is provided solely as a matter of convenience and has been obtained from sources that we believe to be reliable. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. We take no responsibility for these operations and procedures and urge investors to contact the system or their participants directly to discuss these matters.

DTC has advised us that DTC is a limited-purpose trust company organized under the laws of the State of New York, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participating organizations (collectively, the “participants”) and to facilitate the clearance and settlement of transactions in those securities between the participants through electronic book-entry changes in accounts of its participants. The participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly (collectively, the “indirect participants”). Persons who are not participants may beneficially own securities held by or on behalf of DTC only through the participants or the indirect participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the participants and indirect participants.

DTC has also advised us that, pursuant to procedures established by it, ownership of these interests in the registered global notes without coupons (the “global note”) will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the participants) or by the participants and the indirect participants (with respect to other owners of beneficial interests in the global notes).

All interests in a global note, including those held through Euroclear or Clearstream, Luxembourg, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream, Luxembourg may also be subject to the procedures and requirements of such systems. The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a global note to such persons will be limited to that extent. Because DTC can act only on behalf of participants, which in turn act on behalf of indirect participants, the ability of a person having beneficial interests in a global note to pledge such interests to persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of interests in the global notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or holders thereof under the indenture for any purpose.

Payments in respect of the principal of, and interest and premium, if any, and additional interest, if any, on a global note registered in the name of DTC or its nominee will be payable to DTC or its nominee in its capacity as the registered holder under the indenture. Under the terms of the indenture, we and the trustee will treat the persons in whose names the notes, including the global notes, are registered as the owners of the notes for the purpose of receiving payments and for all other purposes. Consequently, none of us or the trustee nor any agent of ours, has or will have any responsibility or liability for:

(1) any aspect of DTC’s records or any participant’s or indirect participant’s records relating to, or payments made on account of, beneficial ownership interests in the global notes or for maintaining, supervising or reviewing any of DTC’s records or any participant’s or indirect participant’s records relating to the beneficial ownership interests in the global notes; or

(2) any other matter relating to the actions and practices of DTC or any of its participants or indirect participants.

DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant participants with the payment on the payment date, in amounts proportionate to their respective holdings in principal amount of beneficial interest in the relevant security as shown on the records of DTC, unless DTC has reason to believe that it will not receive payment on such payment date. Each relevant participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the participants and the indirect participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the participants or the indirect participants and will not be the responsibility of DTC, the trustee or us. Neither we nor the trustee will be liable for any delay by DTC or any of the participants or the indirect participants in identifying the beneficial owners of the notes, and we and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee as the registered owner of the global notes for all purposes.

Interests in the global notes which trade in DTC’s same-day funds settlement system and secondary market trading activity in such interest will therefore settle in immediately available funds subject in all cases to the rules and procedures of DTC and the participants. Transfers between the participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream, Luxembourg will be effected in accordance with their respective rules and operating procedures.

Subject to compliance with the transfer restrictions applicable to the notes described herein, cross-market transfers between the participants, on the one hand, and Euroclear or Clearstream, Luxembourg participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, Luxembourg, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, Luxembourg, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, Luxembourg, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant global note from DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream, Luxembourg participants may not deliver instructions directly to the depositories for Euroclear or Clearstream, Luxembourg.

DTC has advised us that it will take any action permitted to be taken by a holder only at the direction of one or more participants to whose account DTC has credited the interests in the global notes and only in respect of such portion of the aggregate principal amount of the notes as to which such participant or participants has or have given such direction. However, if there is an event of default under the notes, DTC reserves the right to exchange the global notes for notes in certificated form, and to distribute such notes to its participants.

Although DTC, Clearstream, Luxembourg and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of interests in the global notes among participants of DTC, Clearstream, Luxembourg and Euroclear, they are under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued or changed at any time. Neither we nor the trustee, nor any of their respective agents, will have any responsibility for the performance by DTC, Euroclear or Clearstream, Luxembourg or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

A global note is exchangeable for a definitive note in registered certificated form (the “certificated note”) if:

(1) DTC (A) notifies us that it is unwilling or unable to continue as depositary for the global notes or (B) has ceased to be a clearing agency registered under the Exchange Act and, in each case, a successor depositary is not appointed;

(2) We, at our option, notify the trustee in writing that we elect to cause the issuance of certificated notes; or

(3) there has occurred and is continuing a default with respect to the notes and we or DTC specifically request such exchange.

In addition, beneficial interests in a global note may be exchanged for certificated notes upon prior written notice given to the trustee by or on behalf of DTC in accordance with the indenture. In all cases, certificated notes delivered in exchange for any global note or beneficial interests in global notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

Exchange of Certificated Notes for Global Notes

Certificated notes may be exchanged for beneficial interests in a global note.

Same Day Settlement and Payment

We will make payments in respect of notes represented by the global notes (including principal, premium, if any, and interest) by wire transfer of immediately available funds to the accounts specified by the global note holder. We will make all payments of principal, interest and premium, if any, with respect to certificated notes by wire transfer of immediately available funds to the accounts specified by the holders of the certificated notes or, if no such account is specified, by mailing a check to each such holder’s registered address. The notes represented by the global notes are expected to be eligible to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. We expect that secondary trading in any certificated notes will also be settled in immediately available funds.

Because of time-zone differences, credits of interests in the global notes received in Clearstream, Luxembourg or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions involving interests in such global notes settled during such processing will be reported to the relevant Clearstream, Luxembourg or Euroclear participants on such business day. Cash received in Clearstream, Luxembourg or Euroclear as a result of sales of interests in the global notes by or through a Clearstream, Luxembourg participant or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream, Luxembourg or Euroclear cash account only as of the business day following settlement in DTC.

Registration Rights

We have filed the registration statement of which this prospectus forms a part and are conducting the exchange offer in accordance with our obligations under registration rights agreements between us and the initial purchasers of the old notes. Holders of the new notes will not be entitled to any registration rights with respect to the new notes.

Under some circumstances set forth in the registration rights agreements entered into in connection with the issuance of the old notes, holders of old notes, including holders who are not permitted to participate in the exchange offer, may require us to file and cause to become effective, a shelf registration statement covering resales of the old notes by those holders.

In the event that:

(1)	applicable law or interpretations of the staff of the SEC do not permit us to effect a registered exchange offer; or

(2)	we do not consummate each registered exchange offer within 60 days after the exchange offer registration statement becomes effective; or

(3)	an initial purchaser requests with respect to the old notes not eligible to be exchanged for new notes in a registered exchange offer and held by it following such registered exchange offer; or

(4)	certain holders are not eligible to participate in a registered exchange offer or such holders participate but do not receive freely tradeable new notes on the date of the exchange,

then, we will, subject to certain exceptions,

(1)	as promptly as practicable (and, in any event, no later than 30 days after such filing is required or requested) file a shelf registration statement (the “shelf registration statement”) with the SEC covering resales of the old notes or the new notes, as the case may be;

(2)	thereafter use commercially reasonable efforts to cause the shelf registration statement to be declared effective under the Securities Act; and

(3)	use commercially reasonable efforts to keep the shelf registration statement continuously effective for a period of one year (or such longer period extended pursuant to the registration rights agreement) from the date of issuance of the old notes or such shorter period that will terminate when all notes covered thereby (A) have been sold pursuant thereto or (B) have been distributed to the public pursuant to Rule 144 under the Securities Act.

We will, in the event a shelf registration statement is filed, among other things, provide to each holder for whom such shelf registration statement was filed copies of the prospectus which is a part of the shelf registration statement, notify each such holder when the shelf registration statement has become effective and take certain other actions as are required to permit unrestricted resales of the old notes or the new notes, as the case may be. A holder selling such old notes or new notes pursuant to the shelf registration statement generally would be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the registration rights agreement that are applicable to such holder (including certain indemnification obligations).

We may require each holder of old notes or new notes to be sold pursuant to the shelf registration statement to furnish to us such information regarding the holder and the distribution of the old notes or new notes by the holder as we may from time to time reasonably require for inclusion in the shelf registration statement, and we may exclude from such registration the old notes or new notes of any holder that fails to furnish us with such information within a reasonable amount of time after receiving such request.

If (i) an exchange offer registration statement is required to be filed and it does not become effective by November 15, 2012, (ii) a registered exchange offer is not consummated within 60 days after the exchange offer registration statement becomes effective, (iii) an effective shelf registration statement is required to be filed with the SEC but does not become effective within 30 days following the event which required the filing of such shelf registration statement or (iv) after either an exchange offer registration statement or a shelf registration statement is declared (or becomes automatically) effective (A) such registration statement thereafter ceases to be effective or (B) such registration statement or the related prospectus ceases to be usable in connection with resales of old notes or new notes during the applicable time periods (subject to certain exceptions) (each such event referred to in clauses (i), (ii), (iii) and (iv) above, a “registration default”), additional interest shall accrue on each affected series of old notes over and above the interest set forth in the indenture with respect to such series of old notes from and including the date on which any such registration default shall occur to but excluding the date on which all such registration defaults have been cured or such affected series of old notes cease to be Transfer Restricted Securities (as defined in the registration rights agreements), whichever is earlier, at a rate of 0.25% per annum for the first 90-day period immediately following the occurrence of such registration default (the “initial period”), and such rate will increase by 0.25% per annum on the 91st day following the occurrence of such registration default (provided that the maximum additional interest rate during the initial period shall be 0.25% per annum and the maximum additional interest rate thereafter shall be 0.50% per annum, in each case regardless of the number of registration defaults that have occurred and are continuing). We will pay such additional interest on regular interest payment dates. Such additional interest will be in addition to any other interest payable from time to time with respect to the old notes and the new notes.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a general discussion of certain U.S. federal income tax consequences to a holder relating to the exchange of old notes for new notes pursuant to the exchange offer, as of the date hereof. This discussion does not address specific tax considerations that may be relevant to particular persons in light of their individual circumstances (including, for example, entities treated as partnerships for U.S. federal income tax purposes or partners or members therein, banks or other financial institutions, broker-dealers, insurance companies, regulated investment companies, tax-exempt entities, common trust funds, controlled foreign corporations, dealers in securities or currencies, and persons in special situations, such as those who hold notes as part of a straddle, synthetic security, conversion transaction, or other integrated investment comprising notes and one or more other investments). In addition, this discussion does not describe any tax considerations arising under U.S. federal gift or estate or other federal tax laws or under the tax laws of any state, local or foreign jurisdiction. This discussion is based upon the Internal Revenue Code of 1986, as amended, the Treasury Department regulations promulgated thereunder, and administrative and judicial interpretations thereof, all as of the date hereof and all of which are subject to change, possibly with retroactive effect. Each holder is urged to consult its tax advisor regarding the U.S. federal, state, local and non-U.S. income and other tax considerations relating to the exchange of old notes for new notes and relating to the acquisition, ownership and disposition of the new notes.

The exchange of an old note for a new note pursuant to the exchange offer will not constitute a “significant modification” of the old note for U.S. federal income tax purposes and, accordingly, the new note received will be treated as a continuation of the old note in the hands of such holder. As a result, there will be no U.S. federal income tax consequences to a holder who exchanges an old note for a new note pursuant to the exchange offer and any such holder will have the same adjusted tax basis and holding period in the new note as it had in the old note immediately before the exchange. A holder who does not exchange its old notes for new notes pursuant to the exchange offer will not recognize any gain or loss, for U.S. federal income tax purposes, upon consummation of the exchange offer.

PLAN OF DISTRIBUTION

Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where such old notes were acquired as a result of market making activities or other trading activities. We have agreed that, for a period of 180 days after the completion of the exchange offer, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. During this period, we will send copies of this prospectus, as amended or supplemented, to those broker-dealers that check the box on the letter of transmittal accompanying this prospectus requesting additional copies of this prospectus.

We will not receive any proceeds from any sale of new notes by broker-dealers. New notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such new notes. Any broker-dealer that resells new notes that were received by it for its own account as a result of market-making or other trading activities pursuant to the exchange offer and any broker or dealer that participates in a distribution of such new notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of new notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of 180 days after the expiration date, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer other than commissions or concessions of any brokers or dealers and will indemnify the holders of the old notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

Certain matters with respect to the validity of the new notes and the related guarantees will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K of Express Scripts, Inc. for the year ended December 31, 2011 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The audited historical financial statements of Medco Health Solutions, Inc. included in Exhibit 99.4 in this registration statement and the financial statement schedule and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this registration statement by reference to the Annual Report on Form 10-K of Medco Health Solutions, Inc. for the year ended December 31, 2011 have been so included/incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. You may inspect without charge any documents filed by us at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site, www.sec.gov, that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, including us.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We are “incorporating by reference” certain documents that we, ESI and Medco, have filed with the SEC under the Exchange Act, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information contained directly in this prospectus, or any subsequently filed document deemed incorporated by reference. We incorporate by reference into this prospectus the documents listed below (excluding any portions of such documents that have been “furnished” but not “filed” for purposes of the Exchange Act):

•

our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2012, filed on May 10, 2012, June 30, 2012 (except for the financial statements discussed below), filed on August 7, 2012, and September 30, 2012 (except for the financial statements discussed below), filed on November 6, 2012;

•

our Current Reports on Form 8-K and Form 8-K/A filed on April 2, 2012, April 6, 2012, April 13, 2012 (except for the financial statements discussed below), June 4, 2012, June 5, 2012, June 18, 2012, September 27, 2012 and November 19, 2012;

•	ESI’s Annual Report on Form 10-K for the year ended December 31, 2011, filed on February 22, 2012 and amended on April 2, 2012;

•	ESI’s Current Reports on Form 8-K filed on February 10, 2012, February 13, 2012, February 29, 2012, March 12, 2012, March 28, 2012, April 2, 2012 and April 6, 2012;

•	Medco’s Annual Report on Form 10-K for the year ended December 31, 2011, filed on February 21, 2012 and amended on April 2, 2012 (except for the financial statements discussed below); and

•

Medco’s Current Reports on Form 8-K filed on February 3, 2012, February 13, 2012 (film no. 12595138), February 13, 2012 (film no. 12595139), March 12, 2012, March 23, 2012, March 28, 2012, April 2, 2012 and April 6, 2012.

In addition, we are incorporating by reference herein the audited consolidated financial statements of Medco as of December 31, 2011, together with the notes thereto, the unaudited consolidated financial statements of Medco as of March 31, 2012, together with the notes thereto, and revised condensed consolidating statement of operations of Express Scripts for the three and six months ended June 30, 2012 and for the three and nine months ended September 30, 2012, which statements are filed as Exhibits 99.4, 99.5 and 99.6 to the registration statement of which this prospectus forms a part. The financial statements filed as Exhibit 99.2 and 99.3 to Express Scripts’ Form 8-K/A filed April 13, 2012, the financial statements contained in Express Scripts’ Quarterly Report on Form 10-Q for the quarters ended June 30, 2012 and September 30, 2012 (with respect to condensed consolidating statements of operations only) and the financial statements contained in Medco’s Annual Report on Form 10-K for the year ended December 31, 2011, have been superseded by subsequent financial statements incorporated by reference herein.

Any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus are incorporated herein by reference until completion of the offering (excluding any portions of such filings that have been “furnished” but not “filed” for purposes of the Exchange Act). Any statement contained in this prospectus or in a document incorporated by reference shall be deemed to be modified or superseded to the extent that a statement contained in those documents modifies or supersedes that statement. Any statement so modified or superseded will not be deemed to constitute a part of this prospectus except as so modified or superseded. Statements contained in this prospectus as to the contents of any contract or other document referred to in this prospectus do not purport to be complete, and, where reference is made to the particular provisions of such contract or other document, such provisions are qualified in all respects by reference to all of the provisions of such contract or other document. We will provide a copy of the documents we incorporate by reference, at no cost, to any person that receives this prospectus. You may request a copy of these documents by writing or telephoning us at:

Express Scripts Holding Company

One Express Way

St. Louis, Missouri 63121

Attention: Investor Relations

(314) 810-3115

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

Indemnification of Directors and Officers of Express Scripts Holding Company

Delaware law permits a corporation to adopt a provision in its certificate of incorporation eliminating or limiting the personal liability of a director, but not an officer in his or her capacity as such, to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except that such provision may not limit the liability of a director for (i) any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) liability under section 174 of the General Corporation Law of the State of Delaware (the “DGCL”) for unlawful payment of dividends or stock purchases or redemptions, or (iv) any transaction from which the director derived an improper personal benefit.

Under Delaware law, a corporation may indemnify any person made a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), because he or she is or was an officer, director, employee or agent of the corporation or was serving at the request of the corporation as an officer, director, employee or agent of another corporation or entity against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such proceeding: if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, in the case of a criminal proceeding, he or she had no reasonable cause to believe that his or her conduct was unlawful. A corporation may indemnify any person made a party or threatened to be made a party to any threatened, pending or completed action or suit brought by or in the right of the corporation because he or she was an officer, director, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other entity, against expenses (including attorneys’ fees) actually and reasonably incurred in connection with such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, provided that such indemnification will be denied if the person is found liable to the corporation unless, in such a case, the court determines the person is entitled to indemnification for such expenses as the court deems proper. A corporation must indemnify a present or former director or officer who successfully defends himself or herself in a proceeding to which he or she was a party because he or she was a director or officer of the corporation against expenses actually and reasonably incurred by him or her in connection with such proceeding. Expenses incurred by an officer or director, or any employees or agents as deemed appropriate by the board of directors, in defending civil or criminal proceedings may be paid by the corporation in advance of the final disposition of such proceedings upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it is ultimately determined that he or she is not entitled to be indemnified by the corporation.

The Registrant’s amended and restated certificate of incorporation provides that the Registrant shall indemnify, to the fullest extent permitted by Section 145 of the DGCL, as amended from time to time, each person who is or was a director or officer of the Registrant and the heirs, executors and administrators of such a person.

The Registrant’s amended and restated bylaws provide that the Registrant shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was or has agreed to serve at the request of the Registrant as a director or officer of the Registrant, or is or was serving or has agreed to serve at the request of the Registrant as a director or officer of another corporation or other enterprise, against expenses (including attorneys’ fees) and amounts paid in settlement actually and reasonably incurred by the indemnitee, if the indemnitee acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Registrant and, with respect to any criminal action, suit or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Additionally, the Registrant shall pay, in advance of a final disposition, expenses (including attorneys’ fees) incurred by a director or officer in defending any such action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified.

In the case of an action or suit by or in the right of the Registrant to procure a judgment in its favor (i) the indemnification provided by the amended and restated bylaws shall be limited to expenses (including attorneys’ fees) actually and reasonably incurred by such person in the defense or settlement of such action or suit, and (ii) no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Registrant unless a court shall determine that, despite the adjudication of liability, such person is entitled to be indemnified.

The board of the Registrant may authorize the Registrant’s counsel to represent a director or officer, in any action, suit or proceeding, whether or not the Registrant is a party to such action, suit or proceeding. To the extent that any director or officer is, by reason of his or her corporate status, a witness or otherwise participates in any action, suit or proceeding at a time when such person is not a party in the action, suit or proceeding, the Registrant shall indemnify such person against all expenses (including attorneys’ fees) actually and reasonably incurred by such person or on his or her behalf in connection therewith.

Where the indemnification provided for in the amended and restated bylaws of the Registrant is held by a court to be unavailable to a director or officer in whole or in part, the Registrant may contribute to the payment of such director’s or officer’s costs, charges and expenses (including attorneys’ fees) and amounts paid in settlement with respect to any action, suit or proceeding under certain circumstances set forth in the amended and restated bylaws.

If the DGCL is amended to expand further the indemnification permitted to directors or officers, then the Registrant shall indemnify such persons to the fullest extent permitted by the DGCL, as so amended.

The indemnification provided by the amended and restated bylaws shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

Additionally, the Registrant has entered into separate indemnification agreements with each of its directors and certain executive officers (including the Registrant’s named executive officers), pursuant to which the Registrant agrees to provide certain indemnification rights to such officers and directors in exchange for their continued service to the Registrant. Under these agreements, the Registrant has agreed, among other things, to indemnify such officers and directors to the fullest extent permitted by the DGCL, subject to certain limitations.

The indemnification agreements provide that the indemnified party will be entitled to the indemnification rights described in the following sentence if the indemnified party is a party or is threatened to be made a party to any proceeding (other than an action by or in the name of the Registrant) by reason of the fact that the indemnified party is or was a director, officer, employee or agent of the Registrant, or is or was serving at the request of the Registrant as a director, officer, employee or agent or fiduciary of any other entity. The indemnified party will be indemnified against all costs, judgments, expenses actually and reasonably incurred by the indemnified party in connection with such proceeding, if the indemnified party acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Registrant, and with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful.

The indemnification agreements provide that the indemnified party will be entitled to the indemnification rights described in the following sentence provided that the indemnified party was or is a party or is threatened to be made a party to any proceeding brought by or in the name of the Registrant by reason of the fact that the indemnified party is or was a director, officer, employee or agent or fiduciary of the Registrant, or by reason of anything done or not done by the indemnified party in any such capacity. The indemnified party will be indemnified against all costs, judgments, and expenses actually and reasonably incurred by indemnified party in connection with such proceeding if the indemnified party acted in good faith and in a manner the indemnified party reasonably believed to be in or not opposed to the best interests of the Registrant; provided, that no such indemnification will be made in respect of any claim as to which the DGCL expressly prohibits such indemnification unless the Court of Chancery of the State of Delaware or the court in which such suit is brought determines that the indemnified party is entitled to indemnification.

The Registrant will pay expenses incurred by the indemnified party in advance of the final disposition of any proceeding, subject to the receipt of an undertaking by the indemnified party to reimburse such amounts if it is determined that the indemnified party is not entitled to be indemnified against such expenses.

Item 21. Exhibits and Financial Statement Schedules.

See the “Exhibit Index” following the signature pages hereto.

Item 22. Undertakings.

The undersigned registrants hereby undertake:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrants’ annual reports pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(6) That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(7) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(8) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(9) To supply by means of post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Saint Louis, State of Missouri, on November 19, 2012.

EXPRESS SCRIPTS HOLDING COMPANY

By:	/s/ George Paz
	Name:	George Paz
	Title:	President and Chief Executive Officer

POWERS OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints each of Keith J. Ebling and Martin P. Akins to be his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign this registration statement and any and all amendments to this registration statement, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ George Paz George Paz	Chairman, President and Chief Executive Officer (Principal Executive Officer)	November 19, 2012

/s/ Jeffrey Hall Jeffrey Hall	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	November 19, 2012

/s/ Gary G. Benanav	Director	November 19, 2012
Gary G. Benanav

/s/ Maura C. Breen	Director	November 19, 2012
Maura C. Breen

/s/ William J. DeLaney	Director	November 19, 2012
William J. DeLaney

/s/ Nicholas J. LaHowchic	Director	November 19, 2012
Nicholas J. LaHowchic

Signature	Title	Date

/s/ Thomas P. Mac Mahon	Director	November 19, 2012
Thomas P. Mac Mahon

/s/ Frank Mergenthaler	Director	November 19, 2012
Frank Mergenthaler

/s/ Woodrow A. Myers, Jr. M.D.	Director	November 19, 2012
Woodrow A. Myers, Jr. M.D.

/s/ John O. Parker, Jr.	Director	November 19, 2012
John O. Parker, Jr.

/s/ William L. Roper, M.D. MPH	Director	November 19, 2012
William L. Roper, M.D. MPH

/s/ Samuel K. Skinner	Director	November 19, 2012
Samuel K. Skinner

/s/ Seymour Sternberg	Director	November 19, 2012
Seymour Sternberg

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, each of the registrants has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Saint Louis, State of Missouri, on November 19, 2012.

AIRPORT HOLDINGS, LLC ESI REALTY, LLC

By:	Express Scripts, Inc., as sole Member

By:	/s/ Keith J. Ebling
	Name:	Keith J. Ebling
	Title:	Vice President

POWERS OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints each of Keith J. Ebling and Martin P. Akins to be his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign this registration statement and any and all amendments to this registration statement, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ David Norton David Norton	President (Principal Executive Officer)	November 19, 2012

/s/ Jeffrey Hall Jeffrey Hall	Treasurer (Principal Financial and Accounting Officer)	November 19, 2012

/s/ Keith J. Ebling Keith J. Ebling	Director of Express Scripts, Inc.	November 19, 2012

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, each of the registrants has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Saint Louis, State of Missouri, on November 19, 2012.

BYFIELD DRUG, INC.
CARE CONTINUUM, INC.
CFI OF NEW JERSEY, INC.
CHESAPEAKE INFUSION, INC.
ESI HRA, LLC
CURASCRIPT PBM SERVICES, INC.
DIVERSIFIED PHARMACEUTICAL SERVICES, INC.
ESI ACQUISITION, INC.
ESI CLAIMS, INC.
ESI ENTERPRISES, LLC
ESI MAIL ORDER PROCESSING, INC.
EXPRESS SCRIPTS, INC.
EXPRESS SCRIPTS PHARMACEUTICAL PROCUREMENT, LLC
EXPRESS SCRIPTS SERVICES COMPANY
FRECO, INC.
FREEDOM SERVICE COMPANY, LLC
HEALTHBRIDGE, INC.
HEALTHBRIDGE REIMBURSEMENT AND PRODUCT SUPPORT, INC.
iBIOLOGIC, INC.
IVTX, INC.
LYNNFIELD COMPOUNDING CENTER, INC.
LYNNFIELD DRUG, INC.
MATRIX GPO LLC
MEDCO HEALTH SOLUTIONS, INC.
NATIONAL PRESCRIPTION ADMINISTRATORS, INC.
PRIORITY HEALTHCARE CORPORATION
PRIORITY HEALTHCARE CORPORATION WEST
PRIORITY HEALTHCARE DISTRIBUTION, INC.
PRIORITY HEALTHCARE PHARMACY, INC.
PRIORITYHEALTHCARE.COM, INC.
SINUSPHARMACY, INC.
SPECIALTY INFUSION PHARMACY, INC.
SPECTRACARE, INC.
SPECTRACARE HEALTH CARE VENTURES, INC.
SPECTRACARE INFUSION PHARMACY, INC.
VALUE HEALTH, INC.
YOURPHARMACY.COM, INC.

By:	/s/ Keith J. Ebling
	Name:	Keith J. Ebling
	Title:	Vice President

POWERS OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints each of Keith J. Ebling and Martin P. Akins to be his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign this registration statement and any and all amendments to this registration statement, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jeffrey Hall Jeffrey Hall	President and Treasurer (Principal Executive, Financial and Accounting Officer)	November 19, 2012

/s/ Keith J. Ebling	Director or Manager	November 19, 2012
Keith J. Ebling

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, each of the registrants has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Saint Louis, State of Missouri, on November 19, 2012.

ACCREDO CARE NETWORK, INC.
ACCREDO HEALTH GROUP, INC.
ACCREDO HEALTH, INCORPORATED
AHG OF NEW YORK, INC.
BIOPARTNERS IN CARE, INC.
BRACKET GLOBAL LLC
CCS INFUSION MANAGEMENT, LLC
CCSI HOLDING 3, LLC
CRITICAL CARE SYSTEMS, INC.
DNA DIRECT, INC.
ENVISION PHARMA INC.
EVIDENCE SCIENTIFIC SOLUTIONS, INC.
HIDDEN RIVER, L.L.C.
HOME HEALTHCARE RESOURCES, INC.
INFINITY INFUSION II, LLC
INFINITY INFUSION, LLC
INSTITUTE FOR MEDICAL EDUCATION & RESEARCH, INC.
MAH PHARMACY, L.L.C.
MAH PROCESSING, INC.
MEDCO AT HOME, L.L.C.
MEDCO CDUR, L.L.C.
MEDCO CHP, L.L.C.
MEDCO CONTINUATION HEALTH, L.L.C.
MEDCO EUROPE, L.L.C.
MEDCO EUROPE II, L.L.C.
MEDCO HEALTH, L.L.C.
MEDCO HEALTH NEW YORK INDEPENDENT PRACTICE ASSOCIATION, L.L.C.
MEDCO HEALTH PUERTO RICO, L.L.C.
MEDCO HEALTH SERVICES, INC.
MEDCO HEALTH SOLUTIONS OF COLUMBUS NORTH, LTD.
MEDCO HEALTH SOLUTIONS OF COLUMBUS WEST, LTD.
MEDCO HEALTH SOLUTIONS OF FAIRFIELD, L.L.C.
MEDCO HEALTH SOLUTIONS OF FRANKLIN LAKES, L.L.C.
MEDCO HEALTH SOLUTIONS OF HENDERSON, NEVADA, L.L.C.
MEDCO HEALTH SOLUTIONS OF HIDDEN RIVER, L.C.
MEDCO HEALTH SOLUTIONS OF ILLINOIS, L.L.C.
MEDCO HEALTH SOLUTIONS OF INDIANA, L.L.C.
MEDCO HEALTH SOLUTIONS OF IRVING, L.L.C.
MEDCO HEALTH SOLUTIONS OF LAS VEGAS, L.L.C.
MEDCO HEALTH SOLUTIONS OF NETPARK, L.L.C.
MEDCO HEALTH SOLUTIONS OF NORTH VERSAILLES, L.L.C.
MEDCO HEALTH SOLUTIONS OF RICHMOND, L.L.C.
MEDCO HEALTH SOLUTIONS OF SPOKANE, L.L.C.
MEDCO HEALTH SOLUTIONS OF TEXAS, L.L.C.
MEDCO HEALTH SOLUTIONS OF WILLINGBORO, L.L.C.

MEDCOHEALTH.COM, L.L.C.
MEDCO OF WILLINGBORO URBAN RENEWAL, L.L.C.
MEDCO RESEARCH INSTITUTE, L.L.C.
NATIONAL DIABETIC MEDICAL SUPPLY, L.L.C.
NATIONAL RX SERVICES NO. 3, INC. OF OHIO
P-STAR ACQUISITION CO., INC.
SYSTEMED, L.L.C.
THE VACCINE CONSORTIUM, LLC
THERAPEASE CUISINE, INC.
TVC ACQUISITION CO., INC.
UBC HEALTH CARE ANALYTICS, INC.
UBC LATE STAGE, INC.
UBC SCIENTIFIC SOLUTIONS, INC.
UNITED BIOSOURCE CORPORATION
UNITED BIOSOURCE PATIENT SOLUTIONS, INC.

By:	/s/ Jeffrey Hall
	Name:	Jeffrey Hall
	Title:	President

POWERS OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints each of Keith J. Ebling and Martin P. Akins to be his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign this registration statement and any and all amendments to this registration statement, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jeffrey Hall Jeffrey Hall	President (Principal Executive, Financial and Accounting Officer)	November 19, 2012

/s/ Jeffrey Hall	Director or Manager	November 19, 2012
Jeffrey Hall

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, each of the registrants has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Saint Louis, State of Missouri, on November 19, 2012.

CRITICAL CARE SYSTEMS OF NEW YORK, INC.

By:	/s/ Andrew Walk
	Name:	Andrew Walk
	Title:	President

POWERS OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints each of Keith J. Ebling and Martin P. Akins to be his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign this registration statement and any and all amendments to this registration statement, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Andrew Walk Andrew Walk	President (Principal Executive, Financial and Accounting Officer)	November 19, 2012

/s/ Andrew Walk	Director	November 19, 2012
Andrew Walk

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, each of the registrants has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Saint Louis, State of Missouri, on November 19, 2012.

EXPRESS SCRIPTS CANADA HOLDING, CO.

By:	/s/ Keith J. Ebling
	Name:	Keith J. Ebling
	Title:	Vice President

POWERS OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints each of Keith J. Ebling and Martin P. Akins to be his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign this registration statement and any and all amendments to this registration statement, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Michael Biskey	President (Principal Executive Officer)	November 19, 2012
Michael Biskey

/s/ Jeffrey Hall Jeffrey Hall	Chairman and Treasurer (Principal Financial and Accounting Officer)	November 19, 2012

/s/ Jeffrey Hall	Director	November 19, 2012
Jeffrey Hall

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, each of the registrants has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Saint Louis, State of Missouri, on November 19, 2012.

EXPRESS SCRIPTS CANADA HOLDING, LLC

By:	/s/ Keith J. Ebling
	Name:	Keith J. Ebling
	Title:	Vice President

POWERS OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints each of Keith J. Ebling and Martin P. Akins to be his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign this registration statement and any and all amendments to this registration statement, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Michael Biskey	President (Principal Executive Officer)	November 19, 2012
Michael Biskey

/s/ Jeffrey Hall Jeffrey Hall	Chairman and Treasurer (Principal Financial and Accounting Officer)	November 19, 2012

/s/ Keith J. Ebling	Manager	November 19, 2012
Keith J. Ebling

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, each of the registrants has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Saint Louis, State of Missouri, on November 19, 2012.

ESI MAIL PHARMACY SERVICE, INC.
CURASCRIPT, INC. EXPRESS SCRIPTS SPECIALTY DISTRIBUTION SERVICES, INC.
MOORESVILLE ON-SITE PHARMACY, LLC

By:	/s/ Jeffrey Hall
	Name:	Jeffrey Hall
	Title:	Vice President and Treasurer

POWERS OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints each of Keith J. Ebling and Martin P. Akins to be his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign this registration statement and any and all amendments to this registration statement, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Patrick McNamee	President (Principal Executive Officer)	November 19, 2012
Patrick McNamee

/s/ Jeffrey Hall Jeffrey Hall	Vice President and Treasurer (Principal Financial and Accounting Officer)	November 19, 2012

/s/ Patrick McNamee	Director or Manager	November 19, 2012
Patrick McNamee

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, each of the registrants has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Saint Louis, State of Missouri, on November 19, 2012.

EXPRESS SCRIPTS UTILIZATION MANAGEMENT CO.

By:	/s/ Jeffrey Hall
	Name:	Jeffrey Hall
	Title:	Vice President and Treasurer

POWERS OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints each of Keith J. Ebling and Martin P. Akins to be his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign this registration statement and any and all amendments to this registration statement, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Patrick McNamee	President (Principal Executive Officer)	November 19, 2012
Patrick McNamee

/s/ Jeffrey Hall Jeffrey Hall	Vice President and Treasurer (Principal Financial and Accounting Officer)	November 19, 2012

/s/ Keith J. Ebling	Director	November 19, 2012
Keith J. Ebling

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, each of the registrants has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Saint Louis, State of Missouri, on November 19, 2012.

EXPRESS SCRIPTS WC, INC.

By:	/s/ Matthew Harper
	Name:	Matthew Harper
	Title:	Vice President and Treasurer

POWERS OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints each of Keith J. Ebling and Martin P. Akins to be his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign this registration statement and any and all amendments to this registration statement, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Edward Ignaczak	President (Principal Executive Officer)	November 19, 2012
Edward Ignaczak

/s/ Matthew Harper Matthew Harper	Vice President and Treasurer (Principal Financial and Accounting Officer)	November 19, 2012

/s/ Edward Ignaczak	Director	November 19, 2012
Edward Ignaczak

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, each of the registrants has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Saint Louis, State of Missouri, on November 19, 2012.

ESI-GP HOLDINGS, INC.
ESI RESOURCES, INC.

By:	/s/ Matt Dietrich
	Name:	Matt Dietrich
	Title:	President and Treasurer

POWERS OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints each of Keith J. Ebling and Martin P. Akins to be his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign this registration statement and any and all amendments to this registration statement, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Matt Dietrich Matt Dietrich	President and Treasurer (Principal Executive, Financial and Accounting Officer)	November 19, 2012

/s/ Matt Dietrich	Director	November 19, 2012
Matt Dietrich

/s/ Marcus Magnuson	Director	November 19, 2012
Marcus Magnuson

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, each of the registrants has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Saint Louis, State of Missouri, on November 19, 2012.

EXPRESS SCRIPTS SENIOR CARE, INC.
EXPRESS SCRIPTS SENIOR CARE HOLDINGS, INC.

By:	/s/ Jeffrey Hall
	Name:	Jeffrey Hall
	Title:	President and Treasurer

POWERS OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints each of Keith J. Ebling and Martin P. Akins to be his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign this registration statement and any and all amendments to this registration statement, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jeffrey Hall Jeffrey Hall	President and Treasurer (Principal Executive, Financial and Accounting Officer)	November 19, 2012

/s/ Keith J. Ebling	Director	November 19, 2012
Keith J. Ebling

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Saint Louis, State of Missouri, on November 19, 2012.

ESI PARTNERSHIP

By:	Express Scripts, Inc., as Partner

By:	/s/ Keith J. Ebling
	Name:	Keith J. Ebling
	Title:	Vice President

By:	ESI-GP Holdings, Inc., as Partner

By:	/s/ Matt Dietrich
	Name:	Matt Dietrich
	Title:	President and Treasurer

POWERS OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints each of Keith J. Ebling and Martin P. Akins to be his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign this registration statement and any and all amendments to this registration statement, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jeffrey Hall Jeffrey Hall	President and Treasurer (Principal Executive, Financial and Accounting Officer)	November 19, 2012

/s/ Keith J. Ebling Keith J. Ebling	Director of Express Scripts, Inc.	November 19, 2012

/s/ Matt Dietrich Matt Dietrich	Director of ESI-GP Holdings, Inc.	November 19, 2012

/s/ Marcus Magnuson Marcus Magnuson	Director of ESI-GP Holdings, Inc.	November 19, 2012

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Saint Louis, State of Missouri, on November 19, 2012.

SPECTRACARE OF INDIANA

By:	Spectracare, Inc., as Partner

By:	/s/ Keith J. Ebling
	Name:	Keith J. Ebling
	Title:	Vice President

By:	Care Continuum, Inc., as Partner

By:	/s/ Keith J. Ebling
	Name:	Keith J. Ebling
	Title:	Vice President

POWERS OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints each of Keith J. Ebling and Martin P. Akins to be his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign this registration statement and any and all amendments to this registration statement, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jeffrey Hall Jeffrey Hall	President and Treasurer (Principal Executive, Financial and Accounting Officer)	November 19, 2012

/s/ Keith J. Ebling Keith J. Ebling	Director of Spectracare, Inc.	November 19, 2012

/s/ Keith J. Ebling Keith J. Ebling	Director of Care Continuum, Inc.	November 19, 2012

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, each of the registrants has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Saint Louis, State of Missouri, on November 19, 2012.

POLYMEDICA CORPORATION LIBERTY HEALTHCARE GROUP, INC. LIBERTY HEALTHCARE PHARMACY OF NEVADA, LLC LIBERTY LANE DEVELOPMENT COMPANY, INC. LIBERTY MARKETPLACE, INC. LIBERTY MEDICAL SUPPLY, INC.

By:	/s/ Frank Harvey
	Name:	Frank Harvey
	Title:	President and Secretary

POWERS OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints each of Keith J. Ebling and Martin P. Akins to be his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign this registration statement and any and all amendments to this registration statement, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Frank Harvey Frank Harvey	President and Secretary (Principal Executive, Financial and Accounting Officer)	November 19, 2012

/s/ Frank Harvey Frank Harvey	Director or Manager	November 19, 2012

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Saint Louis, State of Missouri, on November 19, 2012.

INFINITY INFUSION CARE, LTD.

By:	Infinity Infusion, LLC, as Partner

By:	/s/ Jeffrey Hall
	Name:	Jeffrey Hall
	Title:	President

By:	Infinity Infusion II, LLC, as Partner

By:	/s/ Jeffrey Hall
	Name:	Jeffrey Hall
	Title:	President

POWERS OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints each of Keith J. Ebling and Martin P. Akins to be his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign this registration statement and any and all amendments to this registration statement, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jeffrey Hall Jeffrey Hall	President (Principal Executive, Financial and Accounting Officer)	November 19, 2012

/s/ Jeffrey Hall Jeffrey Hall	Director	November 19, 2012

EXHIBIT INDEX

Exhibit No.	Title

2.1(1)	Stock and Interest Purchase Agreement, dated as of April 9, 2009, among Express Scripts, Inc. and WellPoint, Inc., incorporated by reference to Exhibit No. 2.1 to Express Scripts, Inc.’s Current Report on Form 8-K filed April 14, 2009, File No. 000-20199.

2.2(1)	Agreement and Plan of Merger, dated as of July 20, 2011, by and among Express Scripts, Inc., Medco Health Solutions, Inc., Express Scripts Holding Company (formerly Aristotle Holding, Inc.), Aristotle Merger Sub, Inc. and Plato Merger Sub, Inc., incorporated by reference to Exhibit 2.1 to Express Scripts, Inc.’s Current Report on Form 8-K filed July 22, 2011, File No. 000-20199.

2.3	Amendment No. 1 to Agreement and Plan of Merger, dated as of November 7, 2011, by and among Express Scripts, Inc., Medco Health Solutions, Inc., Express Scripts Holding Company (formerly Aristotle Holding, Inc.), Aristotle Merger Sub, Inc., and Plato Merger Sub, Inc., incorporated by reference to Exhibit 2.1 to Express Scripts, Inc.’s Current Report on Form 8-K filed November 8, 2011, File No. 000-20199.

3.1	Amended and Restated Certificate of Incorporation of Express Scripts Holding Company, incorporated by reference to Exhibit 3.1 to Express Scripts Holding Company’s Current Report on Form 8-K filed April 2, 2012.

3.2	Amended and Restated Bylaws of Express Scripts Holding Company, incorporated by reference to Exhibit 3.2 to Express Scripts Holding Company’s Current Report on Form 8-K filed April 2, 2012.

4.1	Indenture, dated as of March 18, 2008, between Medco Health Solutions, Inc. and U.S. Bank Trust National Association, as Trustee, relating to Medco Health Solutions, Inc.’s 6.125% senior notes due 2013, 7.125% senior notes due 2018, 2.75% senior notes due 2015 and 4.125% senior notes due 2020, incorporated by reference to Exhibit 4.1 to Medco Health Solutions, Inc.’s Current Report on Form 8-K filed March 18, 2008, File No. 001-31312.

4.2	Form of 6.125% Notes due 2013, incorporated by reference to Exhibit 4.2 to Medco Health Solutions, Inc.’s Current Report on Form 8-K filed March 18, 2008, File No. 001-31312.

4.3	Form of 7.125% Notes due 2018, incorporated by reference to Exhibit 4.3 to Medco Health Solutions, Inc.’s Current Report on Form 8-K filed March 18, 2008, File No. 001-31312.

4.4	Form of 2.750% Notes due 2015, incorporated by reference to Exhibit 4.1 to Medco Health Solutions, Inc.’s Current Report on Form 8-K filed September 10, 2010, File No. 001-31312.

4.5	Form of 4.125% Notes due 2020, incorporated by reference to Exhibit 4.2 to Medco Health Solutions, Inc.’s Current Report on Form 8-K filed September 10, 2010, File No. 001-31312.

4.6	First Supplemental Indenture, dated as of April 2, 2012, among Medco Health Solutions, Inc., Express Scripts Holding Company, the other subsidiaries of Express Scripts Holding Company party thereto and U.S. Bank Trust National Association, as Trustee, incorporated by reference to Exhibit 4.3 to Express Scripts Holding Company’s Current Report on Form 8-K filed April 6, 2012.

4.7	Second Supplemental Indenture, dated as of May 29, 2012, among Medco Health Solutions, Inc., Express Scripts Holding Company, the other subsidiaries of Express Scripts Holding Company party thereto and U.S. Bank Trust National Association, as Trustee, incorporated by reference to Exhibit 4.3 to Express Scripts Holding Company’s Current Report on Form 8-K filed June 4, 2012.

4.8	Indenture, dated as of June 9, 2009, among Express Scripts, Inc., the Subsidiary Guarantors party thereto and Union Bank, N.A., as Trustee, incorporated by reference to Exhibit No. 4.1 to Express Scripts, Inc.’s Current Report on Form 8-K filed June 10, 2009.

4.9	First Supplemental Indenture, dated as of June 9, 2009, among Express Scripts, Inc., the Subsidiary Guarantors party thereto and Union Bank, N.A., as Trustee, related to Express Scripts, Inc.’s 5.25% senior notes due 2012, incorporated by reference to Exhibit No. 4.2 to Express Scripts, Inc.’s Current Report on Form 8-K filed June 10, 2009.

Exhibit No.	Title

4.10	Second Supplemental Indenture, dated as of June 9, 2009, among Express Scripts, Inc., the Subsidiary Guarantors party thereto and Union Bank, N.A., as Trustee, related to Express Scripts, Inc.’s 6.25% senior notes due 2014, incorporated by reference to Exhibit No. 4.3 to Express Scripts, Inc.’s Current Report on Form 8-K filed June 10, 2009.

4.11	Third Supplemental Indenture, dated as of June 9, 2009, among Express Scripts, Inc., the Subsidiary Guarantors party thereto and Union Bank, N.A., as Trustee, related to Express Scripts, Inc.’s 7.25% senior notes due 2019, incorporated by reference to Exhibit No. 4.4 to Express Scripts, Inc.’s Current Report on Form 8-K filed June 10, 2009.

4.12	Fourth Supplemental Indenture, dated as of December 1, 2009, among Express Scripts, Inc., the Subsidiary Guarantors party thereto and Union Bank, N.A., as Trustee, incorporated by reference to Exhibit 4.6 to Express Scripts, Inc.’s Quarterly Report on Form 10-Q for the quarter ending June 30, 2011.

4.13	Fifth Supplemental Indenture, dated as of April 26, 2011, among Express Scripts, Inc., the Subsidiary Guarantors party thereto and Union Bank, N.A., as Trustee, incorporated by reference to Exhibit 4.7 to Express Scripts, Inc.’s Quarterly Report on Form 10-Q for the quarter ending June 30, 2011.

4.14	Sixth Supplemental Indenture, dated as of May 2, 2011, among Express Scripts, Inc., the Subsidiary Guarantors party thereto and Union Bank, N.A., as Trustee, incorporated by reference to Exhibit 4.1 to Express Scripts, Inc.’s Current Report on Form 8-K filed May 2, 2011.

4.15	Seventh Supplemental Indenture, dated as of November 21, 2011, among Express Scripts, Inc., Express Scripts Holding Company (formerly Aristotle Holding, Inc.), the other subsidiaries of Express Scripts Holding Company party thereto and Union Bank, N.A., as Trustee, incorporated by reference to Exhibit 4.6 to Express Scripts, Inc.’s Current Report on Form 8-K filed November 25, 2011.

4.16	Eighth Supplemental Indenture, dated as of April 2, 2012, among Express Scripts, Inc., Express Scripts Holding Company, Medco Health Solutions, Inc., the other subsidiaries of Express Scripts Holding Company party thereto and Union Bank, N.A., as Trustee, incorporated by reference to Exhibit 4.2 to Express Scripts Holding Company’s Current Report on Form 8-K filed April 6, 2012.

4.17	Ninth Supplemental Indenture, dated as of May 29, 2012, among Express Scripts, Inc., Express Scripts Holding Company, Medco Health Solutions, Inc., the other subsidiaries of Express Scripts Holding Company party thereto and Union Bank, N.A., as Trustee, incorporated by reference to Exhibit 4.2 to Express Scripts Holding Company’s Current Report on Form 8-K filed June 4, 2012.

4.18	Indenture, dated as of November 21, 2011, among Express Scripts, Inc., Express Scripts Holding Company (formerly Aristotle Holding, Inc.), the other subsidiaries of Express Scripts Holding Company party thereto and Wells Fargo Bank, National Association, as Trustee, incorporated by reference to Exhibit 4.1 to Express Scripts, Inc.’s Current Report on Form 8-K filed November 25, 2011.

4.19	First Supplemental Indenture, dated as of November 21, 2011, among Express Scripts, Inc., Express Scripts Holding Company (formerly Aristotle Holding, Inc.), the other subsidiaries of Express Scripts Holding Company party thereto and Wells Fargo Bank, National Association, as Trustee, incorporated by reference to Exhibit 4.2 to Express Scripts, Inc.’s Current Report on Form 8-K filed November 25, 2011.

4.20	Second Supplemental Indenture, dated as of November 21, 2011, among Express Scripts, Inc., Express Scripts Holding Company (formerly Aristotle Holding, Inc.), the other subsidiaries of Express Scripts Holding Company party thereto and Wells Fargo Bank, National Association, as Trustee, incorporated by reference to Exhibit 4.3 to Express Scripts, Inc.’s Current Report on Form 8-K filed November 25, 2011.

Exhibit No.	Title

4.21	Third Supplemental Indenture, dated as of November 21, 2011, among Express Scripts, Inc., Express Scripts Holding Company (formerly Aristotle Holding, Inc.), the other subsidiaries of Express Scripts Holding Company party thereto and Wells Fargo Bank, National Association, as Trustee, incorporated by reference to Exhibit 4.4 to Express Scripts, Inc.’s Current Report on Form 8-K filed November 25, 2011.

4.22	Fourth Supplemental Indenture, dated as of November 21, 2011, among Express Scripts, Inc., Express Scripts Holding Company (formerly Aristotle Holding, Inc.), the other subsidiaries of Express Scripts Holding Company party thereto and Wells Fargo Bank, National Association, as Trustee, incorporated by reference to Exhibit 4.5 to Express Scripts, Inc.’s Current Report on Form 8-K filed November 25, 2011.

4.23	Fifth Supplemental Indenture, dated as of February 9, 2012, among Express Scripts, Inc., Express Scripts Holding Company (formerly Aristotle Holding, Inc.), the other subsidiaries of Express Scripts Holding Company party thereto and Wells Fargo Bank, National Association, as Trustee, related to Express Scripts Holding Company’s 2.100% senior notes due 2015, incorporated by reference to Exhibit 4.1 to Express Scripts, Inc.’s Current Report on Form 8-K filed February 10, 2012, File No. 000-20199.

4.24	Sixth Supplemental Indenture, dated as of February 9, 2012, among Express Scripts, Inc., Express Scripts Holding Company (formerly Aristotle Holding, Inc.), the other subsidiaries of Express Scripts Holding Company party thereto and Wells Fargo Bank, National Association, as Trustee, related to Express Scripts Holding Company’s 2.650% senior notes due 2017, incorporated by reference to Exhibit 4.2 to Express Scripts, Inc.’s Current Report on Form 8-K filed February 10, 2012, File No. 000-20199.

4.25	Seventh Supplemental Indenture, dated as of February 9, 2012, among Express Scripts, Inc., Express Scripts Holding Company (formerly Aristotle Holding, Inc.), the other subsidiaries of Express Scripts Holding Company party thereto and Wells Fargo Bank, National Association, as Trustee, related to Express Scripts Holding Company’s 3.900% senior notes due 2022, incorporated by reference to Exhibit 4.3 to Express Scripts, Inc.’s Current Report on Form 8-K filed February 10, 2012, File No. 000-20199.

4.26	Eighth Supplemental Indenture, dated as of April 2, 2012, among Express Scripts, Inc., Express Scripts Holding Company, Medco Health Solutions, Inc., the other subsidiaries of Express Scripts Holding Company party thereto and Wells Fargo Bank, National Association, as Trustee, incorporated by reference to Exhibit 4.1 to Express Scripts Holding Company’s Current Report on Form 8-K filed April 6, 2012.

4.27	Ninth Supplemental Indenture, dated as of May 29, 2012, among Express Scripts, Inc., Express Scripts Holding Company, Medco Health Solutions, Inc., the other subsidiaries of Express Scripts Holding Company party thereto and Wells Fargo Bank, National Association, as Trustee, incorporated by reference to Exhibit 4.1 to Express Scripts Holding Company’s Current Report on Form 8-K filed June 4, 2012.

4.28	Subsidiary Guaranty, dated as of April 2, 2012, by and among the subsidiaries of Express Scripts Holding Company party thereto as guarantors, in favor of Credit Suisse, as supplemented by that certain counterpart dated as of May 29, 2012, incorporated by reference to Exhibit 4.4 to Express Scripts Holding Company’s Current Report on Form 8-K filed June 4, 2012.

5.1(2)	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP.

Exhibit No.	Title

10.1	Purchase Agreement, dated as of November 14, 2011, among Express Scripts, Inc., Express Scripts Holding Company (formerly Aristotle Holding, Inc.), certain other subsidiaries of Express Scripts Holding Company named therein and Credit Suisse Securities (USA) LLC and Citigroup Global Markets Inc., as representatives of the several initial purchasers named therein, incorporated by reference to Exhibit 10.1 to Express Scripts, Inc.’s Current Report on Form 8-K filed November 18, 2011.

10.2	Registration Rights Agreement, dated as of November 21, 2011, among Express Scripts, Inc., Express Scripts Holding Company (formerly Aristotle Holding, Inc.), the other subsidiaries of Express Scripts Holding Company party thereto and Credit Suisse Securities (USA) LLC and Citigroup Global Markets Inc., as representatives of the several initial purchasers of Express Scripts Holding Company’s 2.750% Senior Notes due 2014, incorporated by reference to Exhibit 10.1 to Express Scripts, Inc.’s Current Report on Form 8-K filed November 25, 2011.

10.3	Registration Rights Agreement, dated as of November 21, 2011, among Express Scripts, Inc., Express Scripts Holding Company (formerly Aristotle Holding, Inc.), the other subsidiaries of Express Scripts Holding Company party thereto and Credit Suisse Securities (USA) LLC and Citigroup Global Markets Inc., as representatives of the several initial purchasers of Express Scripts Holding Company’s 3.500% Senior Notes due 2016, incorporated by reference to Exhibit 10.2 to Express Scripts, Inc.’s Current Report on Form 8-K filed November 25, 2011.

10.4	Registration Rights Agreement, dated as of November 21, 2011, among Express Scripts, Inc., Express Scripts Holding Company (formerly Aristotle Holding, Inc.), the other subsidiaries of Express Scripts Holding Company party thereto and Credit Suisse Securities (USA) LLC and Citigroup Global Markets Inc., as representatives of the several initial purchasers of Express Scripts Holding Company’s 4.750% Senior Notes due 2021, incorporated by reference to Exhibit 10.3 to Express Scripts, Inc.’s Current Report on Form 8-K filed November 25, 2011.

10.5	Registration Rights Agreement, dated as of November 21, 2011, among Express Scripts, Inc., Express Scripts Holding Company (formerly Aristotle Holding, Inc.), the other subsidiaries of Express Scripts Holding Company party thereto and Credit Suisse Securities (USA) LLC and Citigroup Global Markets Inc., as representatives of the several initial purchasers of Express Scripts Holding Company’s 6.125% Senior Notes due 2041, incorporated by reference to Exhibit 10.4 to Express Scripts, Inc.’s Current Report on Form 8-K filed November 25, 2011.

Exhibit No.	Title

10.6	Purchase Agreement, dated as of February 6, 2012, among Express Scripts, Inc., Express Scripts Holding Company (formerly Aristotle Holding, Inc.), certain other subsidiaries of Express Scripts Holding Company party thereto and Citigroup Global Markets Inc. and Credit Suisse Securities (USA) LLC, as representatives of the several initial purchasers named therein, incorporated by reference to Exhibit 10.1 to Express Scripts, Inc.’s Current Report on Form 8-K filed February 10, 2012, File No. 000-20199.

10.7	Registration Rights Agreement, dated as of February 9, 2012, among Express Scripts, Inc., Express Scripts Holding Company (formerly Aristotle Holding, Inc.), the other subsidiaries of Express Scripts Holding Company party thereto and Citigroup Global Markets Inc. and Credit Suisse Securities (USA) LLC, as representatives of the several initial purchasers of Express Scripts Holding Company’s 2.100% senior notes due 2015, incorporated by reference to Exhibit 10.2 to Express Scripts, Inc.’s Current Report on Form 8-K filed February 10, 2012, File No. 000-20199.

10.8	Registration Rights Agreement, dated as of February 9, 2012, among Express Scripts, Inc., Express Scripts Holding Company (formerly Aristotle Holding, Inc.), the other subsidiaries of Express Scripts Holding Company party thereto and Citigroup Global Markets Inc. and Credit Suisse Securities (USA) LLC, as representatives of the several initial purchasers of Express Scripts Holding Company’s 2.650% senior notes due 2017, incorporated by reference to Exhibit 10.3 to Express Scripts, Inc.’s Current Report on Form 8-K filed February 10, 2012, File No. 000-20199.

10.9	Registration Rights Agreement, dated as of February 9, 2012, among Express Scripts, Inc., Express Scripts Holding Company (formerly Aristotle Holding, Inc.), the other subsidiaries of Express Scripts Holding Company party thereto and Citigroup Global Markets Inc. and Credit Suisse Securities (USA) LLC, as representatives of the several initial purchasers of Express Scripts Holding Company’s 3.900% senior notes due 2022, incorporated by reference to Exhibit 10.4 to Express Scripts, Inc.’s Current Report on Form 8-K filed February 10, 2012, File No. 000-20199.

10.10	Amended and Restated Express Scripts, Inc. 2000 Long-Term Incentive Plan, incorporated by reference to Exhibit No. 10.1 to Express Scripts, Inc.’s Quarterly Report on Form 10-Q for the quarter ending June 30, 2001, File No. 000-20199.

10.11	Second Amendment to the Express Scripts, Inc. 2000 Long-Term Incentive Plan, incorporated by reference to Exhibit No. 10.27 to Express Scripts, Inc.’s Annual Report on Form 10-K for the year ending December 31, 2001, File No. 000-20199.

10.12	Third Amendment to the Express Scripts, Inc. 2000 Long-Term Incentive Plan, incorporated by reference to Exhibit A to Express Scripts, Inc.’s Proxy Statement filed April 18, 2006, File No. 000-20199.

10.13	Form of Stock Option Agreement used with respect to grants of stock options by Express Scripts, Inc. under the Express Scripts, Inc. 2000 Long-Term Incentive Plan, incorporated by reference to Exhibit No. 10.3 to Express Scripts, Inc.’s Current Report on Form 8-K filed February 26, 2008.

10.14	Form of Restricted Stock Agreement used with respect to grants of restricted stock by Express Scripts, Inc. under the Express Scripts, Inc. 2000 Long-Term Incentive Plan, incorporated by reference to Exhibit No. 10.7 to Express Scripts, Inc.’s Quarterly Report on Form 10-Q for the quarter ending September 30, 2004.

10.15	Form of Performance Share Award Agreement used with respect to grants of performance shares by Express Scripts, Inc. under the Express Scripts, Inc. 2000 Long-Term Incentive Plan, incorporated by reference to Exhibit No. 10.2 to Express Scripts, Inc.’s Current Report on Form 8-K filed February 26, 2008.

10.16	Form of Stock Appreciation Right Award Agreement used with respect to grants of stock appreciation rights under the Express Scripts, Inc. 2000 Long-Term Incentive Plan, incorporated by reference to Exhibit No. 10.2 to Express Scripts, Inc.’s Current Report on Form 8-K filed March 7, 2006.

Exhibit No.	Title

10.17	Form of Restricted Stock Unit Agreement used with respect to grants of restricted stock units by Express Scripts, Inc. under the Express Scripts, Inc. 2000 Long-Term Incentive Plan, incorporated by reference to Exhibit No. 10.4 to Express Scripts, Inc.’s Current Report on Form 8-K filed March 3, 2009.

10.18	Express Scripts, Inc. 2011 Long-Term Incentive Plan (as amended and restated effective April 2, 2012), incorporated by reference to Exhibit 10.1 to Express Scripts Holding Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2012.

10.19	Form of Restricted Stock Unit Grant Notice for Non-Employee Directors used with respect to grants of restricted stock units by Express Scripts Holding Company under the Express Scripts, Inc. 2011 Long-Term Incentive Plan, incorporated by reference to Exhibit 10.5 to Express Scripts Holding Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2012.

10.20	Form of Stock Option Grant Notice for Non-Employee Directors used with respect to grants of stock options by Express Scripts Holding Company under the Express Scripts, Inc. 2011 Long-Term Incentive Plan, incorporated by reference to Exhibit 10.6 to Express Scripts Holding Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2012.

10.21	Form of Restricted Stock Unit Grant Notice used with respect to grants of restricted stock units by Express Scripts Holding Company under the Express Scripts, Inc. 2011 Long-Term Incentive Plan, incorporated by reference to Exhibit 10.12 to Express Scripts Holding Company’s Current Report on Form 8-K filed April 2, 2012.

10.22	Form of Performance Share Award Notice used with respect to grants of performance shares by Express Scripts Holding Company under the Express Scripts, Inc. 2011 Long-Term Incentive Plan, incorporated by reference to Exhibit 10.13 to Express Scripts Holding Company’s Current Report on Form 8-K filed April 2, 2012.

10.23	Form of Stock Option Grant Notice used with respect to grants of stock options by Express Scripts Holding Company under the Express Scripts, Inc. 2011 Long-Term Incentive Plan, incorporated by reference to Exhibit 10.14 to Express Scripts Holding Company’s Current Report on Form 8-K filed April 2, 2012.

10.24	Express Scripts, Inc. Employee Stock Purchase Plan (as amended and restated effective April 2, 2012), incorporated by reference to Exhibit 10.2 to Express Scripts Holding Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2012.

10.25	Express Scripts, Inc. Amended and Restated Executive Deferred Compensation Plan (effective December 31, 2004 and grandfathered for the purposes of Section 409A of the Code), incorporated by reference to Exhibit No. 10.1 to Express Scripts, Inc.’s Current Report on Form 8-K filed May 25, 2007, File No. 000-20199.

10.26	Express Scripts, Inc. Executive Deferred Compensation Plan of 2005 (as amended and restated effective April 2, 2012), incorporated by reference to Exhibit 10.3 to Express Scripts Holding Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2012.

10.27	Accredo Health, Incorporated 2002 Long-Term Incentive Plan, incorporated by reference to Exhibit 10.3 to Medco Health Solutions, Inc.’s Current Report on Form 8-K filed August 24, 2005, File No. 001-31312.

10.28	Medco Health Solutions, Inc. 2002 Stock Incentive Plan (as amended and restated effective April 2, 2012), incorporated by reference to Exhibit 10.4 to Express Scripts Holding Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2012.

10.29	Form of terms and conditions for director stock option and restricted stock unit awards, incorporated by reference to Exhibit 10.2 to Medco Health Solutions, Inc.’s Current Report on Form 8-K filed February 8, 2005, File No. 001-31312.

Exhibit No.	Title

10.30	Medco Health Solutions, Inc. Deferred Compensation Plan for Directors, incorporated by reference to Exhibit 10.24 to Medco Health Solutions, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 29, 2007, File No. 001-31312.

10.31	Indemnification and Insurance Matters Agreement between Merck & Co., Inc. and Medco Health Solutions, Inc., incorporated by reference to Exhibit 10.4 to Medco Health Solutions, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 27, 2003, File No. 001-31312.

10.32	Tax Responsibility Allocation Agreement, dated as of August 12, 2003, between Merck & Co., Inc. and Medco Health Solutions, Inc., incorporated by reference to Exhibit 10.5 to Medco Health Solutions, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 27, 2003, File No. 001-31312.

10.33	Settlement Agreement and Mutual Releases, dated as of October 23, 2006, entered into by and among the United States of America, acting through the United States Department of Justice, on behalf of the Office of the Inspector General of the Department of Health and Human Services, the Office of Personnel Management, and the Department of Defense TRICARE Management Activity; Medco Health Solutions, Inc.; Diane M. Collins; and relators George Bradford Hunt, Walter William Gauger and Joseph Piacentile, incorporated by reference to Exhibit 10.1 to Medco Health Solutions, Inc.’s Current Report on Form 8-K filed October 27, 2006, File No. 001-31312.

10.34	Settlement Agreement and Mutual Releases, dated as of October 23, 2006, entered into by and among the United States of America, acting through the United States Department of Justice, on behalf of the Office of the Inspector General of the Department of Health and Human Services and the Office of Personnel Management; Medco Health Solutions, Inc.; and relator Karl S. Schumann, incorporated by reference to Exhibit 10.2 to Medco Health Solutions, Inc.’s Current Report on Form 8-K filed October 27, 2006, File No. 001-31312.

10.35	Settlement Agreement and Mutual Releases, dated as of October 23, 2006, entered into by and among the United States of America, acting through the United States Department of Justice, on behalf of the Office of the Inspector General of the Department of Health and Human Services and Medco Health Solutions, Inc., incorporated by reference to Exhibit 10.3 to Medco Health Solutions, Inc.’s Current Report on Form 8-K filed October 27, 2006, File No. 001-31312.

10.36	Corporate Integrity Agreement, dated as of October 23, 2006, between the Office of the Inspector General of the Department of Health and Human Services and the Office of the Inspector General of the Office of Personnel Management and Medco Health Solutions, Inc., incorporated by reference to Exhibit 10.4 to Medco Health Solutions, Inc.’s Current Report on Form 8-K filed October 27, 2006, File No. 001-31312.

10.37	Amended and Restated Executive Employment Agreement, dated as of October 31, 2008, and effective as of November 1, 2008, between Express Scripts, Inc. and George Paz, incorporated by reference to Exhibit No. 10.1 to Express Scripts, Inc.’s Current Report on Form 8-K filed October 31, 2008.

10.38	Amendment to the Amended and Restated Executive Employment Agreement, dated as of December 15, 2010, between Express Scripts, Inc. and George Paz, incorporated by reference to Exhibit 10.1 to Express Scripts, Inc.’s Current Report on Form 8-K filed December 21, 2010.

10.39	Form of Amended and Restated Executive Employment Agreement entered into between Express Scripts, Inc. and certain key executives (including all of Express Scripts, Inc.’s named executive officers other than Mr. Paz), incorporated by reference to Exhibit 10.2 to Express Scripts, Inc.’s Current Report on Form 8-K filed October 31, 2008.

10.40	Description of Compensation Payable to Non-Employee Directors, incorporated by reference to Exhibit No. 10.1 to Express Scripts, Inc.’s Current Report on Form 8-K filed May 30, 2008.

10.41	Summary of Named Executive Officer 2010 Salaries, 2009 Bonus Awards, 2010 Maximum Bonus Potential, and 2010 Equity and Performance Awards, incorporated by reference to Exhibit No. 10.1 to Express Scripts, Inc.’s Current Report on Form 8-K filed March 9, 2010.

Exhibit No.	Title

10.42	Form of Indemnification Agreement entered into between Express Scripts, Inc. and each member of its Board of Directors, and between Express Scripts, Inc. and certain key executives (including all of Express Scripts, Inc.’s named executive officers), incorporated by reference to Exhibit 10.1 to Express Scripts, Inc.’s Current Report on Form 8-K filed December 29, 2006.

10.43	Pharmacy Benefits Management Services Agreement, dated as of December 1, 2009, between Express Scripts, Inc. and WellPoint, Inc., on behalf of itself and certain designated affiliates, incorporated by reference to Exhibit No. 10.30 to Express Scripts, Inc.’s Annual Report on Form 10-K for the year ending December 31, 2009.

10.44	Amendment No. 1 to the Pharmacy Benefits Management Services Agreement, dated as of August 20, 2010 (effective as of January 1, 2010), between Express Scripts, Inc., on behalf of itself and its subsidiaries, and WellPoint, Inc., on behalf of itself and certain designated affiliates, incorporated by reference to Exhibit No. 10.2 to Express Scripts, Inc.’s Quarterly Report on Form 10-Q for the quarter ending September 30, 2010.

10.45	Underwriting Agreement, dated as of April 27, 2011, among Credit Suisse Securities (USA) LLC, Citigroup Global Markets Inc. and RBS Securities Inc., as representatives of the several Underwriters listed on Schedule A thereto, Express Scripts, Inc. and the Subsidiary Guarantors named therein, incorporated by reference to Exhibit 1.1 to Express Scripts, Inc.’s Current Report on Form 8-K filed May 2, 2011.

10.46	Form of Confirmation relating to a Fixed Notional Accelerated Share Repurchase Transaction between Express Scripts, Inc. and Morgan Stanley & Co. Incorporated, incorporated by reference to Exhibit 10.1 to Express Scripts, Inc.’s Current Report on Form 8-K filed May 27, 2011.

10.47	Credit Agreement, dated as of August 29, 2011, among Express Scripts, Inc., Express Scripts Holding Company (formerly Aristotle Holding, Inc.), Credit Suisse AG, Cayman Islands Branch, as administrative agent, Citibank, N.A., as syndication agent, and the other lenders and agents named therein, incorporated by reference to Exhibit 10.1 to Express Scripts, Inc.’s Current Report on Form 8-K filed August 30, 2011.

11	Statement regarding computation of earnings per share. (See Note 7 to the unaudited consolidated financial statements contained in Express Scripts Holding Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2012).

12(2)	Statement regarding computation of ratio of earnings to fixed charges.

21(2)	Subsidiaries of Express Scripts Holding Company.

23.1(2)	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm for Express Scripts, Inc.

23.2(2)	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm for Medco Health Solutions, Inc.

23.3(2)	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.1).

24	Powers of Attorney (included on Signature Pages).

25(2)	Statement of Eligibility of Trustee.

99.1(2)	Form of Letter of Transmittal.

Exhibit No.	Title

99.2(2)	Form of Letter to Clients.

99.3(2)	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.

99.4(2)	Audited consolidated financial statements of Medco Health Solutions, Inc. as of December 31, 2011, together with the notes thereto.

99.5(2)	Unaudited consolidated financial statements of Medco Health Solutions, Inc. as of March 31, 2012, together with the notes thereto.

99.6(2)	Revised condensed consolidating statement of operations of Express Scripts Holding Company for the three and six months ended June 30, 2012 and for the three and nine months ended September 30, 2012.

(1)	The Stock and Interest Purchase Agreement listed in Exhibit 2.1 and the Merger Agreement listed in Exhibit 2.2 (collectively, the “Agreements”) are not intended to modify or supplement any factual disclosures about the parties thereto, including the Company, and should not be relied upon as disclosure about such parties without consideration of the periodic and current reports and statements that the parties thereto file with the SEC. The terms of the Agreements govern the contractual rights and relationships, and allocate risks, among the parties in relation to the transactions contemplated by the Agreements. In particular, the representations and warranties made by the parties in the Agreements reflect negotiations between, and are solely for the benefit of, the parties thereto and may be limited or modified by a variety of factors, including: subsequent events, information included in public filings, disclosures made during negotiations, correspondence between the parties and disclosure schedules and disclosure letters, as applicable, to the Agreements. Accordingly, the representations and warranties may not describe the actual state of affairs at the date they were made or at any other time and you should not rely on them as statements of fact. In addition, the representations and warranties made by the parties in the Agreements may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. The schedules to the Agreements have been omitted pursuant to Item 601(b)(2) of Regulation S-K and will be furnished supplementally to the SEC upon request.
(2)	Filed herewith.